As filed with the Securities and Exchange Commission on September 21, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Melt Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	61-1888986
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6 Cadillac Drive, Suite 320

Brentwood, Tennessee 37027

(615) 733-4730

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Larry Dillaha, M.D.

Chief Executive Officer

6 Cadillac Drive, Suite 320

Brentwood, Tennessee 37027

(615) 733-4730

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. James Jenkins, Jr. Kevin H. Douglas Taylor K. Wirth Bass, Berry & Sims PLC 150 3rd Ave. S., Suite 2800 Nashville, Tennessee 37201 (615) 742-6200	Anthony W. Basch Alexander W. Powell, Jr. Benming Zhang Kaufman & Canoles, P.C. 1021 E. Cary St. Richmond, Virginia 23219 (804) 771-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2022
PRELIMINARY PROSPECTUS

           Shares

Common Stock

This is the initial public offering of shares of common stock of Melt Pharmaceuticals, Inc.

Prior to this offering, there was no public market for our common stock. We currently estimate that the initial public offering price per share will be between $         and $           . We have applied to list our shares of common stock for trading on the Nasdaq Capital Market, subject to official notice of issuance, under the symbol “MELT.” Completion of this offering is contingent on the approval of our listing application for trading on the Nasdaq Capital Market.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, and will be subject to reduced public reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses	$	$

(1) We refer you to the section titled “Underwriting” beginning on page 92 for additional information regarding underwriting compensation.

We have granted to the underwriter an option to purchase up to               additional shares of common stock to cover overallotments, if any, exercisable at any time until 45 days after the date of this prospectus.

The underwriter expects to deliver the shares of common stock against payment on          , 2022.

AEGIS CAPITAL CORP.

The date of this prospectus is               , 2022

You should rely only on the information contained in this prospectus and in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor the underwriter has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the underwriter are making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

GENERAL MATTERS

Unless otherwise indicated, all references to “dollars,” “US$,” or “$” in this prospectus are to United States dollars.

This prospectus contains various company names, product names, trade names, trademarks and service marks, all of which are the properties of their respective owners.

Unless otherwise indicated or the context otherwise requires, all information in this prospectus assumes no exercise of the over-allotment option.

Unless otherwise indicated, all references to “GAAP” in this prospectus are to United States generally accepted accounting principles.

Information contained on our websites, including www.meltpharma.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by prospective investors for the purposes of determining whether to purchase the shares offered hereunder.

Through and including            , 2022, all dealers effecting transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter with respect to an unsold allotment or subscription.

For investors outside the United States, neither we nor any of our agents have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating to this offering and the distribution of this prospectus.

USE OF MARKET AND INDUSTRY DATA

We are responsible for the disclosure contained in this prospectus. However, this prospectus includes market and industry data that has been obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to those industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in those industries. While we are not aware of any misstatements regarding the third-party information and believe such information to be reliable, neither we nor our management have independently verified any of the data from third-party sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. In addition, the agents have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report survey or article is not incorporated by reference in this prospectus.

TRADEMARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our lack of operating history;

●	the timing, progress and results of our clinical trials of our lead product candidate, MELT-300, our other product candidates and any future product candidates, including statements regarding the timing of our planned investigational new drug submissions, initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

●	the expectation that we will incur operating losses for the foreseeable future;

●	our estimates regarding expenses, future revenue, current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs and our needs for additional financing;

●	our dependence on our product candidates, which are still in early stages of clinical development;

●	our ability to attract and retain key executives and medical and scientific personnel;

●	our ability to complete required clinical trials for our product candidates, the timing of any submission of filings for regulatory approval of, and our ability to obtain and maintain regulatory approvals from the FDA or other regulatory agencies in different jurisdictions for MELT-300, our other product candidates and any future product candidates;

●	our ability to identify patients that can be treated by our product candidates and to enroll these patients in our clinical trials;

●	our expectations regarding the size of the patient populations, market acceptance and opportunity for and clinical utility of MELT-300, our other product candidates and any future product candidates, if approved for commercial use;

●	our lack of a sales and marketing organization and our ability to commercialize MELT-300 and our other product candidates if we obtain regulatory approval;

●	business disruptions affecting the initiation, patient enrollment, development and operation of our clinical trials, including a public health emergency, such as the COVID-19 pandemic, or geopolitical events, including the ongoing military conflict between Russia and Ukraine, and related sanctions against Russia;

●	macroeconomic events, including uncertain market conditions, rising inflation, supply chain disruptions, and labor shortages;

●	our expectations regarding the potential market size and the rate and degree of market acceptance for MELT-300, our other product candidates or any future product candidates that we may develop;

●	our expectations regarding the pricing of and third-party reimbursement for our product candidates;

●	the effects of competition with respect to MELT-300, our other product candidates or any future product candidates, as well as innovations by current and future competitors in our industry;

●	our dependence on third-parties to manufacture our product candidates;

●	our ability to maintain or protect the validity of our licensed patents and other intellectual property;

●	our ability to internally develop new inventions and intellectual property;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors;

●	our ability to obtain additional funding for our operations and our expected use of proceeds from this offering;

●	our financial performance and our ability to effectively manage our anticipated growth; and

●	our ability to adequately support organizational and business growth.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY OUR MANAGEMENT. IN REVIEWING THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Forward-Looking Statements.” Unless the context otherwise requires, the terms “Melt,” “the Company,” “we,” “us” and “our” in this prospectus refer to Melt Pharmaceuticals, Inc.

Overview

Melt is a clinical stage pharmaceutical company focused on the development and commercialization of proprietary non-opioid, non-IV, sedation and anesthesia therapeutics for human medical procedures in hospital, outpatient and in-office settings. We intend to seek regulatory approval through the FDA’s 505(b)(2) regulatory pathway for these proprietary, patented small-molecule product candidates, where possible. The core intellectual property we own is a patented series of combination non-opioid sedation drug formulations that we believe have multiple clinical applications for potential indications of use.

Melt was formed as a wholly-owned subsidiary of Harrow Health, Inc. f/k/a Imprimis Pharmaceuticals, Inc. (“Harrow”) in 2018. Following the completion of an offering of our Series A Preferred Stock in 2019, Harrow lost its controlling interest in Melt, and we are no longer considered a subsidiary of Harrow. See “Principal Stockholders” for more information regarding the number and percentage of shares of common stock owned by our principal stockholders, including Harrow, before and after this offering.

Our Products

We have compiled a unique pipeline of product candidates in various stages of development. Our lead product candidate, MELT-300, was acquired from Harrow, and our other two product candidates, MELT-210 and MELT-400, were developed internally. We may look to grow our pipeline of product candidates through value-creating business development activities and through further internal research and development. All of our product candidates use the proprietary Zydis® drug delivery technology of Catalent, Inc. (“Catalent”), our manufacturing partner. To date, the Zydis® technology has been used in over 35 new drug application (“NDA”) approved products spanning almost three decades. Because of the uniqueness of Catalent’s technology, no generic equivalent product has been approved by the U.S. Food and Drug Administration (“FDA”) for any of the previously NDA approved products using Zydis®. Our product candidate pipeline consists of:

●	MELT-300, our lead product candidate, which is a fixed dose combination of midazolam and ketamine in a fast-dissolving tablet that is administered sublingually for procedural sedation and analgesia during cataract surgery;

●	MELT-210, which is a fixed dose of midazolam in a fast-dissolving tablet that is administered sublingually for procedural sedation for short duration procedures; and

●	MELT-400, which is a fixed dose of ketamine in a fast-dissolving tablet that is administered sublingually for short-term or acute pain.

Our Lead Product Candidate: MELT-300

MELT-300 combines fixed doses of midazolam (3mg) and ketamine (50mg) in one dissolvable tablet that is administered sublingually for procedural sedation and analgesia during cataract surgery. This product candidate utilizes Catalent’s proprietary fast dissolving Zydis® delivery technology to rapidly dissolve the tablet for absorption across the very thin sublingual mucosa. MELT-300 is based on Harrow’s existing MKO Melt, a compounded product made by Harrow containing a fixed dose of midazolam, ketamine and ondansetron in troche form without the Zydis® delivery technology that dissolves in the buccal cavity over a longer period of time than MELT-300 (“MKO Melt”).

MKO Melt is a compounded formulation that is not FDA approved, but, rather, is made commercially available pursuant to the FDA Guidance for Human Drug Compounding Outsourcing Facilities under Section 503A and 503B of the Food, Drug, and Cosmetic Act. As a compounded formulation exempt from FDA approval, MKO Melt is marketed and sold under the FDA Structured Product Listing, Marketing Category for Outsourcing Facility Compounded Human Drug Product (Exempt from Approval Requirements).

We are developing MELT-300 as a product candidate for FDA approval. This requires formal clinical testing, and if successful with our clinical development program, we would seek FDA approval through the FDA’s 505(b)(2) regulatory pathway. If approved, we believe that MELT-300 could eventually be utilized in a larger number of cataract surgeries as compared to MKO Melt, as well as a larger number of other human medical procedures once additional clinical trials are conducted and the FDA has approved indications for those procedures.

MKO Melt has an established history of use in cataract surgery, having been dispensed over 200,000 times as a compounded drug since 2016. Based upon this established history of MKO Melt use, we believe there is a physician preference for an FDA-approved version of a product similar to MKO Melt. Although sedation and pain treatments have some intrinsic variability, ophthalmologists and anesthesiologists administering MKO Melt report that patients enter a dissociative state, appearing awake, but detached from the surroundings with their eyes remaining open, still and focused, which is desirable during a cataract surgery procedure. We have leveraged the real-world evidence generated by Harrow and more than 400 U.S. cataract surgeons to inform and guide the design and execution of MELT-300’s clinical and commercial development programs. The substantial commercial experience of MKO Melt leads us to believe MELT-300 could offer patients and clinicians several advantages over currently available alternatives, including:

●	Sedation and analgesia without the need for insertion of IV needle;

●	A non-opioid combination of two drugs with long history of use;

●	Patient convenience – oral tablet that dissolves under the tongue instead of IV infusion; and

●	Broad applicability across several procedures and patient populations once the FDA has approved indications for those additional procedures.

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MELT-300 Clinical Program Plan

The clinical development program for our product candidates is ultimately dependent upon a myriad of factors, including formulation development, stability profile of our product candidates, clinical trial designs and outcomes and FDA review and comments (among others). The timelines described herein are subject to (and likely will) change due to these and other factors. Such factors (and others) should be considered when reviewing our clinical programs and plans. The description and timeline described below should be reviewed for illustrative purposes only.

At the beginning of the development program, our initial product candidate contained midazolam 3mg and ketamine 25mg in one sublingual tablet. This formulation was referred to as MELT-100. After completing the comparative bioavailability (“BA”) studies on MELT-100, a decision was made to increase the ketamine component to 50mg resulting in each sublingual tablet containing midazolam 3 mg and ketamine 50mg. This formulation is called MELT-300 and is the formulation we are bringing forward in our development plans. The pharmacokinetic (“PK”) studies run thus far were done using both one and two sublingual tablets of MELT-100.

We intend to prioritize the MELT-300 program because of its advanced stage of development, including our growing body of supportive clinical data for procedural sedation and analgesia during cataract surgery.

In May 2020, we conducted a Type C meeting with the FDA to discuss our clinical and regulatory strategy and get the agency’s insight on the pathway to filing an NDA and ultimately seeking approval. Following this meeting, we opened an investigational new drug (“IND”) in August 2020, and proceeded to complete a Phase 1 BA study during the first half of 2021. Once completed, we again met with the FDA to discuss the outcomes of the Phase 1 study and further discussed our clinical program and plans for MELT-300.

An overview of our clinical program, as discussed with the FDA, is summarized below:

●	Phase 1 BA Study. In January 2021, we completed a comparative BA study to establish the PK curves and relative BA of our fixed dose combination of midazolam 3 mg and ketamine 25 mg sublingual tablet (MELT-100) product candidate as compared to the listed drugs (“LDs”) – which for MELT-300 are IV midazolam and IV ketamine, (the “2021 PK Study”). This study was conducted in 25 healthy volunteers at a single site and was a crossover design study consisting of the following four groups:

1.	Single tablet (combination of 3mg midazolam/25mg ketamine)

2.	Two tablets (combination of 6mg midazolam/50mg ketamine total), doses given 15 minutes apart

3.	Midazolam IV (total of 3.5mg)

4.	Ketamine IV (total of 18mg)

The 2021 PK Study allowed us to establish PK curves and relative BA of MELT-100 and showed that the overall exposure level of our product candidate was less than that of the individual IV comparators (the LDs), which we believe will allow us to establish a scientific safety bridge to the LDs. As part of the 505(b)(2) regulatory process, this would allow us to bridge all of the established safety data from the midazolam and ketamine labels, and incorporate that into our NDA filing. Our product candidate was well tolerated by patients in this study, with one serious adverse event of syncope thought to be related to the study drug. As discussed further below, we expect to conduct a pivotal PK study of MELT-300 pending results and completion of our MELT-300 Phase 2 study.

●	MELT-300 Phase 2 Study Pivotal and Factorial Designed. We began enrolling our single, pivotal Phase 2 study during the fourth quarter of 2021. While the Phase 1 study was primarily a safety study, the factorial designed Phase 2 study will seek to establish efficacy of our MELT-300 product in patients undergoing cataract surgery, while also evaluating safety and tolerability. The Phase 2 study will be a multi-arm study and enroll approximately 350 patients. The Phase 2 study will compare MELT-300 against (i) placebo alone; (ii) sublingually delivered midazolam alone (MELT-210) and (iii) sublingual ketamine alone (MELT-400), with the primary efficacy endpoints of appropriate sedation during the cataract surgery and management of intra-operative pain during the surgery. Patients in this study will be enrolled in a 1:1:1:1 ratio. The primary endpoints of the study will include assessing sedation using the Ramsey Sedation Scale (“RSS”) and the Numeric Pain Rating Scale (“NPRS”) on a scale of 0 to 10. All assessments will be done at predetermined timepoints and/or milestones during the cataract surgery. We expect the top-line results from this Phase 2 study will be available in the fourth quarter of 2022. However, as of the date of this prospectus, we have no indication of the results of our clinical studies and can provide no assurances that such results of the primary endpoints will be conclusive or successful.

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●	MELT-300 Placebo Controlled Phase 3 Program. Following a Phase 2 study, if successful, we plan to meet with the FDA to get guidance and initiate our Phase 3 program. This would likely be two Phase 3 studies run in parallel, evaluating the efficacy and safety of MELT-300 versus placebo in patients undergoing cataract surgery. Primary endpoints, as discussed with the FDA, would likely include appropriate sedation level during the surgery, management of intra-operative pain and any need for rescue medication during the procedure. All patients in the study would be given topical anesthetic prior to the start of surgery.

●	MELT-300 Pivotal PK Study. While we completed our comparative BA studies on an earlier iteration of our product candidate in 2021, we have since altered the final dosage strength to create MELT-300 by increasing the ketamine to 50mg in each tablet. As a result, we expect to run a final, pivotal PK study on MELT-300 in our final dosage form pending the outcome of the MELT-300 Phase 2 study. Based on the results of the 2021 PK Study, we do not expect any unforeseen outcomes from this study.

See “Risk Factors— Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization.”

Market and Payment Strategy for MELT-300

Based solely on the more than 4.2 million cataract surgeries performed in the U.S. in 2019 (according to a Market Scope report), we believe the potential U.S. total addressable market for MELT-300 will be more than $2.5 billion per year. This estimate assumes that MELT-300 will be granted transitional pass-through reimbursement status, or be eligible for separate payment from the Centers for Medicare and Medicaid Services (“CMS”) under Medicare Part B, as well as eligible for a J-Code under the Healthcare Common Procedure Coding System (“HCPCS”) for separate payment. Pass-through status is designed to promote innovation and allows for separate payment (i.e., outside the packaged procedural payment) under Medicare Part B for certain new drugs and other medical technologies when used in hospital outpatient or ambulatory surgery centers and that meet well-established criteria specified by federal law and regulations governing Medicare spending. Pass-through reimbursement status generally lasts for three years, and subsequently payment for the product is then included as part of the packaged payment for the associated procedure for Medicare patients. Beyond this first three-year period, we believe MELT-300 has an opportunity to qualify for “exception” status, meaning the pass-through reimbursement status would not expire after the temporary period (e.g., three years).

Product Candidate Pipeline

In addition to MELT-300, we have two other product candidates, which are a part of the ongoing MELT-300 Phase 2 clinical study, that we are currently developing based off our existing drug formulation intellectual property and technologies.

MELT-210: Sublingual Midazolam

MELT-210 is our product candidate that provides 3mg of the benzodiazepine midazolam in one sublingual tablet. Similar to MELT-300, this product candidate uses Catalent’s proprietary fast dissolving Zydis® delivery technology to rapidly dissolve the tablet for absorption across the very thin sublingual mucosa.

We believe that there is a need for a midazolam only product because many medical procedures do not have a significant amount of pain associated with them yet will require a certain level of sedation and are of a length that the duration of action of MELT-210 would be sufficient to provide anxiolysis and sedation for the entire procedure. We believe MELT-210, if approved, would obviate the need to place an intravenous access port and give midazolam (or similar drugs) via IV prior to a procedure. Many patients suffer from “needle phobia” and if given the option we believe physicians would prefer to select MELT-210 in lieu of an IV administered alternative for these patients.

The full development pathway for MELT-210 is still being finalized. We filed and opened an IND in late 2021. We designed and started a comparative BA clinical trial in healthy adult volunteers in February 2022. In this study, we administered one MELT-210 tablet, two MELT-210 tablets and an IV midazolam dose. The intention is to establish a scientific bridge between the MELT-210 and the midazolam IV reference product. In May 2022, we received the top-line results from this study, and the top-line data demonstrated that concentration comparisons between MELT-210 and the reference drug met the goals of the study. This will allow us to ultimately rely on a 505(b)(2) NDA filing on the safety and pre-clinical toxicology already established for approved midazolam IV.

We will meet with the FDA to discuss the results and propose a Phase 3 development program for a broad procedural sedation indication label for procedures lasting no more than a time frame that fits into the duration of action supported by the BA results. Results from the 2021 BA study suggest that procedures lasting less than 30-45 minutes could be the target timeframe for MELT-210. We will need the results of the BA study on MELT-210 before finalizing the procedures we will target for a broad procedural sedation label. We anticipate procedures that will ultimately be studied include commonplace procedures in dermatology, plastic surgery, ophthalmology and dentistry.

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MELT-400: Sublingual Ketamine

MELT-400 is our product candidate that provides 50mg of the NMDA-receptor antagonist ketamine in one sublingual tablet. This product candidate utilizes Catalent’s proprietary fast dissolving Zydis® delivery technology to rapidly dissolve the tablet for absorption across the very thin sublingual mucosa.

IV delivered ketamine has been used in the anesthesia setting for over 50 years. Recently, the S-enantiomer of ketamine (also called esketamine) was approved for treatment of Major Depressive Disorder under the brand name Spravato. A significant amount of research supports the use of ketamine to treat acute mild to moderate pain; however, ketamine has only been available in an IV formulation, which naturally limits its use in out-patient settings. We believe that if we can show safety and efficacy of MELT-400 in various pain models throughout the development process, there would be significant use of the final MELT-400 product.

Currently there is no ketamine product marketed in the U.S. for the treatment of pain. We are aware of only one ketamine sublingual formulation under development. IX Biopharma is developing a sublingual ketamine product for pain under the brand name Wafermine using WaferIX technology, and we believe IX Biopharma has completed several Phase 2 clinical trials of this product.

We have recently filed an IND for the study of MELT-400 in acute mild to moderate pain. Our complete clinical development plan is still being finalized, but we will conduct a comparative BA study in healthy adult volunteers as our first clinical trial and leverage available data from the studies of our other product candidates. We expect this development program to include dose-ranging as part of the Phase 2 studies and then at least 2 Phase 3 pivotal studies for approval. We intend to meet with the FDA in the future to propose, receive guidance and better understand the FDA’s requirements for the development program for MELT-400.

Market Landscape

Currently, the most widely used products in procedural sedation are midazolam, propofol, and diazepam. We believe that each of these drugs has the majority of the market share in terms of volume of procedures performed in the outpatient surgery market in the U.S. More specifically, based on market research, IV midazolam alone, and in many instances in combination with other medications, such as fentanyl or propofol, are the most commonly used medications for sedation and analgesia during cataract surgeries and colonoscopies. The propofol label mandates the presence of an anesthesia professional throughout the procedure due to propofol’s potential for respiratory and cardio depressive effects. For midazolam, these side effects are less pronounced and have a different relevance because an undesirably deep sedation can be reversed with flumazenil. The ketamine component of our product could potentially obviate the need to use an opioid during certain procedures. According to 2021 published data, a group from Duke University performed a two-year single-center retrospective study of over two thousand patients (making up over three thousand cases) undergoing routine cataract surgery and found that approximately 97% of the cases received at least one dose of the opioid fentanyl. We believe, in light of the current opioid crisis in America, the ketamine component of our product candidates would be very attractive to doctors and anesthesia providers.

Our Competitive Strengths

Based on the experience of the MKO Melt, we believe our product candidates are unique with regard to expected performance in humans because our product candidates are sublingually delivered versions of the active components in our formulations. This has been demonstrated commercially as a compounded drug in more than 200,000 patients since 2016. Further, we believe that, if approved by the FDA, Harrow may be able to efficiently introduce us to potential customers, particularly in the ophthalmology sector by leveraging Harrow’s existing commercial relationships, thereby facilitating rapid adoption of our lead product candidate, MELT-300. In addition, we believe our competitive strengths include our:

●	existing portfolio, which includes three proprietary product candidates and development programs;

●	knowledge of the industry, including our ability to identify products for enhancement and experience with the 505(b)(2) regulatory pathway;

●	portfolio of attractive assets that we expect will enable us to compete effectively in the market of conscious and procedural sedation related therapeutics;

●	capital and time efficient, differentiated business model as compared to generic and branded specialty pharmaceutical drug companies, utilizing the 505(b)(2) pathway; and

●	existing intellectual property, including know-how, ownership of one U.S. patent issued, three U.S. patent-pending applications and five foreign applications that, if issued, could further protect, as applicable, the market value of our current portfolio of product candidates.

In addition to potential medical and economic advantages, we believe our product candidates have several commercial advantages, such as reduced development time compared to the development time of new chemical entities (“NCEs”) and decreased risk factors in the development process. These commercial advantages derive from the fact that our current MELT-300 product candidate for ophthalmic use is based on known materials already approved for use by the FDA, potentially opening the shortened 505(b)(2) pathway. This drug approval pathway is expected to be pursued for other product candidates we expect to develop. The use of previously approved ingredients recognized by physicians and medical organizations may shorten the time and decrease the costs usually required for the acceptance of the new product in the commercial prescription drug marketplace.

History and Team

In December 2018, Harrow assigned its patented and patent-pending formulations that comprise some of our product candidates, including MELT-300, as assets to us. Following the completion of an offering of our Series A Preferred Stock in 2019, Harrow lost its a controlling interest in our Company, and we are no longer considered a subsidiary of Harrow. See “Certain Relationships and Related Party Transactions – Private Placements of Our Securities – Series A Preferred Stock Financing” for more information regarding our Series A Preferred Stock offering.

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We have assembled a seasoned management team and board of directors with extensive experience in many different aspects of drug development and commercialization. Our team is led by our Chief Executive Officer, Larry Dillaha, M.D., who has nearly 20 years of drug development experience ranging from pre-clinical to NDA filing and approval, including significant experience with 505(b)(2) drug approvals; and D. Bradford Osborne, our Chief Financial Officer, who has approximately 20 years of finance and accounting experience and formerly served in senior finance and accounting roles, including as Vice President, Finance and Accounting, for Precigen, Inc., a Nasdaq-listed discovery and clinical-stage biopharmaceutical company, for nearly ten years before joining our team. In addition, our board of directors also has deep expertise in the fields of pharmaceuticals, ophthalmology, life science, healthcare, accounting, finance, risk management, and regulatory processes.

Following this offering, our directors, executive officers and principal stockholders, and their respective affiliates, will beneficially own approximately             % of our outstanding shares of common stock. In particular, Harrow, our largest stockholder of record, will beneficially own approximately                % of our issued and outstanding shares of common stock immediately after this offering. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, may have the ability to control the management and affairs of our Company. See “Principal Stockholders” for more information regarding the number and percentage of shares of common stock owned by our directors, executive officers and principal stockholders before and after this offering.

Our Corporate Information

We were incorporated as a wholly-owned subsidiary of Harrow in the State of Nevada in April 2018 and reincorporated as a Delaware corporation in 2019. Our principal executive offices are located at 6 Cadillac Drive, Suite 320, Brentwood, Tennessee 37027, and our telephone number is (615) 733-4730. Our corporate website address is www.meltpharma.com. The reference to our website is an inactive textual reference only. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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The Offering

Securities offered	shares of common stock.

Common stock to be outstanding immediately after this offering	shares of common stock (or shares of common stock if the underwriter exercises its option to purchase additional shares).

Option to purchase additional shares	We have granted the underwriter a 45-day option to purchase up to additional shares of common stock.

Use of proceeds

We estimate that the net proceeds to us from the sale of the shares of common stock offered by us will be approximately $             million, or approximately $                million if the underwriter’s option to purchase additional shares is exercised in full, based on an assumed initial public offering price of $                 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of the offering for:

●	the continued development of MELT-300, our lead product candidate, through the completion of our ongoing Phase 2 clinical study and commencement of our planned Phase 3 clinical study and pivotal PK study, including the manufacturing of clinical supply;
●	the ongoing development of MELT-210, including the manufacturing of clinical supply, and MELT-400; and
●	the remainder for increased research and development and general and administrative personnel costs as we expand our organization, cross-program research and development activities, and other general corporate purposes and working capital.

See “Use of Proceeds” on page 35 for a more complete description of the intended use of proceeds from this offering.

Dividend policy

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors, out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Voting rights	Each share of common stock will entitle its holder to one vote on all matters to be voted on by stockholders. See “Description of Capital Stock.”

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 10 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq ticker symbol

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “MELT”. This offering will not be consummated until we have received Nasdaq Capital Market approval of our application.

Lock-ups	We and our directors, officers, employees and holders of at least 10% of our outstanding securities have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock for a period of 180 days from this offering. See “Underwriting” on page 92.

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The number of shares of our common stock to be outstanding after this offering is based on 5,395,311 shares of common stock outstanding as of June 30, 2022. Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

●	assumes the shares of common stock are offered at the initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus;

●	assumes the conversion of all outstanding shares of Series A Preferred Stock as of June 30, 2022 into 2,287,000 shares our common stock upon the closing of this offering and the conversion of unpaid dividends on our Series A Preferred Stock of approximately $ into shares of common stock upon the closing of this offering, based on the initial public offering price. See “Description of Capital Stock—Preferred Stock” for additional information regarding the terms of the stock dividend on the Series A Preferred Stock, which our board of directors anticipates it will declare prior to the consummation of this offering;

●	assumes the settlement of $10,000,000 principal amount of indebtedness under a loan and security agreement with Harrow (the “Harrow Loan Agreement”), in exchange for shares of common stock, which we intend to consummate upon the closing of this offering, at an assumed initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, net of any underwriting discount;

●	excludes shares of common stock issuable pursuant to equity awards granted, effective as of the closing of this offering, to our non-employee directors and director nominees;

●	excludes the issuance of shares of common stock that would be issuable upon the exercise of certain outstanding warrants, which warrants are subject to adjustment based on the transactions contemplated by this offering. See “Description of Capital Stock—Warrants” for additional information regarding the terms of the warrants;

●	excludes (i) 677,094 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.96 per share as of June 30, 2022, (ii) 70,640 shares issuable upon the vesting and delivery of restricted stock units as of June 30, 2022 and (iii) 309,033 shares of common stock underlying vested restricted stock units as of June 30, 2022, which underlying shares will be issued and delivered upon the resignation of the director holding the restricted stock units;

●	excludes 820,422 shares of common stock reserved for issuance under our 2018 Equity Incentive Plan (the “2018 Plan”) as of June 30, 2022. Upon completion of this offering, we will grant no further awards under the 2018 Plan;

●	excludes shares of common stock that will be made available for future issuance under our 2022 Equity Incentive Plan (the “2022 Plan”) upon completion of this offering, based on the initial public offering price, plus any future increases in the number of shares of common stock reserved for issuance under the 2022 Plan pursuant to provisions thereof that automatically increase the share reserve under the plan each year. Upon the closing of this offering, the number of shares of common stock reserved for issuance pursuant to future awards under the 2022 Plan will equal % of the aggregate of the number of shares of common stock issued and outstanding upon the closing of this offering; and

●	assumes no exercise by the underwriter of its overallotment option to purchase additional shares of common stock or warrants to purchase shares of common stock.

Emerging Growth Company under the JOBS Act

We qualify as an “emerging growth company” (an “EGC”) under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

●	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

●	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

●	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until December 31, 2027 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

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Risk Factors Summary

The following summarizes the principal factors that make an investment in our Company speculative or risky, all of which are more fully described in the section below titled “Risk Factors” beginning on page 10 of this prospectus. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section titled “Risk Factors” before deciding whether to invest in our common stock. These risks include, but are not limited to:

●	We have a limited operating history and have incurred significant losses since our inception. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

●	We have never generated any revenue and our ability to generate revenue depends on our ability to successfully complete the development of, obtain regulatory approval for and commercialize our product candidates.

●	We will likely require additional capital to commercialize our product candidates. If we are unable to obtain additional financing, we would be forced to delay, reduce or eliminate our product development programs.

●	We depend entirely on the successful development, including our current clinical trials, regulatory approval and commercialization of our product candidates, which are in the early stages of clinical development.

●	Failure to obtain regulatory approval for our product candidates will prevent us from commercializing our products, and our ability to generate revenue will be limited. Even if we receive regulatory approval for any of our product candidates, we may not be able to successfully commercialize the product, and we may be required to acquire additional product candidates.

●	Even if we obtain marketing approval for any of our product candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates could be subject to labeling and other restrictions and withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates.

●	We face intense competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively against our current or future competitors.

●	Our future growth may depend, in part, on our ability to penetrate international markets, for which we intend to rely on collaborations with third parties and where we would be subject to additional regulatory burdens and additional risks and uncertainties. International sales of our product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our results of operations.

●	We currently and in the future will continue to depend on third parties to conduct clinical trials for our product candidates. If and when any of our product candidates are approved for commercialization, we will depend on third parties to manufacture of our product candidates and, if we are unable to establish a sales and marketing infrastructure, to commercialize our products. The failure of these parties to fulfill their contractual obligations may adversely impact on our ability to obtain regulatory approval for or commercialize our product candidates.

●	Any termination or suspension of, or delays in the commencement or completion of, any necessary studies of any of our product candidates for any indications could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

●	Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

●	Our ability to successfully market our product candidates will depend in part on the level of reimbursement that government health administration authorities, private health coverage insurers and other organizations provide for the cost of our products and related treatments. We may not be able to sell our product candidates profitably if adequate prices are not approved or coverage and reimbursement is unavailable or limited in scope, which may constrain our future revenue.

●	We are, and in the future will continue to be, dependent on the assignment from third parties for certain of our pharmaceutical compounds and potential product candidates. Therefore, our ability to develop and commercialize our products may be impacted by the invalidity or termination of such assignments and the enforceability of these third parties’ intellectual property rights.

●	Failure to obtain and maintain patent protection or other necessary intellectual property rights for our product candidates or our technologies, or infringement by our product candidates of the intellectual property rights of others, could increase our costs, delay or prevent our development and commercialization efforts and ultimately adversely affect our ability to generate revenues and attain profitability.

●	We are highly dependent on the principal members of our executive team, the loss of whose services may adversely impact the achievement of our objectives.

●	The outbreak of COVID-19, or similar public health crises, could have a material adverse impact on our business, financial condition and results of operations, including the execution of our planned clinical trials.

●	We have had a number of related party transactions with our current and former affiliates, including Harrow, and in the future, may continue to enter into transactions with our current and former affiliates. These related party transactions may present difficult conflicts of interest, result in disadvantages to our Company and impair investor confidence.

●	Our internal computer systems, or those of our collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a significant disruption of our product development programs and our ability to operate our business effectively.

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SUMMARY FINANCIAL DATA

You should read the following summary financial data together with our financial statements and the related notes appearing elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the statement of operations data for the years ended December 31, 2021 and 2020 from our audited financial statements appearing elsewhere in this prospectus. We have derived the statements of operations data for the six months ended June 30, 2022 and 2021 and the balance sheet data as of June 30, 2022 from our unaudited interim condensed financial statements appearing elsewhere in this prospectus. We have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those unaudited interim condensed financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future.

	Six months ended June 30,		Year ended December 31,
	2022	2021	2021	2020
	(unaudited)
Statement of Operations Data:
Operating expenses:
General and administrative	$1,182,209	$1,462,768	$2,541,579	$1,990,099
Research and development	4,349,995	1,469,225	3,525,549	2,541,180
Total operating expenses	5,532,204	2,931,993	6,067,128	4,531,279
Loss from operations	(5,532,204)	(2,931,993)	(6,067,128)	(4,531,279)
Total other income (expense), net	(986,131)	1,091	(581,793)	7,681
Loss before income taxes	(6,518,335)	(2,930,902)	(6,648,921)	(4,523,598)
Provision for income taxes	-	(6,000)	(5,674)	(17,594)
Net loss	$(6,518,335)	$(2,936,902)	$(6,654,595)	$(4,541,192)
Net loss per shares, basic and diluted	$(1.14)	$(0.52)	$(1.17)	$(0.84)
Weighted average shares outstanding, basic and diluted	5,704,344	5,624,508	5,664,755	5,407,778
Pro forma net loss per share, basic and diluted (unaudited)(1)
Pro forma weighted average shares outstanding, basic and diluted (unaudited)(1)

(1)	Pro forma net loss per share, basic and diluted, and pro forma weighted average shares outstanding, basic and diluted, have been calculated after giving effect to (i) the conversion of 2,287,000 shares of our Series A Preferred Stock outstanding as of June 30, 2022 and December 31, 2021 into 2,287,000 shares of our common stock upon completion of this offering; and (ii) the conversion of unpaid dividends on our Series A Preferred Stock of approximately $ into shares of common stock upon the closing of this offering, based on the initial public offering price, which is the midpoint of the price range listed on the cover page of this prospectus.

The following table presents our summary balance sheet data as of June 30, 2022:

●	on an actual basis;
●	on a pro forma basis after giving effect to (i) the conversion of 2,287,000 shares of our Series A Preferred Stock outstanding as of June 30, 2022 into 2,287,000 shares of our common stock upon completion of this offering; (ii) the conversion of unpaid dividends on our Series A Preferred Stock of approximately $ into shares of common stock upon the closing of this offering, based on the initial public offering price, which is the midpoint of the price range listed on the cover page of this prospectus; and (iii) the settlement of $10,000,000 principal amount of indebtedness under the Harrow Loan Agreement in exchange for shares of common stock, which we intend to consummate upon the closing of this offering, at an assumed initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, net of any underwriting discount;
●	on a pro forma as adjusted basis after giving effect to the pro forma adjustments and giving further effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2022
	Actual	Pro forma	Pro forma as adjusted
Balance Sheet Data:
Cash and cash equivalents	$6,179,990	$	$
Total other current assets	17,295
Total assets	6,970,267
Note payable, net of discount	14,974,956
Total other liabilities	2,687,004
Redeemable convertible preferred stock	10,338,952
Total stockholders’ deficit	(21,030,645)

The pro forma as adjusted information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total assets and total stockholders’ equity (deficit) by $               million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of 1 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total assets and total stockholders’ equity (deficit) by $                  million, assuming no change in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before making a decision to invest in our common stock. The risks set forth below are not the only ones facing our Company. Additional risks and uncertainties may exist that are not currently known to us or that we currently do not believe are material, which could also adversely affect our business, financial condition, results of operations and prospects. If any of the following risks actually materialize, our business, financial condition, results of operations and prospects could suffer. In such event, the market price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

We are a clinical stage pharmaceutical company incorporated in April 2018 and have a limited operating history. In December 2018, Harrow assigned its patented and patent-pending formulations that comprise some of our product candidates, including MELT-300, to us as assets. Marketing approval of our product candidates will require extensive clinical testing data to support the safety and effectiveness requirements needed for regulatory approval. We have never generated any revenue from product sales and have incurred net losses each year since we commenced operations. For the six months ended June 30, 2022 and 2021, our net losses were $6.5 million and $2.9 million, respectively. For the years ended December 31, 2021 and 2020, our net losses were $6.7 million and $4.5 million, respectively. We expect that it will be several years, if ever, before we have a product candidate ready for regulatory approval and commercialization. The likelihood of success of our business plan must be considered in light of the challenges, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the regulatory and competitive environment in which we operate. Pharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk, and is a capital-intensive business.

We have devoted most of our financial resources to product development, including our non-clinical development activities and clinical trials. To date, we have financed our operations exclusively through the sale of equity securities and debt. The size of our future net losses will depend, in part, on the rate of future expenditures and our ability to generate revenue. To date, none of our product candidates have been commercialized, and if our product candidates are not successfully developed or commercialized, or if revenue is insufficient following marketing approval, we will not achieve profitability and our business may fail. Even if we successfully obtain regulatory approval to market our product candidates in the U.S., our revenue is also dependent upon the size of the markets outside of the U.S., as well as our ability to obtain market approval and achieve commercial success.

We expect to continue to incur substantial and increased expenses as we expand our development activities and advance our clinical programs, particularly with respect to our planned clinical development for MELT-300. We also expect an increase in our expenses associated with creating additional infrastructure to support operations as a public company. As a result of the foregoing, we expect to continue to incur significant and increasing losses and negative cash flows for the foreseeable future.

We have never generated any revenue and may never become profitable or be able to sustain profitability.

Our ability to generate revenue and achieve profitability depends on our ability, alone or with collaborators, to successfully complete the development of, obtain the necessary regulatory approvals for, and commercialize our product candidates. We do not anticipate generating revenue from sales of our product candidates for the foreseeable future, if ever. Our ability to generate future revenue from product sales depends heavily on our success in:

●	completing clinical development of MELT-300, as well as advancing clinical development of our other product candidates;

●	obtaining regulatory approval for MELT-300 and our other product candidates; and

●	launching and commercializing any product candidates for which we receive regulatory approval, either by building our own targeted sales force or by collaborating with third parties.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to predict the timing or amount of increased expenses, when, or if, we will begin to generate revenue from product sales, or when, or if, we will be able to achieve or maintain profitability. In addition, our expenses could increase beyond expectations if we are required by the FDA to perform studies in addition to those that we currently anticipate.

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Even if one or more of our product candidates is approved for commercial sale, to the extent we do not engage a third-party collaborator, we anticipate incurring significant costs associated with commercializing any approved product candidate. Even if we are able to generate revenue from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

If we fail to obtain additional financing, we would be forced to delay, reduce or eliminate our product development programs.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We expect our development expenses to substantially increase in connection with our ongoing activities, particularly as we advance our clinical programs, including our planned and future clinical trials for MELT-300.

We estimate that the net proceeds from this offering will be approximately $           million, assuming an initial public offering price of $                  per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. As of June 30, 2022, we had cash and cash equivalents of $6.2 million. Based upon our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents and taking into account the Harrow Loan Agreement Amendments (as defined below), will enable us to fund our operating expenses and capital requirements through 2023, including the completion of our the MELT-300 Phase 2 study and, if this Phase 2 study is successful, the initiation of our MELT-300 Phase 3 study. Regardless of our expectations as to how long our net proceeds from this offering will fund our operations, changing circumstances beyond our control may cause us to consume capital more rapidly than we currently anticipate. For example, our clinical trials may encounter technical, enrollment or other difficulties that could increase our development costs more than we expect. In any event, we will likely require additional capital prior to completing Phase 3 program of, filing for regulatory approval for, or commercializing, MELT-300 or any of our other product candidates.

Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

●	significantly delay, scale back or discontinue the development or commercialization of our product candidates;

●	seek corporate partners for our product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available;

●	relinquish or license on unfavorable terms, our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves; or

●	significantly curtail, or cease, operations.

If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing development and commercialization efforts, which will have a material adverse effect on our business, operating results and prospects.

We are subject to going concern risks.

The Company’s financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Our future operations are dependent upon the identification and successful completion of equity or debt financing, including this offering, and the achievement of profitable operations at an indeterminate time in the future. There can be no assurances that we will be successful in completing an equity or debt financing or in achieving profitability. The financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should we be unable to continue as a going concern.

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We may sell additional equity or debt securities to fund our operations, which may result in dilution to our stockholders and impose restrictions on our business.

If we raise additional capital by issuing equity or debt securities to support our operations, as we have historically done, our existing stockholders and new investors participating in this offering, as well as our business, could be adversely affected. The sale of additional equity or convertible debt securities would result in the issuance of additional shares of our capital stock and dilution to all of our stockholders, including investors participating in this offering. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

We depend entirely on the success of our product candidates, which have not yet demonstrated effectiveness for their target or any other indications. If we are unable to generate revenues from our product candidates, our ability to create stockholder value will be limited.

Our product candidates are in the early stages of clinical development. We do not generate revenues from any FDA approved drug products. We have submitted multiple INDs to the FDA, seeking approval to initiate clinical trials in humans of our product candidates, and may submit additional INDs in the future. We must submit our clinical trial protocols and receive approvals from the FDA before we can commence any clinical trials. Also, if we determine to pursue international approvals, we may be required to seek approvals from international regulatory authorities before we can commence any clinical trials. We may not be successful in obtaining acceptance from the FDA (or comparable foreign regulatory authorities, if we determine to pursue international approvals) to start our clinical trials. If we do not obtain such acceptance, the time in which we expect to commence clinical programs for any product candidate will be extended and such extension will increase our expenses and increase our need for additional capital. Moreover, there is no guarantee that our clinical trials will be successful or that we will continue clinical development in support of marketing approval from the FDA (or comparable foreign regulatory authorities, if we determine to pursue international approvals) for any indication. We note that most product candidates never reach the clinical development stage and even those that commence clinical development have only a small chance of successfully completing clinical development and gaining regulatory approval. Therefore, our business currently depends entirely on the successful development, regulatory approval and commercialization of our product candidates, which may never occur.

If we are not able to obtain any required regulatory approvals for our product candidates, we will not be able to commercialize our product candidates and our ability to generate revenue will be limited.

We must successfully complete clinical trials for our product candidates before we can apply for marketing approval. Even if we complete our clinical trials, it does not assure marketing approval. The result of our clinical trials may be inconclusive or unsuccessful, which would materially harm our business. Even if our initial clinical trials are successful, we are required to conduct additional clinical trials to establish our product candidates’ safety and effectiveness before an NDA, or its foreign equivalent, can be submitted to the FDA, or comparable foreign regulatory authorities, for marketing approval of our product candidates.

Clinical testing is expensive, is difficult to design and implement, can take many years to complete and is uncertain as to outcome. Success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates. The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the U.S. and other countries, which regulations differ from country to country. We are not permitted to market our product candidates as prescription pharmaceutical products in the U.S. until we receive approval of an NDA from the FDA, or in any foreign countries until we receive the requisite approval from such countries. In the U.S., the FDA generally requires the completion of clinical trials of each drug to establish its safety and effectiveness and extensive pharmaceutical development to ensure its quality before an NDA is approved. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage result in the submission of an NDA to the FDA and even fewer are eventually approved for commercialization. We have not submitted an NDA to the FDA or comparable applications to other regulatory authorities. If our development efforts for our product candidates, including regulatory approval, are not successful for their planned indications, or if adequate demand for our product candidates is not generated, our business will be materially adversely affected.

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The FDA review and approval process for NDAs generally involves the following:

●	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practices (“GLP”) requirements;

●	submission to the FDA of an IND, which must become effective before human clinical trials may begin and must be updated annually or when significant changes are made;

●	approval by an Institutional Review Board (“IRB”) or independent ethics committee at each clinical trial site before each trial may be initiated;

●	performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, current good clinical practice (“cGCP”) requirements and other clinical trial-related regulations to establish the safety and effectiveness of the investigational drug for each proposed indication;

●	preparation and submission of the NDA to the FDA after completion of all pivotal clinical trials that includes substantial evidence of safety and effectiveness from results of nonclinical and clinical trials, and satisfactory completion of an FDA Advisory Committee review, if applicable;

●	a determination by the FDA within 60 days of its receipt of the NDA to accept the filing for review;

●	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the drug will be produced to assess compliance with current good manufacturing practices (“cGMP”) requirements;

●	potential FDA audit of the clinical trial sites that generated the data in support of the NDA; and

●	FDA review and approval of the NDA, including consideration of the views of any FDA Advisory Committee, prior to any commercial marketing or sale of the drug for the intended indications in the U.S.;

●	the preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, or at all;

●	our success depends on the receipt of regulatory approval and the issuance of such regulatory approvals is uncertain and subject to a number of risks, including the following:

●	the results of toxicology studies may not support the filing of an IND for our product candidates;

●	the FDA or comparable foreign regulatory authorities or IRBs may disagree with the design or implementation of our clinical trials;

●	we may not be able to provide acceptable evidence of our product candidates’ safety and effectiveness;

●	the results of our clinical trials may not be satisfactory or may not meet the level of statistical or clinical significance required by the FDA or comparable foreign regulatory agencies for marketing approval;

●	the dosing of our product candidates in a particular clinical trial may not be at an optimal level;

●	patients in our clinical trials may suffer adverse effects for reasons that may or may not be related to our product candidates;

●	the data collected from clinical trials may not be sufficient to support the submission of an NDA or to obtain regulatory approval in the U.S. or elsewhere;

●	the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Failure to obtain regulatory approval for our product candidates for the foregoing, or any other reasons, will prevent us from commercializing our product candidates, and our ability to generate revenue will be materially impaired. We cannot guarantee that regulators will agree with our assessment of the results of the clinical trials we intend to conduct in the future or that such trials will be successful. The FDA, European Medicines Agency and other regulators have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional clinical trials, or pre-clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of our product candidates.

We are a clinical stage company and we have not submitted an NDA or received regulatory approval to market our product candidates in any jurisdiction. We have only limited experience in filing the applications necessary to gain regulatory approvals and expect to rely on consultants and third-party contract research organizations (“CROs”) with expertise in this area to assist us in this process. Securing regulatory approvals to market a product requires the submission of pre-clinical, clinical, and/or pharmacokinetic data, information about product manufacturing processes and inspection of facilities and supporting information to the appropriate regulatory authorities for each therapeutic indication to establish a product candidate’s safety and effectiveness for each indication. Our product candidates may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude us from obtaining regulatory approval or prevent or limit commercial use with respect to one or all intended indications.

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The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon, among other things, the type, complexity and novelty of the product candidates involved, the jurisdiction in which regulatory approval is sought and the substantial discretion of the regulatory authorities. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for a submitted product application may cause delays in the approval or rejection of an application. Regulatory approval obtained in one jurisdiction does not necessarily mean that a product candidate will receive regulatory approval in all jurisdictions in which we may seek approval, but the failure to obtain approval in one jurisdiction may negatively impact our ability to seek approval in a different jurisdiction. Failure to obtain regulatory marketing approval for our product candidates in any indication will prevent us from commercializing the product candidate, and our ability to generate revenue will be materially impaired.

If we fail to successfully commercialize any of our product candidates, we may need to acquire additional product candidates and our business will be adversely affected.

We have never commercialized any product candidates and do not have any other compounds in pre-clinical testing, lead optimization or lead identification stages beyond our product candidates. We cannot be certain that any of our product candidates will prove to be sufficiently effective and safe to meet applicable regulatory standards for any indication. If we fail to successfully commercialize any of our product candidates for their targeted indications, whether as stand-alone therapies or in combination with other therapeutic agents, our business would be adversely affected.

Even if we receive regulatory approval for any of our product candidates, we may not be able to successfully commercialize the product and the revenue that we generate from its sales, if any, may be limited.

If approved for marketing, the commercial success of our product candidates will depend upon each product’s acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance for any of our product candidates will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy;

●	relative convenience, dosing burden and ease of administration;

●	the prevalence and severity of any adverse effects;

●	the willingness of physicians to prescribe our product candidates, and the target patient population to try new therapies;

●	efficacy of our product candidates compared to competing products;

●	the introduction of any new products that may in the future become available targeting indications for which our product candidates may be approved;

●	new procedures or therapies that may reduce the incidences of any of the indications in which our product candidates may show utility;

●	pricing and cost-effectiveness;

●	the inclusion or omission of our product candidates in applicable therapeutic guidelines;

●	the effectiveness of our own or any future collaborators’ sales and marketing strategies;

●	limitations or warnings contained in approved labeling from regulatory authorities;

●	our ability to obtain and maintain sufficient third-party coverage or reimbursement, including Medicare and Medicaid, private health insurers and other third-party payors or to receive the necessary pricing approvals from government bodies regulating the pricing and usage of therapeutics; and

●	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement or government pricing approvals.

If any of our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, health care payors, and patients, we may not generate sufficient revenue and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize our product candidates successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render our product candidates not commercially viable. For example, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for any of our product candidates, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve any of our product candidates with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that indication. Further, the FDA or comparable foreign regulatory authorities may place conditions on approvals or require a Risk Evaluation and Mitigation Strategy (“REMS”) to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA may also require a REMS for an approved product when new safety information emerges. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of our product candidates. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of our product candidates.

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Even if we obtain marketing approval for any of our product candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates could be subject to labeling and other restrictions and withdrawal from the market, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates.

Even if we obtain regulatory approval for any of our product candidates for an indication, the FDA or foreign equivalent may still impose significant restrictions on their indicated uses, marketing or the conditions of approval, or impose ongoing requirements for potentially costly and time-consuming post-approval studies, including Phase 4 clinical trials and post-market surveillance to monitor safety and efficacy. Our product candidates will also be subject to ongoing regulatory requirements governing the manufacturing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping and reporting of adverse events and other post-market information. These requirements include registration with the FDA, as well as continued compliance with cGCPs for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents.

With respect to sales and marketing activities by us or any future partner, advertising and promotional materials must comply with FDA rules in addition to other applicable federal, state and local laws in the U.S. and similar legal requirements in other countries. In the U.S., the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. We may also be subject, directly or indirectly through our customers and partners, to various fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute, U.S. False Claims Act, and similar state laws, which impact, among other things, our proposed sales, marketing, and scientific/educational grant programs. If we participate in the U.S. Medicaid Drug Rebate Program, the Federal Supply Schedule of the U.S. Department of Veterans Affairs, or other government drug programs, we will be subject to complex laws and regulations regarding reporting and payment obligations. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in many of these areas in other countries.

In addition, if any of our product candidates are approved for a particular indication, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If we receive marketing approval for our product candidates, physicians may nevertheless legally prescribe our products to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability and government fines. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed.

If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, problems with the facility where the product is manufactured, or we or our manufacturers fail to comply with applicable regulatory requirements, we may be subject to the following administrative or judicial sanctions:

●	restrictions on the marketing or manufacturing of the product, mandated modification of promotional materials or the issuance of corrective information, issuance by FDA or other regulatory authorities of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product, or withdrawal of the product from the market or voluntary or mandatory product recalls;

●	issuance of warning letters or untitled letters;

●	clinical holds on ongoing clinical trials;

●	injunctions or the imposition of civil or criminal penalties or monetary fines;

●	suspension or withdrawal of regulatory approval;

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●	refusal to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

●	suspension or imposition of restrictions on operations, including costly new manufacturing requirements; or

●	product seizure or detention or refusal to permit the import or export of product.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue. Adverse regulatory action, whether pre- or post-approval, can also potentially lead to product liability claims and increase our product liability exposure.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries if we determine to pursue international approvals. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the U.S., including additional preclinical studies or clinical trials, as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the U.S., a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

If applicable, obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/ or to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

We currently have no sales and marketing organization. If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities, we may not successfully commercialize any of our product candidates.

At present, we have no sales or marketing personnel. To commercialize products that are approved for commercial sales, we must either collaborate with third parties that have such commercial infrastructure or develop our own sales and marketing infrastructure. If we are not successful entering into appropriate collaboration arrangements, recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our product candidates, which would adversely affect our business, operating results and financial condition.

We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. In addition, our ability to partner with third parties to commercialize our product candidates may be adversely impacted by the terms of Harrow’s right of first refusal on third-party commercialization rights of our product candidates. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure we may not realize a positive return on this investment. In addition, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize our product candidates without strategic partners or licensees include:

●	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe any of our product candidates;

●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

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We face competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have existing competitors, including a number of more mature and better capitalized pharmaceutical companies, compounding pharmacies and outsourcing facilities that are further along in product development than us and potential new competitors in a number of jurisdictions, many of which have or will have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make any of our product candidates obsolete or uneconomical. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful. Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to our product candidates. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

Current and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.

In the U.S. and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval for our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell our product candidates. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

In the U.S., cost reduction initiatives and other provisions of healthcare reform laws could decrease the coverage and price that we receive for our product candidates and could seriously harm our business. Any reduction in reimbursement from federal or state payors may result in a similar reduction in payments from private payors.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the “Health Care Reform Law”), is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The Health Care Reform Law revised the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states. Further, the Health Care Reform Law imposed a significant annual fee on companies that manufacture or import branded prescription drug products.

The Health Care Reform Law remains subject to legislative efforts to repeal, modify or delay the implementation of the law. If the Health Care Reform Law is repealed or modified, or if implementation of certain aspects of the Health Care Reform Law are delayed, such repeal, modification or delay may materially adversely impact our business, strategies, prospects, operating results or financial condition. We are unable to predict the full impact of any repeal, modification or delay in the implementation of the Health Care Reform Law on us at this time.

In addition, other legislative changes have been proposed and adopted in the U.S. since the Health Care Reform Law was enacted. We expect that additional federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and in turn could significantly reduce the projected value of certain development projects and reduce or eliminate our profitability.

Our product candidates may face competition sooner than expected.

Our success will depend in part on our ability to obtain and maintain patent protection for certain of our product candidates and technologies and to prevent third parties from infringing upon our proprietary rights. We must also operate without infringing upon patents and proprietary rights of others, including by obtaining appropriate licenses to patents or other proprietary rights held by third parties, if necessary. However, the patents that have been issued may be successfully challenged and the applications we have filed or may file in the future may never yield patents that protect our inventions and intellectual property assets. Failure to protect and obtain patents that sufficiently cover our formulations and technologies would limit our protection against generic drug manufacturers, pharmaceutical companies compounding pharmacies, outsourcing facilities, and other parties who may seek to copy our products, produce products substantially similar to ours or use technologies substantially similar to those we own.

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We also intend to seek data exclusivity or market exclusivity for our product candidates provided under the FDCA, and similar laws in other countries. The FDCA provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than BA or bioequivalence studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving Abbreviated New Drug Applications (“ANDAs”) for drugs containing the original active agent.

Even if our product candidates are considered to be reference products eligible for three years of exclusivity under the FDCA, another company could market competing products if the FDA approves a full NDA for such product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of the products. Moreover, an amendment or repeal of the FDCA could result in a shorter exclusivity period for our product candidates, which would have a material adverse effect on our business.

Our future growth may depend, in part, on our ability to penetrate international markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability may depend, in part, on our ability to commercialize our product candidates in international markets for which we intend to rely on collaborations with third parties. If we commercialize any of our product candidates in international markets, we would be subject to additional risks and uncertainties, including:

●	our customers’ ability to obtain reimbursement for our product candidates in international markets;

●	our inability to directly control commercial activities because we are relying on third parties;

●	the burden of complying with complex and changing international regulatory, tax, accounting and legal requirements;

●	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

●	import or export licensing requirements;

●	longer accounts receivable collection times;

●	longer lead times for shipping;

●	language barriers for technical training;

●	reduced protection of intellectual property rights in some foreign countries;

●	pricing and foreign currency exchange rate fluctuations; and

●	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

International sales of our product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our results of operations.

If we market any of our product candidates in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

The FDA enforces laws and regulations that require that the promotion of pharmaceutical products be consistent with the approved prescribing information. While physicians may prescribe an approved product for a so-called “off label” use, it is unlawful for a pharmaceutical company to promote its products in a manner that is inconsistent with its approved label and any company that engages in such conduct can subject that company to significant liability. Similarly, industry codes in the EU and other foreign jurisdictions prohibit companies from engaging in off-label promotion, and regulatory agencies in various countries enforce code violations with civil penalties. While we intend to ensure that our products’ promotional materials are consistent with their labeling, regulatory agencies may disagree with our assessment and may issue untitled letters, warning letters or may institute other civil or criminal enforcement proceedings. In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include the U.S. Anti-Kickback Statute, U.S. False Claims Act and similar state laws. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

The U.S. Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted broadly to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not, in all cases, meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the U.S. Anti-Kickback Statute and criminal health care fraud statutes; a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the U.S. Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the U.S. False Claims Act. Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid.

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Over the past few years, several pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as: allegedly providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion that caused claims to be submitted to Medicare or Medicaid for non-covered, off-label uses; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. Most states also have statutes or regulations similar to the U.S. Anti-Kickback Statute and the U.S. False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include substantial civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, substantial criminal fines and imprisonment.

We currently are completely dependent on third parties to manufacture our product candidates, and our commercialization of our product candidates could be halted, delayed or made less profitable if those third parties fail to obtain manufacturing approval from the FDA or comparable foreign regulatory authorities, fail to provide us with sufficient quantities of our product candidates or fail to do so at acceptable quality levels or prices.

We do not currently have, nor do we plan to acquire, the capability or infrastructure to manufacture the active pharmaceutical ingredient (“API”) in our product candidates for use in our clinical trials or for commercial product, if any. In addition, we do not have the capability to encapsulate any of our product candidates as a finished drug product for commercial distribution. As a result, we will be obligated to rely on contract manufacturers, if and when any of our product candidates are approved for commercialization. We have not entered into an agreement with any contract manufacturers for commercial supply and may not be able to engage a contract manufacturer for commercial supply of any of our product candidates on favorable terms to us, or at all.

The facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA or comparable foreign regulatory authorities pursuant to inspections that will be conducted after we submit an NDA to the FDA or equivalent to other relevant regulatory authorities. We will not control the manufacturing process of, and will be completely dependent on, our contract manufacturing partners for compliance with cGMPs for manufacture of both active drug substances and finished drug products. These cGMP regulations cover all aspects of the manufacturing, testing, quality control and record keeping relating to our product candidates. If our contract manufacturers do not successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

Our contract manufacturers will be subject to ongoing periodic unannounced inspections by the FDA and corresponding state and foreign agencies for compliance with cGMPs and similar regulatory requirements. We will not have control over our contract manufacturers’ compliance with these regulations and standards. Failure by any of our contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure to grant approval to market any of our product candidates, delays, suspensions or withdrawals of approvals, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business. In addition, we will not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. Failure by our contract manufacturers to comply with or maintain any of these standards could adversely affect our ability to develop, obtain regulatory approval for or market any of our product candidates.

If, for any reason, these third parties are unable or unwilling to perform, we may not be able to terminate our agreements with them, and we may not be able to locate alternative manufacturers or formulators or enter into favorable agreements with them and we cannot be certain that any such third parties will have the manufacturing capacity to meet future requirements. If these manufacturers or any alternate manufacturer of finished drug product experiences any significant difficulties in its respective manufacturing processes for our API or finished products or should cease doing business with us, we could experience significant interruptions in the supply of any of our product candidates or may not be able to create a supply of our product candidates at all. Were we to encounter manufacturing issues, our ability to produce a sufficient supply of any of our product candidates might be negatively affected. Our inability to coordinate the efforts of our third-party manufacturing partners, or the lack of capacity available at our third-party manufacturing partners, could impair our ability to supply any of our product candidates at required levels. Because of the significant regulatory requirements that we would need to satisfy to qualify a new bulk or finished product manufacturer, if we face these or other difficulties with our current manufacturing partners, we could experience significant interruptions in the supply of any of our product candidates if we decided to transfer the manufacture of any of our product candidates to one or more alternative manufacturers in an effort to deal with the difficulties.

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Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales. Additionally, we rely on third parties to supply the raw materials needed to manufacture our potential products, and in some cases, we rely on single-source suppliers. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Further, our reliance on single-source suppliers could make us more susceptible to risks if such single-source supplier fails to deliver materials as required. Any unanticipated disruption to a future contract manufacturer caused by problems at suppliers could delay shipment of any of our product candidates, increase our cost of goods sold and result in lost sales.

We cannot guarantee that our future manufacturing and supply partners will be able to reduce the costs of commercial scale manufacturing of any of our product candidates over time. If the commercial-scale manufacturing costs of any of our product candidates are higher than expected, these costs may significantly impact our operating results. To reduce costs, we may need to develop and implement process improvements. However, to do so, we will need, from time to time, to notify or make submissions with regulatory authorities, and the improvements may be subject to approval by such regulatory authorities. We cannot be sure that we will receive these necessary approvals or that these approvals will be granted in a timely fashion. We also cannot guarantee that we will be able to enhance and optimize output in our commercial manufacturing process. If we cannot enhance and optimize output, we may not be able to reduce our costs over time.

We expect to rely on third parties to conduct clinical trials for our product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize any of our product candidates and our business would be substantially harmed.

We expect to enter into agreements with third-party CROs to conduct and manage our clinical programs including contracting with clinical sites to perform our clinical studies. We plan to rely heavily on these parties for execution of clinical studies for our product candidates and will control only certain aspects of their activities. Nevertheless, we will be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on CROs and clinical sites will not relieve us of our regulatory responsibilities. We and our CROs will be required to comply with cGCPs, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA and its foreign equivalents enforce these cGCP regulations through periodic inspections of trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA or other regulatory authorities will determine that any of our clinical trials comply with cGCPs. In addition, our clinical trials must be conducted with products produced under cGMP regulations and will require a large number of test subjects. Our failure or the failure of our CROs or clinical sites to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action up to and including civil and criminal penalties.

Although we intend to design the clinical trials for our product candidates in consultation with CROs, we expect that the CROs will manage all of the clinical trials conducted at contracted clinical sites. As a result, many important aspects of our drug development programs would be outside of our direct control. In addition, the CROs and clinical sites may not perform all of their obligations under arrangements with us or in compliance with regulatory requirements. If the CROs or clinical sites do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development and commercialization of any of our product candidates for the subject indication may be delayed or our development program materially and irreversibly harmed. We cannot control the amount and timing of resources these CROs and clinical sites will devote to our program or any of our product candidates. If we are unable to rely on clinical data collected by our CROs, we could be required to repeat, extend the duration of, or increase the size of our clinical trials, which could significantly delay commercialization and require significantly greater expenditures.

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If any of our relationships with these third-party CROs or clinical sites terminate, we may not be able to enter into arrangements with alternative CROs or clinical sites. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any such clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. In addition, the COVID-19 pandemic may impact our ability to initiate clinical sites and recruit, enroll and retain patients and may divert healthcare resources away from clinical trials. As a result, our financial results and the commercial prospects for any of our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Any termination or suspension of, or delays in the commencement or completion of, any necessary studies of any of our product candidates for any indications could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

The commencement and completion of clinical studies can be delayed for a number of reasons, including delays related to:

●	the FDA or a comparable foreign regulatory authority failing to grant permission to proceed and placing the clinical study on hold;

●	subjects for clinical testing failing to enroll or remain in our trials at the rate we expect;

●	a facility manufacturing any of our product candidates being ordered by the FDA or other government or regulatory authorities to temporarily or permanently shut down due to violations of cGMP requirements or other applicable requirements, or cross-contaminations of product candidates in the manufacturing process;

●	any changes to our manufacturing process that may be necessary or desired;

●	subjects choosing an alternative treatment for the indications for which we are developing our product candidates, or participating in competing clinical studies;

●	subjects experiencing severe or unexpected drug-related adverse effects;

●	reports from clinical testing on similar technologies and products raising safety and/or efficacy concerns;

●	third-party clinical investigators losing their license or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or employing methods consistent with the clinical trial protocol, cGMP requirements, or other third parties not performing data collection and analysis in a timely or accurate manner;

●	inspections of clinical study sites by the FDA, comparable foreign regulatory authorities, the CROs, or IRBs finding regulatory violations that require us to undertake corrective action, result in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study, or that prohibit us from using some or all of the data in support of our marketing applications;

●	third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or any of the data produced by such contractors in support of our marketing applications;

●	one or more IRBs refusing to approve, suspending or terminating the study at an investigational site, precluding enrollment of additional subjects, or withdrawing its approval of the trial; reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	deviations of the clinical sites from trial protocols or dropping out of a trial;

●	adding new clinical trial sites;

●	the inability of the CRO to execute any clinical trials for any reason; and

●	government or regulatory delays or “clinical holds” requiring suspension or termination of a trial.

Product development costs for any of our product candidates will increase if we have delays in testing or approval or if we need to perform more or larger clinical studies than planned. Additionally, changes in regulatory requirements and policies may occur and we may need to amend study protocols to reflect these changes. Amendments may require us to resubmit our study protocols to the FDA, comparable foreign regulatory authorities, and IRBs for reexamination, which may impact the costs, timing or successful completion of that study. If we experience delays in completion of, or if we, the FDA or other regulatory authorities, the IRB, or other reviewing entities, or any of our clinical study sites suspend or terminate any of our clinical studies of any of our product candidates, its commercial prospects may be materially harmed and our ability to generate product revenues will be delayed. Any delays in completing our clinical trials will increase our costs, slow down our development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, clinical studies may also ultimately lead to the denial of regulatory approval of our product candidates. In addition, if one or more clinical studies are delayed, our competitors may be able to bring products to market before we do, and the commercial viability of any of our product candidates could be significantly reduced.

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Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing of product candidates is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of pre-clinical studies and early clinical trials may not be predictive of the results of later-stage clinical trials. We cannot assure you that the FDA or comparable foreign regulatory authorities will view the results as we do or that any future trials of any of our product candidates will achieve positive results. Product candidates in later stages of clinical trials may fail to show the desired safety and effectiveness traits despite having progressed through pre-clinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of effectiveness or adverse safety profiles, notwithstanding promising results in earlier trials. Any future clinical trial results for our product candidates may not be successful.

In addition, a number of factors could contribute to a lack of favorable safety and effectiveness results for any of our product candidates. For example, such trials could result in increased variability due to varying site characteristics, such as local standards of care, differences in evaluation period and surgical technique, and due to varying patient characteristics including demographic factors and health status.

Third-party coverage and reimbursement and health care cost containment initiatives and treatment guidelines may constrain our future revenues.

Our ability to successfully market our product candidates will depend in part on the level of reimbursement that government health administration authorities, private health coverage insurers and other organizations provide for the cost of our products and related treatments. Countries in which any of our product candidates are sold through reimbursement schemes under national health insurance programs frequently require that manufacturers and sellers of pharmaceutical products obtain governmental approval of initial prices and any subsequent price increases. In certain countries, including the U.S., government-funded and private medical care plans can exert significant indirect pressure on prices. We may not be able to sell our product candidates profitably if adequate prices are not approved or coverage and reimbursement is unavailable or limited in scope. Increasingly, third-party payors attempt to contain health care costs in ways that are likely to impact our development of products including:

●	failing to approve or challenging the prices charged for health care products;

●	introducing reimportation schemes from lower priced jurisdictions;

●	limiting both coverage and the amount of reimbursement for new therapeutic products;

●	denying or limiting coverage for products that are approved by the regulatory agencies but are considered to be experimental or investigational by third-party payors; and

●	refusing to provide coverage when an approved product is used in a way that has not received regulatory marketing approval.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face a potential risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any of our product candidates or any other future product. For example, we may be sued if any product we develop, including any of our product candidates, or any materials that we use in our products allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and breach of warranties. In the US, claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for any of our product candidates or any future products that we may develop;

●	injury to our reputation;

●	withdrawal of clinical trial participants;

●	costs to defend the related litigation;

●	a diversion of management’s time and our resources;

●	substantial monetary awards to trial participants or patients;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	the inability to commercialize some or all of our product candidates; and

●	a decline in the value of our stock.

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Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We maintain and may seek to increase product liability insurance covering our clinical trials. Although we will maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Risks Relating to Our Intellectual Property Rights

We will depend on rights to certain pharmaceutical compounds that have been assigned to us. We do not have complete control over these pharmaceutical compounds and any loss of our rights to them could prevent us from selling our products.

We are dependent on the assignment from third parties for certain rights, including intellectual property rights, of our pharmaceutical compounds and potential product candidates. See “Certain Relationships and Related Party Transactions – Harrow Health, Inc. – Asset Purchase Agreement with Harrow.” Our rights to use the pharmaceutical compounds we were assigned are subject to the negotiation of, continuation of and compliance with the terms of those assignments. Thus, the assigned patents and patent applications were not written by us or our attorneys, and we did not have control over the drafting and prosecution. The former patent owners might not have given the same attention to the drafting and prosecution of these patents and applications as we would have if we had been the owners of the patents and applications and had control over the drafting. Moreover, under our assignment, certain patent prosecution activities may remain under the control of the assignor. We cannot be certain that drafting of the patents and patent applications, or patent prosecution, by the assignor has been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights.

Our rights to develop and commercialize the product candidates are subject to the validity of the intellectual property rights. Enforcement of our assigned patents or defense or any claims asserting the invalidity of these patents is often subject to the control or cooperation of the assignor. Legal action could be initiated against the original owners of the intellectual property that we acquired and an adverse outcome in such legal action could harm our business because it might prevent such companies or institutions from continuing to assign intellectual property that we may need to operate our business.

In addition, our rights to practice the inventions claimed in the patents and patent applications are subject to our assignors abiding by the terms of those assignments and not terminating them. Our assignment may be terminated by the assignor if we are in material breach of certain terms or conditions of the assignment agreement or in certain other circumstances. Our rights under the assignment are subject to our continued compliance with the terms of the assignment agreement, including the payment of royalties due under the assignment. Termination of these assignments could prevent us from marketing some or all of our products. Because of the complexity of our products and the patents, determining the scope of the assignment and related royalty obligations can be difficult and can lead to disputes between us and the assignor. An unfavorable resolution of such a dispute could lead to an increase in the royalties payable pursuant to the assignment. If the assignor believed we were not paying the royalties due under the assignment or were otherwise not in compliance with the terms of the assignment, the assignor might attempt to revoke the assignment. If such an attempt were successful, we might be barred from producing and selling some or all of our products.

In addition, we may need to utilize trade-secrets, know-how, patents and other intellectual property of third parties, such as those of our contract manufacturer. Our ability to develop and commercialize our product candidates may be impacted by the enforceability of their intellectual property and our ability to come to terms with those third parties to utilize their intellectual property. If we are not able to maintain rights to the intellectual property of those third parties our ability to develop and commercialize our products will be adversely impacted.

It is difficult and costly to protect our intellectual property rights, and we cannot ensure the protection of these rights.

Our commercial success will depend, in part, on obtaining and maintaining patent protection for our technologies, products and processes, successfully defending these patents against third-party challenges and successfully enforcing these patents against third-party competitors. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Changes in either the patent laws or in interpretations of patent laws may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowable or enforceable in our patents. Patent and patent applications relating to our product candidates and related technologies may be challenged, invalidated or circumvented by third parties and might not protect us against competitors with similar products or technologies.

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The degree of future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights, permit us to gain or keep our competitive advantage, or provide us with any competitive advantage at all. For example, others have filed, and in the future are likely to file, patent applications covering products and technologies that are similar, identical or competitive to any of our product candidates, or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed by us, or that we will not be involved in interference, opposition or invalidity proceedings before U.S. or foreign patent offices.

In the future, we may rely on know-how and trade secrets to protect technology, especially in cases when we believe patent protection is not appropriate or obtainable. However, know-how and trade secrets are difficult to protect. While we intend to require employees, academic collaborators, consultants and other contractors to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary or licensed information. Typically, research collaborators and scientific advisors have rights to publish data and information in which we may have rights. If we cannot maintain the confidentiality of our proprietary technology and other confidential information, our ability to receive patent protection and our ability to protect valuable information owned by us may be imperiled. Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts are sometimes less willing to protect trade secrets than patents. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we fail to obtain or maintain patent protection or trade secret protection for our product candidates or our technologies, third parties could use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and attain profitability.

We may also rely on the trademarks we may develop to distinguish our products from the products of our competitors. We cannot guarantee that any trademark applications filed by us or our business partners will be approved. Third parties may also oppose such trademark applications, or otherwise challenge our use of the trademarks. In the event that the trademarks we use are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot provide assurance that competitors will not infringe the trademarks we use, or that we will have adequate resources to enforce these trademarks.

Our product candidates may infringe the intellectual property rights of others, which could increase our costs and delay or prevent our development and commercialization efforts.

Our success depends in part on avoiding infringement of the proprietary technologies of others. The pharmaceutical industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Identification of third-party patent rights that may be relevant to our proprietary technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Additionally, because patent applications are maintained in secrecy until the application is published, we may be unaware of third-party patents that may be infringed by commercialization of any of our product candidates or any future product candidate. There may be certain issued patents and patent applications claiming subject matter that we may be required to license to research, develop or commercialize any of our product candidates, and we do not know if such patents and patent applications would be available to license on commercially reasonable terms, or at all. Any claims of patent infringement asserted by third parties would be time-consuming and may:

●	result in costly litigation;

●	divert the time and attention of our technical personnel and management;

●	prevent us from commercializing a product until the asserted patent expires or is held finally invalid or not infringed in a court of law;

●	require us to cease or modify our use of the technology and/or develop non-infringing technology; or

●	require us to enter into royalty or licensing agreements.

Third parties may hold proprietary rights that could prevent any of our product candidates from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to any of our product candidates or our processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market any of our product candidates or any future product candidates. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. In addition, we cannot be sure that we could redesign our product candidates or any future product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing any of our product candidates or a future product candidate, which could harm our business, financial condition and operating results.

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We expect that there are other companies, including major pharmaceutical companies, working in the areas competitive to our proposed product candidates which either has resulted, or may result, in the filing of patent applications that may be deemed related to our activities. If we were to challenge the validity of any issued U.S. patent in court, we would need to overcome a statutory presumption of validity that attaches to every issued U.S. patent. This means that, to prevail, we would have to present clear and convincing evidence as to the invalidity of the patent’s claims. If we were to challenge the validity of any issued U.S. patent in an administrative trial before the Patent Trial and Appeal Board in the United States Patent and Trademark Office, we would have to prove that the claims are unpatentable by a preponderance of the evidence. There is no assurance that a jury, court and/or administrative agency would find in our favor on questions of infringement, validity or enforceability.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is commonplace in our industry, we will likely employ individuals who were previously employed at other pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject in the future to claims that our employees or prospective employees are subject to a continuing obligation to their former employers (such as non-competition or non-solicitation obligations) or claims that our employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to Our Business Operations, Employee Matters and Managing Growth

The outbreak of COVID-19, or similar public health crises, could have a material adverse impact on our business, financial condition and results of operations, including the execution of our planned clinical trials.

While cases of COVID-19 and hospitalizations are currently significantly lower than earlier levels in the United States, there can be no assurances cases and hospitalizations will not increase in the future, especially in light of the emerging variants across the world. Governments in the United States and elsewhere have taken severe measures to slow the spread of COVID-19 that have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, facilities and production have been suspended, and demand for certain goods and services, such as medical services and supplies, has spiked. The COVID-19 pandemic and other factors have also contributed to high rates of inflation. The extent to which COVID-19 will continue to impact our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19 and government measures taken in response.

Site initiation, participant recruitment and enrollment, participant dosing, distribution of clinical trial materials, study monitoring and data analysis for our planned clinical trials may be delayed due to changes in healthcare facility policies, federal, state or local regulations, prioritization of healthcare resources toward pandemic efforts, or other reasons related to the COVID-19 pandemic. Additionally, some participants and clinical investigators may not be able to comply with clinical trial protocols. For example, quarantines or other travel limitations (whether voluntary or required) may impede participant movement, affect sponsor access to study sites, or interrupt healthcare services, and we may be unable to conduct our planned clinical trials. If negative public health conditions resulting from the pandemic deteriorate or continue for an extended period of time, we risk a delay in activating sites and enrolling subjects as previously projected. Any such delays to our planned clinical trials for MELT-300 or any of our other product candidates and any future clinical trials could impact the use and sufficiency of our existing cash reserves, and we may be required to raise additional capital earlier than it had previously planned. We may be unable to raise additional capital if and when needed, which may result in further delays or suspension of our development plans.

Further, increased rates of infections and deaths related to COVID-19 could disrupt certain healthcare and healthcare regulatory systems globally. Such disruptions could divert healthcare resources away from, or materially delay review by, the FDA and comparable foreign regulatory agencies (if we determine to seek international approvals). It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization of our clinical trials or delay in regulatory review resulting from such disruptions could materially adversely affect the development and study of our product candidates.

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We currently utilize third parties to, among other things, manufacture raw materials and our product candidates, components, parts, and consumables, and to perform quality testing. If either we or any third-party in the supply chain for materials used in the production of our product candidates are adversely impacted by restrictions resulting from the COVID-19 pandemic, our supply chain may be disrupted, limiting our ability to manufacture product candidates for our clinical trials.

If shelter-in-place orders or other mandated travel restrictions reoccur, third parties conducting clinical or manufacturing activities may not be able to access laboratory or manufacturing space, and our core activities could be significantly limited or curtailed, possibly for an extended period of time.

While the potential economic impact brought by and the duration of the pandemic may be difficult to assess or predict, it has already caused, and may result in further, significant disruption of global financial markets. The trading prices of biopharmaceutical companies have been highly volatile as a result of the COVID-19 pandemic, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the global effort to control COVID-19 infections could materially and adversely affect our business.

The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our planned clinical trials, healthcare systems or the global economy as a whole. However, these effects could have a material adverse impact on our business, financial condition and results of operations.

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the principal members of our executive team listed under “Management” located elsewhere in this prospectus, the loss of whose services may adversely impact the achievement of our objectives. Our management team has expertise in many different aspects of drug development and commercialization. However, our ability to compete in the highly competitive pharmaceuticals industry depends in large part upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We will need to hire additional personnel as we further develop our product candidates. Competition for skilled personnel in our market is intense and competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms. Despite our efforts to retain valuable employees, members of our management, scientific and medical teams may terminate their employment with us on short notice. We have entered into employment arrangements with certain of our executive officers. However, these employment arrangements will provide for “at-will” employment, which means that any of our employees could leave our employment at any time, with or without notice. Moreover, there can be no assurance that anyone we expect to employ in a key management position will be available to join our team when we expect them to, if at all. The loss of the services of any of our executive officers or other key employees, or our inability to hire targeted executives, could potentially harm our business, operating results or financial condition. In particular, we believe that the loss of the services of our directors could have a material adverse effect on our business. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.

Other pharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize product candidates would be limited.

We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of the date of this prospectus, we had 3 full-time employees, and relied on a number of consultants and contractors. As we mature, we expect to expand our employee base to increase our managerial, scientific, operational, sales, marketing, financial and other resources and to hire more consultants and contractors. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Future growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of our existing or future product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our product candidates and any other future product candidates and our ability to compete effectively will depend, in part, on our ability to effectively manage our future growth.

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Our employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants and commercial partners. Misconduct by these parties could include intentional failures to: comply with FDA regulations or the regulations applicable in other jurisdictions, provide accurate information to the FDA and other regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the U.S. and abroad, report financial information or data accurately or disclose, or timely disclose, unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA or other regulatory authorities, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm and the curtailment or restructuring of our operations, any of which could have a negative impact on our business, financial condition, results of operations and prospects.

We have had a number of related party transactions with our current and former affiliates, which may result in a conflict of interest involving certain of our current and former management and directors.

Historically, we have engaged in a number and variety of transactions with our current and former affiliates, including Harrow. While we believe that these transactions were made on terms that were not less favorable to us than those obtainable on an arm’s length basis, there was no independent determination of that fact. In the future, we may continue to enter into transactions with our current and former affiliates, and some of these transactions may be significant. Related party transactions present difficult conflicts of interest, could result in disadvantages to our Company and may impair investor confidence, which could materially and adversely affect us. Related party transactions could also cause us to become materially dependent on related parties in the ongoing conduct of our business, and related parties may be motivated by personal interests to pursue courses of action that are not necessarily in the best interests of our Company and our stockholders. See “Certain Relationships and Related Party Transactions.”

Our internal computer systems, or those of our collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a significant disruption of our product development programs and our ability to operate our business effectively.

Our internal computer systems and those of our current and future collaborators, contractors or consultants may be vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Cyberattacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyberattacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information. Cyberattacks also could include phishing attempts or e-mail fraud to cause payments or information to be transmitted to an unintended recipient.

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Despite our efforts to ensure the security, privacy, integrity, confidentiality, availability, and authenticity information technology networks and systems, processing and information, we may not be able to anticipate or to implement effective preventive and remedial measures against all data security and privacy threats. The recovery systems, security protocols, network protection mechanisms and other security measures that we have integrated into our systems, networks and physical facilities, which are designed to protect against, detect and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure data loss or theft, or other material adverse consequences. No security solution, strategy, or measures can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. The risk of unauthorized circumvention of our security measures or those of our third-party providers, clients and partners has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers who employ complex techniques, including without limitation, the theft or misuse of personal and financial information, counterfeiting, “phishing” or social engineering incidents, ransomware, extortion, publicly announcing security breaches, account takeover attacks, denial or degradation of service attacks, malware, fraudulent payment and identity theft. Because the techniques used by hackers change frequently, we may be unable to anticipate these techniques or implement adequate preventive measures. Our applications, systems, networks, software and physical facilities could have material vulnerabilities, be breached or personal or confidential information could be otherwise compromised due to employee error or malfeasance, if, for example, third parties attempt to fraudulently induce our personnel or our customers to disclose information or user names and/or passwords, or otherwise compromise the security of our networks, systems and/or physical facilities. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, software, applications, systems, networks, sensitive information, and/or physical facilities utilized by our vendors. Improper access to our systems or databases could result in the theft, publication, deletion or modification of personal information, confidential or proprietary information, financial information and other information. An actual or perceived breach of our security systems or those of our third-party service providers may require notification under applicable data privacy regulations or contractual obligations, or for customer relations or publicity purposes, which could result in reputational harm, costly litigation (including class action litigation), material contract breaches, liability, settlement costs, loss of sales, regulatory scrutiny, actions or investigations, a loss of confidence in our business, systems and processing, a diversion of management’s time and attention, and significant fines, penalties, assessments, fees and expenses.

The costs to respond to a security breach and/or to mitigate any security vulnerabilities that may be identified could be significant, our efforts to address these problems may not be successful, and these problems could result in unexpected interruptions, delays, cessation of service, negative publicity, and other harm to our business and our competitive position. We could be required to fundamentally change our business activities and practices in response to a security breach or related regulatory actions or litigation, which could have an adverse effect on our business.

We may have contractual and other legal obligations to notify relevant stakeholders of security breaches. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach, and may cause us to breach customer contracts. Our agreements with certain customers, our representations, or industry standards, may require us to use industry-standard or reasonable measures to safeguard sensitive personal information or confidential information. A security breach could lead to claims by our customers, or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. As a result, we could be subject to legal action or our customers could end their relationships with us. There can be no assurance that any limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.

While we have not to our knowledge experienced any significant system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed or future clinical trials by us or our CROs could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Additionally, any such event that leads to unauthorized access, use or disclosure of personal information, including personal information regarding our patients or employees, could harm our reputation, cause us not to comply with federal and/or state breach notification laws and foreign law equivalents or otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information. Security breaches and other unauthorized access can be difficult to detect, and any delay in identifying them may lead to increased harm of the type described above. While we have implemented security measures designed to protect our information technology systems and infrastructure, such measures may not prevent service interruptions or security breaches that could adversely affect our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or unauthorized disclosure of confidential or proprietary information, we could incur liability, our competitive position could be harmed and the further development and commercialization of MELT-300 or any product candidates could be delayed.

We may be unable in the future to detect, anticipate, measure or prevent threats or techniques used to detect or exploit vulnerabilities in our (or our third parties’) information technology, services, processing, communications or software, or cause security breaches, because such threats and techniques change frequently, are often sophisticated in nature, and may not be detected until after an incident has occurred. In addition, security researchers and other individuals have in the past and will continue in the future to actively search for and exploit actual and potential vulnerabilities in our (or our third parties’) information technology, services, communications or software. We cannot be certain that we will be able to address any such vulnerabilities, in whole or part, and there may be delays in developing and deploying patches and other remedial measures to adequately address vulnerabilities, and taking such remedial steps could adversely impact or disrupt our operations.

We may not have adequate insurance coverage for security incidents or breaches, including fines, judgments, settlements, penalties, costs, attorney fees and other impacts that arise out of incidents or breaches. If the impacts of a security incident or breach, or the successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), it could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage, cyber coverage and coverage for errors and coverage as to all or part of any future claim or loss. Our risks are likely to increase as we continue to expand, grow our customer base, and process, store, and transmit increasingly large amounts of proprietary and sensitive data.

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Business interruptions could delay us in the process of developing our product candidates and could disrupt our sales.

Our headquarters are located in Brentwood, Tennessee. We are vulnerable to natural disasters such as tornadoes and severe storms, as well as other events that could disrupt our operations. We do not carry insurance for natural disasters and we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our business operations.

Risks Related to This Offering and Ownership of Our Common Stock

There has been no prior public market for our common stock, the stock price of our common stock may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the initial public offering price.

As we are in our early stages, an investment in our Company will require a long-term commitment, with no certainty of return. There has been no public market for our common stock or any other security of our Company prior to this offering. The initial public offering price for our common stock was determined through negotiations between the underwriter and us and may vary from the market price of our common stock following this offering. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price. An active or liquid market in our common stock may not develop upon the completion of this offering or, if it does develop, it may not be sustainable. Further, an inactive market may also impair our ability to raise capital to continue to fund our operations by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire products or intellectual property assets by using our shares of common stock as consideration.

Even if our securities become publicly-traded and even if an active market for our common stock develops, the market price for our common stock may be volatile and may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	failures to meet external expectations or management guidance;

●	changes in financial or operational estimates or projections;

●	sales of our common stock by our stockholders, officers, and directors;

●	volatility and limitations in trading volumes of our shares of common stock;

●	conditions in equity markets generally;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic, political, and market conditions and overall fluctuations in the financial markets, such as rising inflation and supply chain disruptions, in the U.S. and abroad, including those related to the COVID-19 pandemic.

In particular, the market prices of clinical stage pharmaceutical companies like ours have been highly volatile due to factors, including, but not limited to:

●	any delay or failure to conduct a clinical trial for our product candidates or to receive approval from the FDA and other regulatory authorities;

●	our ability to secure resources and the necessary personnel to conduct clinical trials on our desired schedule;

●	results from our ongoing clinical trials and future clinical trials with our current and future product candidates or of our competitors;

●	failure to commercialize our product candidates;

●	unanticipated safety concerns related to the use of our product candidates;

●	the recruitment or departure of key personnel;

●	our ability to obtain financing to conduct and complete research and development activities including, but not limited to, our current and proposed clinical trials, and other business activities;

●	developments or disputes concerning intellectual property rights related to our product candidates;

●	the success of competitive drugs or therapies;

●	the lack of market acceptance and sales growth for our product candidates, if any, that receive sales and marketing approval;

●	market conditions in the pharmaceutical and biotechnology sectors;

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●	our inability to enter into new markets or obtain or develop new product candidates;

●	changes in the structure of healthcare payment systems, including coverage and adequate reimbursement for any approved drug;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and

●	failure to complete significant transactions or collaborate with vendors in manufacturing our product.

The securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. For example, in March 2020, the exchanges in the U.S. and China experienced a sharp decline as the COVID-19 pandemic negatively affected stock market and investor sentiment and resulted in significant volatility, including temporary trading halts, and in March 2022, the outbreak of war between Ukraine and Russia and related sanctions against Russia also caused global markets to initially decline. In addition, during 2022, macroeconomic events, including uncertain market conditions, rising inflation, supply chain disruptions, and labor shortages, have affected the U.S. and global economies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

Our management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increase the value of any investment in our securities or enhance stockholder value. If we fail to apply the net proceeds effectively, we may not be successful in bringing our proposed products to market. You will not have the opportunity to evaluate all of the economic, financial or other information upon which we may base our decisions to use the net proceeds from this offering.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

After the closing of this offering, as a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of The Nasdaq Stock Market (“Nasdaq”). The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an emerging growth company. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we report on the effectiveness of our disclosure controls and procedures in our quarterly and annual reports and, beginning with our annual report for the year ending 2023, that we perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting in our Form 10-K filing for that year. As a publicly-traded company, we will be required to develop and implement substantial control systems, policies and procedures to satisfy these and other requirements applicable to public companies. We cannot assure you that management’s past experience will be sufficient to successfully develop and implement these systems, policies and procedures and to operate our Company and execute our business strategy. Failure to do so, either as a result of our inability to effectively manage our business in a public company environment or for any other reason, could jeopardize our status as a public company, and the loss of such status may materially and adversely affect us and our stockholders. In addition, failure to comply with any laws or regulations applicable to us as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage.

In connection with becoming a public company, we expect to incur significant additional annual expenses related to, among other things, director fees, reporting requirements, transfer agent fees, additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We also expect that the new rules and regulations to which we will be subject as a result of being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage for such directors and officers. Any of these factors could make it more difficult for us to attract and retain qualified members of our board of directors.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

Following this offering, our directors, officers and principal stockholders, and their respective affiliates, will beneficially own approximately                % of our outstanding shares of common stock. In particular, Harrow, our largest stockholder of record, will beneficially own approximately               % of our issued and outstanding shares of common stock immediately after this offering, including in connection with the settlement of $10,000,000 principal amount of indebtedness under the Harrow Loan Agreement, which we intend to consummate upon the closing of this offering. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, have the ability to control the management and affairs of our Company. Accordingly, this concentration of voting power and transfer restrictions could delay or prevent an acquisition of our Company on terms that other stockholders may desire or result in the management of our Company in ways with which other stockholders disagree.

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A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock into the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have               shares of common stock outstanding. This includes the shares that we are selling in this offering, which may be resold in the public market immediately. Following the consummation of this offering, approximately               % of our outstanding shares will be subject to a 180-day lock-up period provided under lock-up agreements executed in connection with this offering described in “Underwriting” and restricted from immediate resale under the federal securities laws as described in “Shares Eligible for Future Sale.” All of these shares will, however, be able to be resold after the expiration of the lock-up period subject to any applicable securities laws restrictions, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by on behalf of the underwriter.

Moreover, following the completion of this offering, certain of our stockholders will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the section titled “Underwriting.” We also intend to register all of the shares of our common stock that we may issue under our equity compensation plans.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting starting with our second Annual Report on Form 10-K. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weaknesses in internal control over financial reporting could result in financial statement errors that, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. To prepare for eventual compliance with Section 404, we will be engaged in a process to document and evaluate our internal controls over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal controls over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls over financial reporting.

Despite our efforts, we might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. To maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.

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Delaware law and provisions in our amended and restated certificate of incorporation and bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our common stock.

Our amended and restated certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our Company or changes in our management that the stockholders of our Company may deem advantageous. These provisions include the following:

●	permit the board of directors to establish the number of directors and fill any vacancies and newly-created directorships;

●	authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

●	prohibit stockholders from calling special meetings of stockholders;

●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

●	provide that the board of directors is expressly authorized to adopt, amend, alter or repeal our bylaws;

●	restrict the forum for certain litigation against us to Delaware and federal courts, as applicable; and

●	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Our amended and restated certificate of incorporation designates a state or federal court located within the state of Delaware as the exclusive forum for various forms of disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation, as will be in effect upon the completion of this offering, will provide that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law (unless we consent in writing to the selection of an alternative forum): (i) any derivative action or proceeding brought on our behalf under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers employees or stockholders to us or our stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation or bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action that is governed by the internal affairs doctrine of the State of Delaware, or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. These exclusive forum provisions do not apply to claims under the Securities Act or the Exchange Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our amended and restated certificate of incorporation contains a federal forum provision which provides that unless the Company consents in writing to the selection of an alternative forum, the U.S. federal district courts, to the fullest extent permitted by law, will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees.

Future sales and issuances of shares of our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

Additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing shares of our common stock or other equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner, we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

Pursuant to our 2022 Incentive Plan, which will be effective upon the closing of this offering, our management will be authorized to grant stock options and other equity-based awards to our employees, directors and consultants, which equity-based awards would also cause dilution to our stockholders. Initially, the aggregate number of shares of common stock that may be issued in connection with awards under the 2022 Incentive Plan will be equal to               percent (              %) of the issued and outstanding shares of our common stock immediately following this offering. The number of shares of our common stock reserved for issuance under our 2022 Incentive Plan will automatically increase on the first day of each calendar year, starting on January 1, 2023 in an amount equal to the lesser of (i) 4% of the total number of shares of our common stock outstanding on the last day of the calendar month before the date of each automatic increase; or (ii) a lesser number of shares determined by our board of directors. If our board of directors elects to increase the number of shares available for future grant by the maximum amount each year, our stockholders may experience additional dilution, which could cause our stock price to fall.

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We do not currently intend to pay dividends to our stockholders in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the value of our Company.

We have never and do not anticipate paying any cash dividends to our stockholders in the foreseeable future. Consequently, investors must rely on sales of their common stock or underlying common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that the valuation of our Company will appreciate in value or even maintain the valuation at which our stockholders have purchased their shares.

If you purchase shares of our common stock in this offering, you will suffer immediate dilution of your investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on the initial public offering price of $                   per share, you will experience immediate dilution of $                   per share, representing the difference between our pro forma as adjusted net tangible book value per share after this offering and the initial public offering price per share. After this offering, we will also have outstanding options to purchase shares of our common stock with exercise prices lower than the initial public offering price. To the extent these outstanding options are exercised, there will be further dilution to investors in this offering. See “Dilution” for additional information.

General Risk Factors

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history and do not expect to become profitable in the near future, and we may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset a portion of future taxable income, if any, until such unused losses expire, if ever. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a rolling three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards (“NOLs”) and other pre-change tax attributes (such as research and development tax credits) to offset its post-change income or taxes may be limited. We have not performed an analysis to assess whether an ownership change has occurred. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise become unavailable to offset future income tax liabilities. Under the Tax Cuts and Jobs Act (the “TCJA”), as modified by the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), NOLs generated in taxable years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such NOLs generally will be limited in taxable years beginning after December 31, 2020 to 80% of current year taxable income. The TCJA, as modified by the CARES Act, generally eliminates the ability to carry back any NOLs to prior taxable years for tax years beginning after December 31, 2020. Additionally, state NOLs generated in one state cannot be used to offset income generated in another state. For these reasons, even if we attain profitability, we may be unable to use a material portion of our NOLs and other tax attributes.

If we engage in future acquisitions or strategic collaborations, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities and subject us to other risks.

From time to time, we may evaluate various acquisitions and strategic collaborations, including licensing or acquiring complementary drugs, intellectual property rights, technologies or businesses, as deemed appropriate to carry out our business plan. Any potential acquisition or strategic partnership may entail numerous risks, including:

●	increased operating expenses and cash requirements;

●	the assumption of additional indebtedness or contingent liabilities;

●	assimilation of operations, intellectual property and drugs of an acquired company, including difficulties associated with integrating new personnel;

●	the diversion of our management’s attention from our existing drug programs and initiatives in pursuing such a strategic partnership, merger or acquisition;

●	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

●	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing drugs or product candidates and regulatory approvals; and

●	our inability to generate revenue from acquired technology and/or drugs sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

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In addition, if we engage in future acquisitions or strategic partnerships, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense or impairment charges. Moreover, we may not be able to locate suitable acquisition opportunities, and this inability could impair our ability to grow or obtain access to technology or drugs that may be important to the development of our business.

If research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our share price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or financial analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by industry or financial analysts. Equity research analysts may elect not to provide research coverage of our common stock after the completion of this offering, and such lack of research coverage may adversely affect the market price of our common stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our shares could decline if one or more equity research analysts downgrade our shares or issue other unfavorable commentary or research about us. If one or more equity research analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares could decrease, which in turn could cause the trading price or trading volume of our common stock to decline.

We are eligible to be treated as an EGC, as defined in the JOBS Act and a “smaller reporting company,” as defined in the Exchange Act, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are eligible to be treated as an EGC as defined in the JOBS Act, and we may take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a non-binding advisory vote on executive compensation or obtain stockholder approval of any golden parachute payments not previously approved.

In addition, as an EGC, the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, unless we later irrevocably elect not to avail ourselves of this exemption. We have elected to use this extended transition period under the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (1) following the fifth anniversary of the completion of this offering, (2) in which we have total annual gross revenue of $1.07 billion or more or (3) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates is $700 million or more as of the end of that year’s second fiscal quarter and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements in our Annual Report on Form 10-K, and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) we have annual revenues of $100 million or more during such completed fiscal year and the market value of our common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter.

Investors may find our common stock less attractive to the extent we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Nasdaq could delist our securities from trading on its exchange as the result of any future failure to meet the minimum continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We intend to apply to have our common stock listed on the Nasdaq Capital Market. Although after giving effect to this offering we expect to meet, on a pro forma basis, the minimum initial listing standards set forth in the Nasdaq listing standards, we cannot assure you that our common stock will satisfy the minimum continued listing standards of Nasdaq in the future.

If Nasdaq delists our securities from trading on its exchange as the result of any future failure to meet Nasdaq’s minimum continued listing standards or otherwise, and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences to our business, financial condition, results of operations and prospects, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, and particularly after we are no longer an EGC and/or a smaller reporting company, as and when applicable, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an EGC and/or a smaller reporting company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

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USE OF PROCEEDS

We estimate that the net proceeds to use from this offering will be approximately $               million, based on an assumed initial public offering price of $               per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter fully exercises its option to purchase additional common stock in this offering, we estimate that our net proceeds will be approximately $             million, based on an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds from this offering by $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each 1 million share increase (decrease) in the number of shares offered by us would increase (decrease) the net proceeds from this offering by $               million, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the initial public offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering, although it may accelerate the time when we need to seek additional capital.

We intend to use the net proceeds of this offering as follows:

●	approximately $ million to fund the continued development of MELT-300, our lead product candidate, through the completion of our ongoing Phase 2 clinical study and commencement of our planned Phase 3 clinical study and pivotal PK study, including the manufacturing of clinical supply;

●	approximately $ million to fund the ongoing development of MELT-210, including the manufacturing of clinical supply, and MELT-400; and

●	the remainder for increased research and development and general and administrative personnel costs as we expand our organization, cross-program research and development activities, and other general corporate purposes and working capital.

We may also use a portion of the net proceeds from this offering to in-license, acquire, or invest in complementary businesses, technologies, products or assets. However, we have no current plans, commitments or obligations to do so.

Based on our current plans, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents and taking into account the Harrow Loan Agreement Amendments, will be sufficient to fund our operations through 2023. The net proceeds of this offering, together with our existing cash and cash equivalents, will not be sufficient to complete development of MELT-300, MELT-210 and MELT-400 or any other product candidate, and we will need to raise substantial additional capital to complete the development and commercialization of any product candidate. None of the net proceeds from this offering will be used to repay the Harrow Loan Agreement, as the Harrow Loan Agreement Amendments extend the maturity date of this loan to September 2026 upon the consummation of this offering; provided, however, that, for the avoidance of doubt, we expect to settle $10,000,000 principal amount of indebtedness under the Harrow Loan Agreement into shares of our common stock upon the closing of this offering.

Pending our use of the net proceeds from this offering, we intend to invest our net proceeds from this offering primarily in investment-grade, interest-bearing instruments.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. We cannot predict with certainty all of the particular uses for the net proceeds from this offering or the amounts that we will actually spend on the uses set forth above. The amount and timing of our actual expenditures will depend on numerous factors, including the results of our research and development efforts, the timing and outcome of any ongoing or future clinical studies, and the timing and outcome of regulatory submissions. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future.

Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. In addition, our ability to pay dividends may be restricted by any agreements we may enter into in the future.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2022:

●	on an actual basis;

●	on a pro forma basis after giving effect to (i) the conversion of 2,287,000 shares of our Series A Preferred Stock outstanding as of June 30, 2022 into 2,287,000 shares of our common stock upon completion of this offering; (ii) the conversion of unpaid dividends on our Series A Preferred Stock of approximately $ into shares of common stock upon the closing of this offering, based on the initial public offering price, which is the midpoint of the price range listed on the cover page of this prospectus; (iii) the settlement of $10,000,000 principal amount of indebtedness under the Harrow Loan Agreement in exchange for shares of common stock, which we intend to consummate upon the closing of this offering, at an assumed initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, net of any underwriting discount; and (iv) the filing and effectiveness of our amended and restated certificate of incorporation upon the closing of this offering; and

●	on a pro forma as adjusted basis after giving effect to the pro forma adjustments and giving further effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of the offering determined at pricing. You should read the following table in conjunction with the “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2022
	Actual	Pro forma (unaudited)	Pro Forma As Adjusted (unaudited) (1)
Cash and cash equivalents	$6,179,990	$
Debt	14,974,956
Preferred stock, par value $0.001 per share,
5,150,000 shares authorized, 2,287,000 shares issued and outstanding (actual); shares authorized, 0 shares issued and outstanding (pro forma); shares authorized, 0 shares issued and outstanding (pro forma as adjusted)	10,338,952
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share,
12,500,000 shares authorized, 5,395,311 shares issued and outstanding (actual); shares authorized, shares issued and outstanding (pro forma); , shares authorized, shares issued and outstanding (pro forma as adjusted)	5,396
Additional paid-in capital	1,707,071
Accumulated deficit	(22,743,112)
Total stockholders’ equity (deficit)	(21,030,645)
Total capitalization	$4,283,263	$

(1)	Each $1.00 increase or decrease in the assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, common stock, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, common stock, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by $ million, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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The number of shares of common stock outstanding in the table above excludes:

●	shares of common stock issuable pursuant to equity awards granted, effective as of the closing of this offering, to our non-employee directors and director nominees;

●	the issuance of shares of common stock that would be issuable upon the exercise of certain outstanding warrants, which warrants are subject to adjustment based on the transactions contemplated by this offering;

●	(i) 677,094 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.96 per share as of June 30, 2022, (ii) 70,640 shares issuable upon the vesting and delivery of restricted stock units as of June 30, 2022 and (iii) 309,033 shares of common stock underlying vested restricted stock units as of June 30, 2022, which underlying shares will be issued and delivered upon the resignation of the director holding the restricted stock units;

●	820,422 shares of common stock reserved for issuance under our 2018 Plan as of June 30, 2022. Upon completion of this offering, we will grant no further awards under the 2018 Plan; and

●	shares of our common stock that will be made available for future issuance under our 2022 Plan upon completion of this offering, based on the initial public offering price, plus any future increases in the number of shares of common stock reserved for issuance under the 2022 Plan pursuant to provisions thereof that automatically increase the share reserve under the plan each year. Upon the closing of this offering, the number of shares of common stock reserved for issuance pursuant to future awards under the 2022 Plan will equal % of the aggregate of the number of shares of our common stock outstanding upon the closing of this offering.

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DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

As of June 30, 2022, we had a historical net tangible book value (deficit) of $(21.0) million, or $(3.90) per share of common stock. Our historical net tangible book value (deficit) per share represents total tangible assets less total liabilities and redeemable convertible preferred stock, divided by the number of shares of our common stock outstanding as of June 30, 2022.

Our pro forma net tangible book value (deficit) of our common stock as of June 30, 2022 was $          million, or $           per share of common stock. Pro forma net tangible book value (deficit) represents the amount of our total tangible assets less our total liabilities, after giving effect to: (i) the conversion of 2,287,000 shares of our Series A preferred stock outstanding as of June 30, 2022 into 2,287,000 shares of our common stock upon completion of this offering; (ii) the conversion of unpaid dividends on our Series A Preferred Stock of approximately $            into             shares of common stock upon the closing of this offering, based on the initial public offering price, which is the midpoint of the price range listed on the cover page of this prospectus; and (iii) the settlement of $10,000,000 principal amount of indebtedness under the Harrow Loan Agreement in exchange for            shares of common stock, which we intend to consummate upon the closing of this offering, at an assumed initial public offering price of $                per share, which is the midpoint of the price range listed on the cover page of this prospectus, net of any underwriting discount. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of June 30, 2022, after giving effect to those pro forma adjustments.

After giving further effect to the sale of                shares of common stock in this offering at an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2022 would have been $           million, or $           per share. This amount represents an immediate increase in pro forma net tangible book value of $           per share to our existing stockholders and immediate dilution of $             per share to new investors in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock in this offering.

The following table illustrates this dilution:

Assumed initial public offering price per share			$
Historical net tangible book value (deficit) per share as of June 30, 2022		$(3.90)
Pro forma increase in net tangible book value (deficit) per share attributable to the pro forma transactions described above	$

Pro forma net tangible book value (deficit) per share as of June 30, 2022	$
Increase in pro forma as adjusted net tangible book value per share attributable to new investors participating in this offering	$

Pro forma as adjusted net tangible book value per share after this offering			$
Dilution per share to new investors participating in this offering			$

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted net tangible book value per share after this offering by $          , and dilution in pro forma net tangible book value per share to new investors by $            , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase of 1 million shares in the number of shares we are offering would increase the pro forma as adjusted net tangible book value per share after this offering by $           and decrease the dilution per share to new investors participating in this offering by $           , assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of 1 million shares in the number of shares we are offering would decrease the pro forma as adjusted net tangible book value per share after this offering by $          and increase the dilution per share to new investors participating in this offering by $              , assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value after this offering would be $            per share, the increase in pro forma net tangible book value would be $             per share and the dilution to new investors would be $                per share, in each case assuming an initial public offering price of $               per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

The following table summarizes, as of June 30, 2022, on the pro forma as adjusted basis described above, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid for such shares. This calculation is based on an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Total Shares			Total Consideration			Weighted- Average
	Number	Percent		Amount	Percent		Price Per Share
Existing stockholders before this offering			%	$		%	$
New investors participating in this offering

Total		100%		$	100%

The table above assumes no exercise of the underwriter’s option to purchase additional shares in this offering, and is based on the assumed initial public offering price of $              per share, which is the midpoint of the price range set forth on the cover page of this prospectus. If the underwriter’s option to purchase additional shares is exercised in full, the number of shares of our common stock held by existing stockholders would be reduced to               % of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors participating in the offering would be increased to            % of the total number of shares of our common stock outstanding after this offering.

The foregoing tables and calculations (other than the historical net tangible book value (deficit) calculation) are based on shares of common stock outstanding as of June 30, 2022, after giving effect to: (i) the conversion of 2,287,000 shares of our Series A Preferred Stock outstanding as of June 30, 2022 into 2,287,000 shares of our common stock upon completion of this offering; (ii) the conversion of unpaid dividends on our Series A Preferred Stock of approximately $          into             shares of common stock upon the closing of this offering, based on the initial public offering price, which is the midpoint of the price range listed on the cover page of this prospectus; and (iii) the settlement of $10,000,000 principal amount of indebtedness under the Harrow Loan Agreement in exchange for            shares of common stock, which we intend to consummate upon the closing of this offering, at an assumed initial public offering price of $           per share, which is the midpoint of the price range listed on the cover page of this prospectus, net of any underwriting discount; and excludes:

●	shares of common stock issuable pursuant to equity awards granted, effective as of the closing of this offering, to our non-employee directors and director nominees;

●	excludes the issuance of shares of common stock that would be issuable upon the exercise of certain outstanding warrants, which warrants are subject to adjustment based on the transactions contemplated by this offering;

●	(i) 677,094 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.96 per share as of June 30, 2022, (ii) 70,640 shares issuable upon the vesting and delivery of restricted stock units as of June 30, 2022 and (iii) 309,033 shares of common stock underlying vested restricted stock units as of June 30, 2022, which underlying shares will be issued and delivered upon the resignation of the director holding the restricted stock units;

●	820,422 shares of common stock reserved for issuance under our 2018 Plan as of June 30, 2022. Upon completion of this offering, we will grant no further awards under the 2018 Plan; and

●	shares of our common stock that will be made available for future issuance under our 2022 Plan upon completion of this offering, based on the initial public offering price, plus any future increases in the number of shares of common stock reserved for issuance under the 2022 Plan pursuant to provisions thereof that automatically increase the share reserve under the plan each year. Upon the closing of this offering, the number of shares of common stock reserved for issuance pursuant to future awards under the 2022 Plan will equal % of the aggregate of the number of shares of our common stock outstanding upon the closing of this offering.

To the extent that the underwriter’s warrant is exercised, outstanding options are exercised, new options or other awards are issued under our equity compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth at the end of this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward- looking statements. Please also see “Forward-Looking Statements.”

Overview

We are a clinical stage pharmaceutical company focused on the development and commercialization of proprietary non-opioid, non-IV, sedation and anesthesia therapeutics for human medical procedures in hospital, outpatient, and in-office settings. Melt is seeking regulatory approval through the FDA’s 505(b)(2) regulatory pathway for these proprietary, patented small-molecule product candidates, where possible. The core IP we own is a patented series of combination non-opioid sedation drug formulations that we believe have multiple applications, including our patented, lead product candidate, MELT-300. MELT-300 is a fixed dose combination of midazolam and ketamine in a fast-dissolving tablet that is being developed to provide procedural sedation and intraoperative analgesia during cataract surgeries.

We were incorporated in Nevada in April 2018 and reincorporated in Delaware in January 2019. To date, we have devoted substantially all of our resources to our development efforts relating to our product candidates, including MELT-300, which have primarily consisted of conducting clinical trials with our product candidates, providing general and administrative support for these operations and protecting our intellectual property. We do not have any products approved for sale and have not generated any revenue from product sales. Since our inception, we have funded our operations primarily through the Harrow Loan Agreement (as described below), and the sale of our Series A Preferred Stock. To date, we have raised approximately $23.1 million in net proceeds from these transactions.

Plan of Operations

Our vision is to ultimately Make Needles PointlessTM. Our strategy to realize our vision is to develop and commercialize sublingual conscious and procedural sedation drugs that eliminate the need for IV administrated medications and opioids. We intend to do this by executing a clinical development program for MELT-300, our lead product candidate to be used for procedural sedation during cataract surgery and internally developing and commercializing additional product candidates for procedural sedation in established markets with limited, FDA-approved drug options. If approved, we may independently commercialize and/or cooperate with third parties to both develop and commercialize therapeutic candidates where it makes sense to share costs and leverage the expertise of others. We intend to submit applications for our product candidates via the 505(b)(2) regulatory pathway. As an alternate and typically expedited regulatory pathway for FDA approval of new indications or new formulations of previously-approved products, a company may submit a Section 505(b)(2) NDA instead of a “stand-alone” or “full” NDA.

Macroeconomic Trends and the Impact of COVID-19 on Our Business

We continue to actively monitor the impact of various macroeconomic trends, such as high rates of inflation, supply chain disruptions and geopolitical instability, and the COVID-19 pandemic on our business. To date, we have not experienced a material financial statement impact or business disruptions, including with our vendors or third parties, as a result of these negative macroeconomic trends or the COVID-19 pandemic. However, at this time, we cannot predict the specific extent, duration or full impact that inflationary conditions, supply chain disruptions, geopolitical instability and the COVID-19 pandemic will have on our financial statements and operations, including our ongoing and planned preclinical activities and future clinical trials. Economic conditions, such as rising inflation, higher interest rates, changes in regulatory laws and monetary exchange rates, and government fiscal policies, can also have a significant effect on operations. Moreover, negative macroeconomic conditions could adversely impact our ability to obtain financing in the future on terms acceptable to us, or at all. In addition, the geopolitical instability and related sanctions could continue to have significant ramifications on global financial markets, including volatility in the U.S. and global financial markets. The extent of the impact of the COVID-19 pandemic on our business, operations and clinical development timelines and plans remains uncertain and will depend on certain developments, including the duration and spread of the pandemic and its future impact on our CROs, elective procedures, third-party manufacturers, and other third parties with which we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. We continue to actively monitor the evolving situation related to the COVID-19 pandemic and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with which we do business. If we or any of the third parties with whom we engage were to experience shutdowns or other prolonged business disruptions due to the COVID-19 pandemic, our ability to conduct our business in the manner and on the timelines presently planned could have a material adverse impact on our business, results of operation and financial condition.

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Financial Overview

We have incurred net losses in each year since our inception. Our net losses were approximately $6.5 million and $2.9 million for the six months ended June 30, 2022 and 2021, respectively. Our net losses were approximately $6.7 million and $4.5 million for the years ended December 31, 2021 and 2020, respectively. As of June 30, 2022, we had an accumulated deficit of approximately $22.7 million. Substantially all of our net losses resulted from costs incurred in connection with our development programs and from general and administrative expenses associated with our operations.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially in connection with our ongoing activities, as we:

●	continue the development of our lead product candidate, MELT-300, as well as other product candidates, including the planned and future clinical trials;

●	seek to obtain regulatory approvals for MELT-300, as well as other product candidates;

●	prepare for the potential launch and commercialization of MELT-300, as well as other product candidates, if approved;

●	establish a sales and marketing infrastructure for the commercialization of MELT-300, as well as other product candidates, if approved;

●	maintain, expand and protect our intellectual property portfolio; and

●	add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts and operations as a public company.

We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for MELT-300 or our other product candidates, which we expect will take a number of years and is subject to significant uncertainty. Accordingly, we anticipate that we will need to raise additional capital, in addition to the net proceeds of this offering and taking into account the Harrow Loan Agreement Amendments, prior to completing clinical development of MELT-300 or any of our other product candidates. Until such time that we can generate substantial revenue from product sales, if ever, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding and collaborations, and licensing arrangements. However, we may be unable to raise additional funds or enter into such arrangements when needed on favorable terms, or at all, which would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our development programs or commercialization efforts or grant to others rights to develop or market product candidates that we would otherwise prefer to develop and market ourselves. Failure to receive additional funding could cause us to cease operations, in part or in full.

Components of Results of Operations

Revenue

To date, we have not recognized any revenue from any sources, including from product sales, and we do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for MELT-300 or our other product candidates are successful and result in regulatory approval, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

General and Administrative Expenses

General and administrative expenses consist primarily of (i) compensation and employee-related costs for our administrative personnel, including salaries, benefits, stock-based compensation, and other related costs, (ii) costs for third-party professional services, including legal, accounting, and other consulting services, (iii) costs for board of director services, including stock-based compensation, and (iv) other general and administrative expenses.

We expect our general and administrative expenses to increase in the future as we expand our organization to support our continued research and development activities of our product candidates, maintain and protect our intellectual property, support potential commercialization efforts, and operate as a public company. These increases will likely include additional costs related to (i) the hiring of new administrative personnel, including legal, finance, operational and commercial functions; (ii) fees incurred from third-party service providers for legal, accounting, compliance, investor and public relations, and other administrative services, (iii) increased director and officer liability insurance; and (iv) other general corporate expenses.

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Management Services Agreement with Harrow

Effective as of February 1, 2019, we entered into a Management Services Agreement with Harrow, pursuant to which Harrow provides us with certain professional services. The Management Services Agreement is in effect until terminated pursuant to its terms and either party may terminate the agreement for any reason upon 10 days’ notice. In exchange for services provided to us under the Management Services Agreement, we pay Harrow a monthly fee of approximately $10,000. As of June 30, 2022 and December 31, 2021, the Company owed approximately $108,000 and $40,000, respectively, to Harrow primarily for reimbursable expenses and amounts due under the Management Services Agreement with Harrow. During the year ended December 31, 2021, approximately $0.9 million of accrued expenses payable to Harrow pursuant to the Management Services Agreement were converted into the note payable due to Harrow under the Harrow Loan Agreement. See “Certain Relationships and Related Party Transactions” for more information.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including our research and discovery efforts and the development of MELT-300 and our other product candidates. We expense research and development costs as incurred, which primarily include:

●	external research and development expenses incurred under arrangements with third parties, such as CROs, as well as investigative sites and consultants that conduct our clinical trials, preclinical studies and other scientific development services;

●	costs related to acquiring, developing, and manufacturing clinical study material for our preclinical studies and clinical trials, including fees paid to contract manufacturing organizations (“CMOs”);

●	laboratory supplies and research materials;

●	upfront, milestone and maintenance fees incurred under license, acquisition and other third-party agreements; and

●	costs related to compliance with clinical regulatory requirements.

Historically, we have not tracked research and development costs by product candidates as most of our research and development costs to date have been incurred for the development of MELT-300. These costs have primarily included costs incurred for consultants, CROs, and CMOs for preclinical studies and clinical trials, including clinical study materials used in these activities. Our other product candidates, MELT-210 and MELT-400, are part of the ongoing MELT-300 Phase 2 clinical trial and certain costs associated with these product candidates are attributable to the development of MELT-300. However, we will incur incremental research and development costs as we develop MELT-210 and MELT-400 as standalone product candidates.

Research and development activities will continue to be central to our business model. We expect our research and development expenses to increase for the foreseeable future as we advance our current product candidates through clinical trials. We also expect to incur additional costs primarily related to hiring research and development employees to support research and development activities associated with our current product candidates and potential future programs and engaging third-party consultants to supplement our research and development activities. Research and development expenses may also increase as a result new product candidates that we may acquire or develop internally.

The successful development of MELT-300 or our other product candidates is highly uncertain. We cannot reasonably estimate or know the nature, timing, and estimated costs of the efforts that will be necessary to complete the development of MELT-300 or our other product candidates due to the inherently unpredictable nature of preclinical and clinical development. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. We are also unable to predict when, if ever, material net cash inflows will commence from the sale of MELT-300 or our other product candidates, if they are approved.

The duration, costs and timing of the clinical development of MELT-300 and our other product candidates will depend on a variety of factors that include, but are not limited to, the following:

●	the scope, rate of progress, and expenses of our ongoing research activities as well as any preclinical studies and clinical trials and other research and development activities;

●	the number and scope of clinical programs we decide to pursue;

●	the uncertainties in clinical trial design and patient enrollment rates;

●	establishing an appropriate safety and efficacy profile;

●	successful enrollment in and completion of clinical trials;

●	whether MELT-300 or our other product candidates show safety and efficacy in our clinical trials;

●	the timing, receipt and terms of marketing approvals from applicable regulatory authorities;

●	making arrangements with third-party CMOs for manufacturing;

●	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for MELT-300 and any other product candidate;

●	commercializing product candidates, if and when approved, whether alone or in collaboration with others; and

●	continued acceptable safety profile of the products following any regulatory approval.

A change in the outcome of any of these variables with respect to the development of MELT-300 or our other product candidates would significantly change the costs and timing associated with the development of those product candidates. We may never succeed in achieving regulatory approval for any product candidate. We may obtain unexpected results from our clinical trials. We may elect to discontinue, delay or modify clinical trials of some product candidates or focus on other product candidates. For example, if the FDA or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect or if we experience significant delays in enrollment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

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Other (Expense) Income, Net

Other (expense) income, net, primarily relates to interest expense and interest income. Interest expense is primarily related to interest incurred on the Harrow Loan Agreement. Interest income consists of interest income received on our cash and cash equivalents.

Results of Operations

Comparison of the Six Months Ended June 30, 2022 and 2021

The following table summarizes our results of operations for the six months ended June 30, 2022 and 2021, together with the changes in those items in dollars and as a percentage:

	Six Months Ended June 30,		Change
	2022	2021	Amount	Percent
	(unaudited)
Operating expenses
General and administration	$1,182,209	$1,462,768	$(280,559)	(19.2)%
Research and development	4,349,995	1,469,225	2,880,770	196.1%

Total operating expenses	5,532,204	2,931,993	2,600,211	88.7%

Loss from operations	(5,532,204)	(2,931,993)	(2,600,211)	88.7%
Total other (expense) income, net	(986,131)	1,091	(987,222)	>(200)%
Loss before income taxes	(6,518,335)	(2,930,902)	(3,587,433)	122.4%
Provision for income taxes	-	(6,000)	6,000	(100.0)%
Net loss	$(6,518,335)	$(2,936,902)	$(3,581,433)	121.9%

General and Administrative Expenses

General and administrative expenses decreased $0.3 million, or 19%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. Salaries, benefits, and other compensation costs decreased $0.1 million in the first half of 2022 primarily as a result of severance expense recorded in 2021 related to a terminated employee. Stock-based compensation expense for awards granted to our board of directors decreased $0.2 million as awards granted prior to 2022 became fully vested on June 30, 2021 and new grants for the board members were made during the second quarter of 2022 which vest over one year following the grant date.

Research and Development Expenses

Research and development expenses increased $2.9 million, or 196%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. Research and development expenses were primarily comprised of costs incurred for consultants, CROs, and CMOs for preclinical studies and clinical trials, including clinical study materials used in these activities, related to MELT-300. The increase in the first half of 2022 was attributable to our on-going Phase 2 clinical study for MELT-300, which began in the second half of 2021. Additionally, research and development expenses increased in the six months ended June 30, 2022 compared to the six months ended June 30, 2021 as a result of costs incurred to CROs related to our phase 1 clinical study for MELT-210 that began in the first quarter of 2022.

Other (Expense) Income, net

Other expense, net was $986,131 for the six months ended June 30, 2022 compared to other income, net of $1,091 for the six months ended June 30, 2021. The increase in other (expense) income, net during the six months ended June 30, 2022 was primarily due to interest expense associated with the Harrow Loan Agreement, which was entered into in September 2021. See “Liquidity and Capital Resources” below for a discussion of the Harrow Loan Agreement.

Comparison of Years Ended December 31, 2021 and 2020

The following table summarizes our results of operations for the years ended December 31, 2021 and 2020, together with the changes in those items in dollars and as a percentage:

	Year Ended December 31,		Change
	2021	2020	Amount	Percent

Operating expenses
General and administration	$2,541,579	$1,990,099	$551,480	27.7%
Research and development	3,525,549	2,541,180	984,369	38.7%

Total operating expenses	6,067,128	4,531,279	1,535,849	33.9%

Loss from operations	(6,067,128)	(4,531,279)	(1,535,849)	33.9%
Interest (expense) income, net	(581,793)	7,681	(589,474)	>(200)%
Loss before income taxes	(6,648,921)	(4,523,598)	(2,125,323)	47.0%
Provision for income taxes	(5,674)	(17,594)	11,920	(67.8)%

Net loss	$(6,654,595)	$(4,541,192)	$(2,113,403)	46.5%

General and Administrative Expenses

General and administrative expenses increased $0.6 million, or 28%, for the year ended December 31, 2021. Salaries, benefits, and other compensation costs increased $0.4 million in 2021 as a result of increased performance-based compensation in 2021 for our current chief executive officer and certain severance payments for a former employee. Professional service and consulting fees increased $0.3 million as a result of increased business activities to support capital raising efforts and administrative support of advancing MELT-300 through the initial phases of its development. These increases were offset by a $0.1 million decrease in stock-based compensation expense related to awards granted to our board of directors in prior years that became fully vested in the first half of 2021 and less expense was recognized compared to the prior year.

Research and Development Expenses

Research and development expenses increased $1.0 million, or 39%, for the year ended December 31, 2021. Research and development expenses were primarily comprised of costs incurred for consultants, CROs, and CMOs for preclinical studies and clinical trials, including clinical study materials used in these activities, related to MELT-300. The increase in 2021 was attributable to the progression and completion of our Phase 1 clinical study and the start and progression of our Phase 2 clinical study for MELT-300.

Interest (Expense) Income, net

Interest expense, net was $581,793 for the year ended December 31, 2021 compared to interest income, net of $7,681 in 2020. The increase in interest expense, net during the year ended December 31, 2021 was primarily due to interest expense associated with the Harrow Loan Agreement, which was entered into during 2021. See “Liquidity and Capital Resources” below for a discussion of the Harrow Loan Agreement.

Liquidity and Capital Resources

Sources of Liquidity

As of June 30, 2022, we had cash and cash equivalents of $6.2 million, compared to $11.3 million as of December 31, 2021. Our operations to date have been funded primarily by aggregate net proceeds of approximately $23.1 million from the Harrow Loan Agreement and the sale of our Series A Preferred Stock.

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In January 2019, we received approximately $10.6 million of net proceeds, after deducting approximately $0.8 million of placement agent fees and offering expenses, from the sale of our Series A Preferred Stock.

In September 2021, we entered into the Harrow Loan Agreement in the principal amount of $13.5 million, with net proceeds received by us of approximately $12.6 million. Approximately $0.9 million of outstanding accrued expenses payable to Harrow pursuant to the Management Services Agreement were converted into the note payable due to Harrow under the Harrow Loan Agreement, and, in addition, approximately $40,000 of Harrow’s legal fees associated with the transaction was deducted from proceeds by us. Amounts borrowed under the Harrow Loan Agreement bear interest at twelve and one-half percent (12.50%) per annum, which interest can be paid in-kind at our option until the maturity date. The Harrow Loan Agreement permits us to pay interest only on the principal amount loaned thereunder through the term and all amounts owed were to be due and payable on September 1, 2022. We could have elected to prepay all, but not less than all, of the amounts owed prior to the maturity date at any time without penalty. In connection with the Harrow Loan Agreement, we have granted Harrow a security interest in substantially all of our personal property, rights and assets, including intellectual property rights, to secure the payment of all amounts owed under the Harrow Loan Agreement. The Harrow Loan Agreement contains customary representations, warranties and covenants, including covenants by us limiting additional indebtedness, liens, mergers and acquisitions, dispositions, investments, distributions, subordinated debt, and transactions with affiliates. The Harrow Loan Agreement includes customary events of default, and upon the occurrence of an event of default (subject to cure periods for certain events of default), all amounts owed by us thereunder may be declared immediately due and payable by Harrow, and the interest rate on the loan may be increased by three percent (3%) per annum. We anticipate that $10,000,000 of the principal amount of the indebtedness under the Harrow Loan Agreement will be settled in exchange for     shares of our common stock upon the consummation of this offering at an assumed initial public offering price of $     per share, which is the midpoint of the price range listed on the cover page of this prospectus, net of any underwriting discount.

In April 2022, we entered into an amendment to the Harrow Loan Agreement that would have, among other things, (i) extended the maturity date of the loan through September 1, 2026 and (ii) added certain financial covenants requiring us to maintain minimum liquidity (the “First Harrow Loan Agreement Amendment”). The effectiveness of the First Harrow Loan Agreement Amendment and the amendments therein was subject to our satisfaction of certain conditions precedent, which included the consummation of this offering no later than August 31, 2022 (or such later date as Harrow may agree in its discretion). Since this offering was not completed on or prior to August 31, 2022, this condition was not satisfied such that the First Harrow Loan Agreement Amendment did not become effective, and amounts outstanding under the Harrow Loan Agreement were due and payable by us on September 1, 2022.

In September 2022, we entered into a second amendment to the Harrow Loan Agreement to, among other things, (i) extend the maturity date of the loan through June 1, 2023, (ii) waive the existing event of default related to our failure to pay the loan in full on September 1, 2022 and (iii) extend the date by which we can consummate this offering to May 31, 2023 (the “Second Harrow Loan Agreement Amendment,” and together with the First Harrow Loan Agreement Amendment, the “Harrow Loan Agreement Amendments”). The abovementioned amendments in the Second Harrow Loan Agreement Amendment were effective as of September 21, 2022. Upon the consummation of this offering, the amendments initially included in the First Harrow Loan Agreement Amendment and restated in the Second Harrow Loan Agreement Amendment, will be effective, including the amendment to extend the maturity date of the loan through September 1, 2026. See the section titled “Certain Relationships and Related Party Transactions” elsewhere in this prospectus for more information regarding the Harrow Loan Agreement Amendments.

As discussed in Note 2 to the interim condensed financial statements and the audited financial statements included in this prospectus for going concern, we have incurred significant continuing losses in the six months ended June 30, 2022 and 2021 and the years ended December 31, 2021 and 2020. Since inception through June 30, 2022, we have incurred aggregate losses of approximately $22.7 million. These losses are primarily due to general and administrative and research and development expenses incurred in connection with developing and seeking regulatory approval for MELT-300 and our other product candidates. Our ability to continue operating is highly dependent upon continued funding from the debt and equity markets. Our historical and ongoing dependence on proceeds from debt and/or equity issuances to fund operating expenses could raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements included in this prospectus have been prepared assuming that we will continue as a going concern and, accordingly, do not include any adjustments that may result from the outcome of this uncertainty.

We currently expect that our cash and cash equivalents and taking into account the Harrow Loan Agreement Amendments, together with the proceeds of this offering, will be sufficient to continue to develop and commercialize our product candidates and technologies, pursue potential future strategic transactions as opportunities arise, and otherwise fund our operations through 2023. However, additional funding may be necessary to fund our future clinical and pre-clinical activities. If we are unable to obtain funding, we could be forced to delay, reduce or eliminate our research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect our business prospects and our ability to continue operations.

Net Cash Flows

The following provides detailed information about our net cash flows for the periods indicated below:

	For the Six Months		For the Year
	Ended June 30,		Ended December 31,
	2022	2021	2022	2021
	(unaudited)
Net cash (used in) provided by:
Operating activities	$(5,079,041)	$(2,029,262)	$(4,225,845)	$(4,493,370)
Investing activities	-	-	-	-
Financing activities	-	-	12,552,286	-
Net change in cash and cash equivalents	(5,079,041)	(2,029,262)	8,326,441	(4,493,370)
Cash and cash equivalents at beginning of the year	11,259,031	2,932,590	2,932,590	7,425,960
Cash and cash equivalents at end of the year	$6,179,990	$903,328	$11,259,031	$2,932,590

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Operating Activities

Net cash used in operating activities during the six months ended June 30, 2022 was $5.1 million compared to net cash used in operating activities of $2.0 million during the same period in the prior year. The increase in net cash used in operating activities for the six months ended June 30, 2022 is attributable to increased research and development expenses associated with our Phase 2 clinical study for MELT-300 that began in the second half of 2021.

Net cash used in operating activities during the year ended December 31, 2021 was $4.2 million, compared to net cash used in operating activities of $4.5 million during the same period in the prior year. Net cash used in operating activities during both years was primarily attributed to supporting the development of MELT-300 and our other product candidates.

Investing Activities

During the six months ended June 30, 2022 and 2021, we had no cash flows provided by or used in investing activities.

During the years ended December 31, 2021 and 2020, we had no cash flows provided by or used in investing activities.

Financing Activities

During the six months ended June 30, 2022 and 2021, we had no cash flows provided by or used in financing activities.

Net cash provided by financing activities during the year ended December 31, 2021 was $12.6 million compared to no cash provided by or used in finance activities during the year ended December 31, 2020. Cash provided by financing activities in 2021 was related to net proceeds received from the Harrow Loan Agreement.

Sources of Capital

Our principal sources of cash consist of cash provided by financing activities. The changing trends and overall economic outlook in light of current inflationary conditions, supply chain disruptions and the ongoing COVID-19 pandemic created and are likely to continue to create uncertainty surrounding our operating outlook and may impact our future operating results if these conditions persist for a significant period of time or deteriorate. COVID-19 pandemic related impacts could include the delay of elective procedures, including cataract surgeries, which if elective procedures are halted (similar to March 2020), it would impact our ability to meet our clinical trial and development timelines, resulting in higher costs and expenses. In addition, we may acquire new products, product candidates and/or businesses and, as a result, we may need significant additional capital to support our business plan and fund our proposed business operations.

We may receive additional proceeds from the exercise of our warrants or stock options that are currently outstanding. We may also seek additional financing from a variety of sources, including other equity or debt financings, funding from corporate partnerships or licensing arrangements, sales of assets or any other financing transaction. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience substantial dilution, and the newly issued equity or debt securities may have more favorable terms or rights, preferences and privileges senior to those of our existing stockholders. If we raise additional funds through collaboration or licensing arrangements or sales of assets, we may be required to relinquish potentially valuable rights to our product candidates or proprietary technologies or formulations, or grant licenses on terms that are not favorable to us. If we raise funds by incurring additional debt, we may be required to pay significant interest expenses and our leverage relative to our earnings or to our equity capitalization may increase. Obtaining commercial loans, assuming they would be available, would increase our liabilities and future cash commitments and may impose restrictions on our activities, such as the financial and operating covenants. Further, we may incur substantial costs in pursuing future capital and/or financing transactions, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which would adversely impact our financial results.

We may be unable to obtain financing when necessary as a result of, among other things, our performance, general economic conditions, conditions in the pharmaceuticals industries, or our operating history. Furthermore, the COVID-19 pandemic has resulted in, and may continue to result in, significant disruption of global financial markets, which could reduce our ability to access capital and negatively affect our liquidity in the future. In addition, the fact that we have no history of profitability could further impact the availability or cost to us of future financings. As a result, sufficient funds may not be available when needed from any source or, if available, such funds may not be available on terms that are acceptable to us. If we are unable to raise funds to satisfy our capital needs when needed, then we may need to forego pursuit of potentially valuable development or acquisition opportunities, we may not be able to continue to operate our business pursuant to our current operating plan, which would require us to modify our operations to reduce spending to a sustainable level by, among other things, delaying, scaling back or eliminating some or all of our ongoing or planned investments in corporate infrastructure, business development, sales and marketing and other activities, or we may be forced to discontinue our operations entirely.

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Funding Requirements

Any drug or product candidates we may develop may never achieve commercialization and we anticipate that we will continue to incur losses for the foreseeable future. We expect that our research and development expenses, general and administrative expenses, and capital expenditures will continue to increase. As a result, until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings or potentially other capital sources, including collaborations, licenses and other similar arrangements. Our primary uses of capital are, and we expect will continue to be, costs associated with advancing our product candidates through clinical trials, and potentially commercialization; compensation and related expenses; costs related to third-party CROs, consultants, and service providers for manufacturing and development activities, clinical research, legal, accounting, intellectual property and other services; license payments that may arise; and other overhead costs.

Based upon our current operating plan, we believe that the net proceeds from this offering and taking into account the Harrow Loan Agreement Amendments, together with our existing cash and cash equivalents of approximately $6.2 million as of June 30, 2022, will be sufficient to continue funding our development activities through 2023. In order to finance our operations beyond that point, we will need to raise additional capital, which cannot be assured. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. We will continue to require additional financing to advance our current product candidates through clinical development, to develop, acquire or in-license other potential product candidates and to fund operations for the foreseeable future. We will continue to seek funds through equity offerings, debt financings or potentially other capital sources, including collaborations, licenses and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders, including investors in this offering, will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies. If we are unable to raise capital, we will need to delay, reduce or terminate planned activities to reduce costs.

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

●	the progress, costs and results of our ongoing and planned clinical trials of MELT-300, as well as our planned trials for our other product candidates;

●	the scope, progress, results and costs of discovery research, preclinical development, laboratory testing and clinical trials for our product candidates, including our ongoing clinical trials of MELT-300;

●	the impacts of the COVID-19 pandemic;

●	the number of, and development requirements for, other product candidates that we pursue;

●	the costs, timing and outcome of regulatory review of our product candidates;

●	our ability to enter into contract manufacturing arrangements for supply of API, and manufacture of our product candidates and the terms of such arrangements;

●	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;

●	the payment or receipt of milestones and receipt of other collaboration-based revenues, if any;

●	the costs and timing of any future commercialization activities, including product manufacturing, sales, marketing and distribution, for any of our product candidates for which we may receive marketing approval;

●	the amount and timing of revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property and proprietary rights and defending any intellectual property-related claims;

●	the extent to which we acquire or in-license other products, product candidates, technologies or data referencing rights;

●	the ability to receive additional non-dilutive funding, including grants from organizations, public institutions and foundations;

●	addition of operational, financial and management information systems and personnel, including personnel to support our drug development, any future commercialization efforts and our transition to a public company; and

●	the costs of operating as a public company.

Further, our operating plans may change, and we may need additional funds to meet operational needs and capital requirements for clinical trials and other research and development activities. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated product development programs.

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Contractual Obligations and Commitments

We enter into contracts in the normal course of business with third-party service providers for clinical trials, preclinical research studies and testing, manufacturing and other services and products for operating purposes. These contracts generally provide for termination upon notice of 30 days, and therefore, we believe that our non-cancelable obligations under these agreements are not material and we cannot reasonably estimate the timing, when, and if they will occur. However, in the future we may enter into additional research, manufacturing, supplier, lease and other agreements, that may require up-front payments and even long-term commitments of cash.

In June 2022, we entered into a sublease for our principal executive offices. The sublease ends in September 2023 and total rent payments throughout the sublease are approximately $132,000.

See the “Certain Relationships and Related Party Transactions” section and our audited financial statements included elsewhere in this prospectus for discussion of the Harrow Loan Agreement and Harrow Loan Agreement Amendments.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Item 10 of Regulation S-K and are not required to provide the information otherwise required under this item.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Although we believe that the estimates we use are reasonable, actual results could differ materially from these estimates.

While our significant accounting policies are described in more detail in Note 2 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Research and Development

We expense all costs related to research and development as they are incurred. Research and development expenses consist of expenses incurred in performing research and development activities including salaries and benefits, and other overhead expenses, clinical trials, contract services and outsource contracts.

Redeemable Convertible Preferred Stock and Related Warrant Liability

We classify redeemable convertible preferred stock outside of stockholders’ deficit on our balance sheets as the requirements of triggering a deemed liquidation event, as defined within its amended and restated certificate of incorporation, are not entirely within our control. In the event of such a deemed liquidation event, the proceeds from the event are distributed in accordance with the liquidation preferences, provided that the holders of convertible preferred stock have not converted their shares into common stock. We record the issuance of convertible preferred stock at the issuance price less related issuance costs. We have not adjusted the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty as to whether or when a deemed liquidation event may occur.

Our redeemable convertible preferred stock warrant requires liability classification as the underlying convertible preferred stock is considered contingently redeemable and may obligate us to transfer assets to the holders at a future date upon the occurrence of a deemed liquidation event. The warrant was recorded at fair value upon issuance and was subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the statements of operations. In April 2022, we and the holders of the warrants amended the warrants so that warrants are exercisable into shares of our common stock rather than shares of preferred stock. The amendment resulted in the warrants being reclassified to equity. At the amendment date, we used the Black-Scholes-Merton option pricing model to estimate the fair value of the amended warrants and the estimated fair value was recorded as additional paid-in capital and the redeemable convertible preferred stock warrant liability was removed after recording the change in fair value in the statement of operations.

Stock-based Compensation

We have a stock incentive plan under which incentive and non-qualified stock options have been granted to employees, directors and consultants. All stock-based payments are recognized in the financial statements based on their respective grant date fair values. We estimate the fair value of stock options on the date of grant using the Black-Scholes-Merton option pricing model. The model requires management to make a number of assumptions, including expected volatility, expected term, risk-free interest rate and expected dividends. The value of the portion of the award that is ultimately expected to vest is recognized ratably over the requisite service periods in our statements of operations. We account for forfeitures as they occur. We evaluate the assumptions used to value stock awards on at least an annual basis.

Determination of the Fair Value of Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each equity grant, with input from management, considering independent third-party valuations of our common stock as well as our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent third-party valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately- Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using the option-pricing method (“OPM”) which used a combination of approaches to estimate our enterprise value such as the cost approach, income approach, and market approach. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or merger. A discount for lack of marketability of the common stock is then applied to arrive at the estimated fair value of the common stock.

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These third-party valuations were performed at various dates, which resulted in valuations of our common stock of $0.006 per share as of April 30, 2018, $0.01 per share as of August 31, 2018, $1.66 per share as of January 31, 2019, $2.41 per share as of August 31, 2020, and $3.47 per share as of August 31, 2021. We had an additional third-party retrospective valuation using a probability-weighted income and market approach and an OPM allocation performed as of August 31, 2021 that resulted in a common stock value of $3.69 per share. Another third-party valuation was performed as of January 31, 2022 using a similar probability-weighted methodology that resulted in a common stock value of $5.22 per share. Our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

●	the price at which we sold preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

●	the progress of our research and development programs, including the status of preclinical studies and planned clinical trials for our product candidates;

●	our stage of development and our business strategy;

●	external market conditions affecting the pharmaceutical industry, and trends within the pharmaceutical industry;

●	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

●	the lack of an active public market for our common stock and our preferred stock;

●	the likelihood of achieving a liquidity event; and

●	the analysis of initial public offerings and the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different.

Following the closing of this offering, the fair value of our common stock will be determined based on the quoted market price of our common stock.

Emerging Growth Company Status and Smaller Reporting Company Status

We are an EGC under the JOBS Act. Section 107 of the JOBS Act provides that an EGC can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of the delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same requirements to adopt new or revised accounting standards as private entities.

As an EGC, we may also take advantage of certain exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC:

●	we are presenting only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus

●	we intend to avail ourselves of the exemption from providing an auditor’s attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	we intend to avail ourselves of the exemption from complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”), regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis;

●	we are providing reduced disclosure about our executive compensation arrangements; and

●	we do not intend to require non-binding advisory votes on executive compensation or stockholder approval of any golden parachute payments.

We will remain an EGC until the earliest of (i) December 31, 2027, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more, (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous rolling three-year period, or (iv) the date on which we are deemed to be a large accelerated filer under the Exchange Act.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million.

If we are a smaller reporting company at the time we cease to be an EGC, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to EGCs, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Recently Issued and Adopted Accounting Pronouncements

Other than as disclosed in Note 2 to our audited financial statements appearing elsewhere in this prospectus, we do not expect that any recently issued accounting standards will have a material impact on our financial statements or will otherwise apply to our operations.

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BUSINESS

Our Company

Melt is a clinical stage pharmaceutical company focused on the development and commercialization of proprietary non-opioid, non-IV, sedation, and anesthesia therapeutics for human medical procedures in hospital, outpatient, and in-office settings. We intend to seek regulatory approval through the FDA’s 505(b)(2) regulatory pathway for these proprietary, patented small-molecule product candidates, where possible. The core IP we own is a patented series of combination non-opioid sedation drug formulations that we believe have multiple clinical applications for potential indications of use.

Melt was formed as a wholly-owned subsidiary of Harrow in 2018, and following the completion of an offering of our Series A Preferred Stock in 2019, Harrow lost its a controlling interest in our Company and we are no longer considered a subsidiary of Harrow.

Our Competitive Strengths

Based on the experience of the MKO Melt, a compounded product containing midazolam, ketamine and ondansetron made by Harrow, we believe our product candidates are unique with regard to expected performance in humans because our product candidates are sublingually delivered versions of the active components in our formulations. This has been demonstrated commercially as a compounded drug in more than 200,000 patients since 2016. Further, we believe that, if approved by the FDA, Harrow may be able to efficiently introduce us to potential customers, particularly in the ophthalmology sector by leveraging Harrow’s existing commercial relationships, facilitating rapid adoption of our lead product candidate, MELT-300. In addition, we believe our competitive strengths include our:

●	existing portfolio which includes three proprietary product candidates and development programs;

●	knowledge of the industry, including our ability to identify products for enhancement and experience with the 505(b)(2) regulatory pathway;

●	portfolio of attractive assets we expect will enable us to compete effectively in the market of conscious and procedural sedation related therapeutics;

●	capital and time efficient, differentiated business model as compared to generic and branded specialty pharmaceutical drug companies, utilizing the 505(b)(2) pathway; and

●	existing intellectual property, including know-how, and ownership of one U.S. patent issued, three U.S. patent-pending applications and five foreign applications that, if issued, could further protect, as applicable, the market value of our current portfolio of product candidates.

In addition to the potential medical and economic advantages, we believe our product candidates have several commercial advantages, such as reduced development time compared to the development time of NCEs and decreased risk factors in the development process. These commercial advantages derive from the fact that our current MELT-300 product candidate for ophthalmic use is based on known materials already approved for use by the FDA, potentially opening the shortened 505(b)(2) pathway. This drug approval pathway is expected to be pursued for other product candidates we expect to develop. The use of previously approved ingredients recognized by physicians and medical organizations may shorten the time and decrease the costs usually required for the acceptance of the new product in the commercial prescription drug marketplace.

Our Growth Strategy

Our vision is to ultimately Make Needles Pointless™. Our strategy to realize our vision is to develop and commercialize sublingual conscious and procedural sedation drugs that eliminate the need for IV administrated medications and opioids. Key elements of our strategy include:

●	executing a clinical development program for MELT-300, our lead product candidate to be used for procedural analgesia and sedation during cataract surgery;

●	internally developing and commercializing additional product candidates for procedural sedation in established markets with limited, FDA-approved drug options;

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●	expanding our line of therapeutic candidates through the acquisition or in-licensing of technologies, products and drugs intended to meet unmet needs in the sedation and anesthesia market;

●	utilize the FDA’s 505(b)(2) regulatory pathway to obtain more timely and efficient approval of our product candidates, where possible;

●	independently commercialize and/or cooperate with third parties to both develop and commercialize therapeutic candidates where it makes sense to share costs and leverage the expertise of others; and

●	potentially entering into sub-license agreements with domestic and/or international pharmaceutical companies for our existing or future product candidates and approved products, depending upon upfront and milestone payments, royalties and/or other marketing arrangements.

We intend to submit applications for our product candidates via the 505(b)(2) regulatory pathway. As an alternate and typically expedited regulatory pathway for FDA approval of new indications or new formulations of previously-approved products, a company may submit a Section 505(b)(2) NDA instead of a “stand-alone” or “full” NDA. Section 505(b)(2) of the FDCA permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Some examples of products that may be allowed to follow a 505(b)(2) pathway to approval are drugs that have a new dosage form, strength, route of administration, formulation or indication.

Our Lead Product Candidate: MELT-300

MELT-300 combines fixed doses of midazolam (3mg) and ketamine (50mg) in one dissolvable tablet that is administered sublingually for procedural sedation and analgesia during cataract surgery. This product candidate utilizes Catalent’s, our manufacturing partner, proprietary fast dissolving Zydis® delivery technology to rapidly dissolve the tablet for absorption across the very thin sublingual mucosa. MELT-300 is based on Harrow’s existing MKO Melt formulation, which is comprised of the three active ingredients midazolam, ketamine, and ondansetron in troche form without the Zydis® delivery technology that dissolves in the buccal cavity over a longer period of time than MELT-300.

MKO Melt is a compounded formulation that is not FDA approved, but, rather, is made commercially available pursuant to the FDA Guidance for Human Drug Compounding Outsourcing Facilities under Section 503A and 503B of the Food, Drug, and Cosmetic Act. As a compounded formulation exempt from FDA approval, MKO Melt is marketed and sold under the FDA Structured Product Listing, Marketing Category for Outsourcing Facility Compounded Human Drug Product (Exempt from Approval Requirements).

We are developing MELT-300 as a product candidate for FDA approval. This requires formal clinical testing, and if successful with our clinical development program, we would seek FDA approval through the FDA’s 505(b)(2) regulatory pathway. If approved, we believe that MELT-300 could eventually be utilized in a larger number of cataract surgeries as compared to MKO Melt, as well as a larger number of other human medical procedures once additional clinical trials are conducted and the FDA has approved indications for those procedures.

MKO Melt has an established history of use in cataract surgery, having been dispensed over 200,000 times as a compounded drug since 2016. Based upon this established history of MKO Melt use, we believe there is a physician preference for an FDA-approved version of a product similar to MKO Melt. Although sedation and pain treatments have some intrinsic variability, ophthalmologists and anesthesiologists administering MKO Melt report that patients enter a dissociative state, appearing awake, but detached from the surroundings with their eyes remaining open, still and focused, which is desirable during a cataract surgery procedure. We have leveraged the real-world evidence generated by Harrow and more than 400 U.S. cataract surgeons to inform and guide the design and execution of MELT-300’s clinical and commercial development programs. The substantial commercial experience of MKO Melt leads us to believe MELT-300 could offer patients and clinicians several advantages over currently available alternatives, including:

●	Sedation and analgesia without the need for insertion of IV needle;

●	A non-opioid combination of two drugs with long history of use;

●	Patient convenience – oral tablet that dissolves under the tongue instead of IV infusion; and

●	Broad applicability across several procedures and patient populations once the FDA has approved indications for those additional procedures.

MELT-300 Clinical Program Plan

The clinical development program for our product candidates is ultimately dependent upon a myriad of factors, including formulation development, stability profile of our product candidates, clinical trial designs and outcomes and FDA review and comments (among others). The timelines described herein are subject to (and likely will) change due to these and other factors. Such factors (and others) should be considered when reviewing our clinical programs and plans. The description and timeline described below, should be reviewed for illustrative purposes only.

Please note that at the beginning of the development program, the initial product candidate contained midazolam 3mg and ketamine 25mg in one sublingual tablet. This formulation was referred to as MELT-100. After completing the comparative BA studies on MELT-100, a decision was made to increase the ketamine component to 50mg resulting in each sublingual tablet containing midazolam 3 mg and ketamine 50mg. This formulation is called MELT-300 and is the formulation we are bringing forward in our development plans. The PK studies run thus far were done using both one and two sublingual tablets of MELT-100.

We intend to prioritize the MELT-300 program because of its advanced stage of development, including our growing body of supportive clinical data for procedural sedation and analgesia during cataract surgery.

In May 2020, we conducted a Type C meeting with the FDA to discuss our clinical and regulatory strategy and get the agency’s insight on the pathway to filing an NDA and ultimately seeking approval. Following this meeting, we opened an IND in August 2020, and proceeded to complete a Phase 1 BA study during the first half of 2021. Once completed, we again met with FDA to discuss the outcomes of the Phase 1 study and further discussed our clinical program and plans for MELT-300.

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An overview of our clinical program, as discussed with the FDA, is described further in the proceeding sections.

Phase 1 BA study – completed in January 2021

In January 2021, we completed the 2021 PK Study. This study was conducted in 25 healthy volunteers at a single site and was a crossover design study consisting of the following four groups:

1.	Single tablet (combination of 3mg midazolam/25mg ketamine)
2.	Two tablets (combination of 6mg midazolam/50mg ketamine total), doses given 15 minutes apart
3.	Midazolam IV (total of 3.5mg)
4.	Ketamine IV (total of 18mg)

The study allowed us to establish PK curves and relative BA of MELT-100 and showed that the overall exposure level of our product candidate was less than that of the individual IV comparators (the LDs), which we believe will allow us to establish a scientific safety bridge to the LDs. As part of the 505(b)(2) regulatory process, this would allow us to bridge all of the established safety data from the midazolam and ketamine labels, and incorporate that into our NDA filing. Our product candidate was well tolerated by patients in this study, with one serious adverse event of syncope thought to be related to the study drug. As discussed further under the subsection titled MELT-300 Pivotal PK Study, we expect to conduct a pivotal PK study of MELT-300 pending results and completion of our MELT-300 Phase 2 study.

MELT-300 Phase 2 Study Pivotal and Factorial Designed – Started in 3rd Quarter of 2021

We began enrolling our single, pivotal phase 2 study during the fourth quarter of 2021. While the Phase 1 study was primarily a safety study, the factorial designed Phase 2 study will seek to establish efficacy of our MELT-300 product in patients undergoing cataract surgery, while also evaluating safety and tolerability. The phase 2 study will be a multi-arm study and enroll approximately 350 patients. The phase 2 study will compare MELT-300 against (i) placebo alone; (ii) sublingually delivered midazolam alone (MELT-210) and (iii) sublingual ketamine alone (MELT-400), with the primary efficacy endpoints of appropriate sedation during the cataract surgery and management of intra-operative pain during the surgery. Patients in this study will be enrolled in a 1:1:1:1 ratio. The primary endpoints of the study will include assessing sedation using the Ramsey Sedation Scale (RSS) and the Numeric Pain Rating Scale (NPRS) on a scale of 0 to 10. All assessments will be done at predetermined timepoints and/or milestones during the cataract surgery.

We expect the top-line results from this Phase 2 study will be available in the fourth quarter of 2022. However, as of the date of this prospectus, we have no indication of the results of our clinical studies and can provide no assurances that such results of our primary endpoints will be conclusive or successful. See “Risk Factors— Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization.”

MELT-300 Placebo Controlled Phase 3 Program

Following a Phase 2 study, if successful, we plan to meet with the FDA to get guidance and initiate our Phase 3 program. This would likely be two Phase 3 studies run in parallel, evaluating the efficacy and safety of MELT-300 versus placebo in patients undergoing cataract surgery. Primary endpoints, as discussed with the FDA, would likely include appropriate sedation level during the surgery, management of intra-operative pain, and any need for rescue medication during the procedure. All patients in the study would be given topical anesthetic prior to the start of surgery.

MELT-300 Pivotal PK Study

While we completed our comparative BA studies on an earlier iteration of our product candidate in 2021, we have since altered the final dosage strength to create MELT-300 by increasing the ketamine to 50mg in each tablet. As a result, we expect to run a final, pivotal PK study on MELT-300 in our final dosage form pending the outcome of the MELT-300 Phase 2 study. Based on the results of the 2021 PK Study, we do not expect any unforeseen outcomes from this study.

Market and Payment Strategy for MELT-300

Based solely on the more than 4.2 million cataract surgeries performed in the U.S. in 2019 (according to a Market Scope report), we believe the potential U.S. total addressable market for MELT-300 will be more than $2.5 billion per year. This estimate assumes that MELT-300 will be granted transitional pass-through reimbursement status, or be eligible for separate payment from CMS under Medicare Part B, as well as eligible for a J-Code under the HCPCS for separate payment. Pass-through status is designed to promote innovation and allows for separate payment (i.e., outside the packaged procedural payment) under Medicare Part B for certain new drugs and other medical technologies when used in hospital outpatient or ambulatory surgery centers and that meet well-established criteria specified by federal law and regulations governing Medicare spending. Pass-through reimbursement status generally lasts for three years, and subsequently payment for the product is then included as part of the packaged payment for the associated procedure for Medicare patients. Beyond this first three-year period, we believe MELT-300 has an opportunity to qualify for “exception” status, meaning the pass-through reimbursement status would not expire after the temporary period (e.g., three years). Beginning in 2019 and continuing today, CMS implemented a new payment policy because of the opioid crisis in the US. Under this policy, the outpatient prospective payment system (“OPPS”), will separately pay in the ambulatory surgical center (“ASC”), setting for non-opioid drugs providing analgesia and reducing the need for opioids.

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Product Candidate Pipeline

In addition to MELT-300 we have two other product candidates, which are referred to above and are a part of the ongoing MELT-300 phase 2 clinical study, that we are currently developing based off our existing drug formulation IP and technologies.

MELT-210: Sublingual Midazolam

MELT-210 is our product candidate that provides 3mg of the benzodiazepine midazolam in one sublingual tablet. Similar to MELT-300, this product candidate uses Catalent’s proprietary fast dissolving Zydis® delivery technology to rapidly dissolve the tablet for absorption across the very thin sublingual mucosa.

We believe that there is a need for a midazolam only product because many medical procedures do not have a significant amount of pain associated with them yet will require a certain level of sedation and are of a length that the duration of action of MELT-210 would be sufficient to provide anxiolysis and sedation for the entire procedure. We believe MELT-210, if approved, would obviate the need to place an intravenous access port and give midazolam (or similar drugs) via IV prior to a procedure. Many patients suffer from “needle phobia” and if given the option we believe physicians would prefer to select MELT-210 in lieu of an IV administered alternative for these patients.

The full development pathway for MELT-210 is still being finalized. We filed and opened an IND in late 2021. We designed and started a comparative BA clinical trial in healthy adult volunteers in February 2022. In this study, we administered one MELT-210 tablet, two MELT-210 tablets, and an IV midazolam dose. The intention is to establish a scientific bridge between the MELT-210 and the midazolam IV reference product. In May 2022, we received the top-line results from this study, and the top-line data demonstrated that concentration comparisons between MELT-210 and the reference drug met the goals of the study. This will allow us to ultimately rely on a 505(b)(2) NDA filing on the safety and pre-clinical toxicology already established for approved midazolam IV.

We will meet with the FDA to discuss the results and propose a phase 3 development program for a broad procedural sedation indication label for procedures lasting no more than a time frame that fits into the duration of action supported by the BA results. Results from the 2021 BA study suggest that procedures lasting less than 30-45 minutes could be the target timeframe for MELT-210. We will need the results of the BA study on MELT-210 before finalizing the procedures we will target for a broad procedural sedation label. We anticipate procedures that will ultimately be studied include commonplace procedures in dermatology, plastic surgery, ophthalmology, and dentistry.

MELT-400: Sublingual Ketamine

MELT-400 is our product candidate that provides 50mg of the NMDA-receptor antagonist ketamine in one sublingual tablet. This product candidate utilizes Catalent’s proprietary fast dissolving Zydis® delivery technology to rapidly dissolve the tablet for absorption across the very thin sublingual mucosa.

IV delivered ketamine has been used in the anesthesia setting for over 50 years. Recently, the S-enantiomer of ketamine (also called esketamine) was approved for treatment of Major Depressive Disorder under the brand name Spravato. A significant amount of research supports the use of ketamine to treat acute mild to moderate pain; however, ketamine has only been available in an IV formulation which naturally limits its use in out-patient settings. We believe that if we can show safety and efficacy of MELT-400 in various pain models throughout the development process, there would be significant use of the final MELT-400 product.

Currently there is no ketamine product marketed in the U.S. for the treatment of pain. We are aware of only one ketamine sublingual formulation under development. IX Biopharma is developing a sublingual ketamine product for pain under the brand name Wafermine using WaferIX technology, and we believe IX Biopharma has completed several phase 2 clinical trials of this product.

We have recently filed an IND for the study of MELT-400 in acute mild to moderate pain. Our complete clinical development plan is still being finalized, but we will conduct a comparative BA study in healthy adult volunteers as our first clinical trial and leverage available data from the studies of our other product candidates. We expect this development program to include dose-ranging as part of the phase 2 studies and then at least 2 phase 3 pivotal studies for approval. We intend to meet with the FDA in the future to propose, receive guidance, and better understand the FDA’s requirements for the development program for MELT-400.

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Other Potential Applications

In addition to cataract surgeries, we believe there may be other applications and procedures for our technology and product candidates, including those summarized below:

Procedure	Frequency and Description

Endoscopies

20,000,000 annually

We believe the growth of the procedural sedation market in the U.S. has been driven for many years by the increase in medical interventions requiring procedural sedation, such as colonoscopies, and the demand for other preventive screenings. Regular endoscopic screening for people aged 50 or older is currently recommended and covered by all major health insurance plans, including those under CMS, since effective prevention is considered to reduce the likelihood of incidence of illnesses such as cancer, thereby reducing the suffering of patients and related financial burden to be borne by the payors. We believe the market for endoscopies in gastroenterology represents the most lucrative market segment in procedural sedation with a large and growing patient population.

Pediatrics

We believe there are a large number of procedures, settings and instances where procedural sedation in children is recommended, including those for pediatric critical care, painful procedures (e.g., fracture reductions, dislocations, laceration repair, etc.), dental procedures and magnetic resonance imaging (“MRI”) tests. We believe, in a pediatric setting, there will be strong preference for a sublingually delivered sedation medication as opposed to IV or intramuscular (“IM”), route of administration due to the increased patient anxiety associated with those types of administration. We also believe there is patient and physician preference for a ketamine-based formulation (as discussed further below, due to its safety profile and other additive benefits) as opposed to an opioid or other molecules.

Currently, myriad sedation and analgesic agents are used in pediatrics including opioids (e.g., morphine, fentanyl and propofol), midazolam, diazepam and nitrous oxide. Many of these medications require IV or IM administration. IV ketamine has demonstrated a good safety profile in children, while it exhibits sedative, analgesic, and amnestic properties with peak onset of action within one minute. It also preserves the airway reflexes and has minimal effect on the respiratory drive. A prospective, multicenter, observational cohort study from six pediatric emergency departments that examined 6,295 cases of pediatric sedation reported that the use of ketamine alone resulted in the lowest incidence of serious adverse events and significant interventions compared to just propofol or a combination of ketamine with propofol or fentanyl.

Emergency Room (ER)/Diagnostic Testing	We estimate there may be over 53,000,000 emergent care instances, MRI tests and critical care procedures annually in the U.S., including over 19,000,000 ER visits (e.g., fracture reductions, dislocations, etc.) and 34,000,000 annual MRI tests (patient anxiety/claustrophobia). According to Oxford Academic (2012), many patients require general anesthesia or sedation for MRI because of the need to minimize movement during potentially long scanning times and the noisy and claustrophobic environment of the scanner.

Ketamine and Midazolam

Ketamine is an FDA approved anesthetic and was first introduced in the U.S. market in 1970. At that time, the manufacturer included the following description: “rapidly acting, nonbarbiturate general anesthetic” and a suggestion that ketamine, a unique intravenous anesthetic, would be useful for short procedures. Ketamine is known to produce a wide spectrum of pharmacological effects including sedation, catalepsy, somatic analgesia, bronchodilation, amnesia and sympathetic nervous system stimulation with a short recovery period. It also preserves the airway reflexes and has minimal effect on the respiratory drive. In addition, newly found neuroprotective, anti-inflammatory and anti-tumor effects, and the finding of the usefulness of low dose ketamine regimens have helped to widen the clinical application profile of ketamine.

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Ketamine interacts with several receptor systems including the NMDA receptor {N-methyl-D-aspartate}, the opioid receptor, adrenergic receptors, muscarinic receptors, as well as voltage-sensitive calcium ion channels. Ketalar, a brand name for Ketamine, is a racemic mixture comprising equal parts of the S(+) and R(−) enantiomers of ketamine, with the former being most the most potent with a more rapid onset of action. Its principal metabolite, norketamine, has analgesic and sedative effects with a potency of approximately one-third that of the parent compound and norketamine is therefore not always included in pharmacokinetic analyses. As sedation using ketamine is associated with postoperative emergence phenomena and delirium in a proportion of subjects, these side effects can be minimized by administration of benzodiazepines such as midazolam.

Midazolam exerts its pharmacologic effects via a reversible interaction with GABA benzodiazepine receptors in the central nervous system. Midazolam is commonly utilized for conscious sedation, anxiolysis, amnesia as an IV, intramuscular, or as an orally administered agent. Midazolam is typically also used as a premedicant for oral administration to pediatric patients (Versed® oral syrup). When used for anesthesia, midazolam can attenuate the hyperdynamic circulatory effects and unpleasant emergent reactions caused by ketamine. Studies have demonstrated that midazolam and ketamine demonstrate additive effects on conscious sedation but not on anesthesia where the ED50/ED95 (or the effective dose used to achieve the desired effect in 50% and 95% of the population, respectively) are reportedly unchanged by provision of midazolam.

Our Sales and Marketing and Market Opportunity

We believe there is a large market opportunity for developing drugs that offer improvements, addressing unmet patient needs, to currently approved IV and opioid based sedation and analgesia treatments. We intend to pursue drug and product opportunities where patient demand is not being met by current FDA-approved pharmaceutical products.

505(b)(2) Pathway. The 505(b)(2) pathway is intended for molecules that have been previously approved by the FDA or have already been proven to be safe and effective. One such example of a previously approved molecule is midazolam, a component of our MELT-300 product candidate. A 505(b)(2) product typically reformulates the known molecule in a new strength or dosage form. 505(b)(2) products have the advantage of potential significantly lower development costs and shorter development timelines versus traditional new molecular entities. We expect to utilize the 505(b)(2) pathway for all of our current product candidates,

A 505(b)(2) NDA is an application that contains full reports of investigations of safety and effectiveness, but where at least some of the information required for approval comes from studies not conducted by or for the applicant. This alternate regulatory pathway enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy for an existing product, or published literature, in support of its application. A 505(b)(2) product candidate might rely on the clinical studies or literature of a previously FDA-approved drug or rely on the literature and physician usage of an FDA-unapproved drug. The clinical requirements for a 505(b)(2) product candidate can vary widely from product to product and may include new clinical trials, bioequivalence trials, limited safety and efficacy trials, or full Phase 1 through 3 trials. Unless the FDA has released a guidance document, the clinical requirement for a new product candidate is typically not known until the drug sponsor has a Pre-IND meeting with the FDA. We believe there is a significant opportunity to pursue formulations of off-patent drugs using the 505(b)(2) regulatory pathway, including midazolam and ketamine-based products.

The FDCA provides three years of marketing exclusivity for an NDA, including an NDA under the 505(b)(2) pathway, if new clinical investigations, other than BA studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations. We believe that our current product candidates for which we intend to pursue the 505(b)(2) pathway will require clinical investigations. Therefore, we do expect that our current product candidates will be eligible for marketing exclusivity under the FDCA.

As a pre-revenue company, we do not have an internal sales infrastructure. As we advance our product candidates through the development process we may build that capability, or out-license or seek a marketing partner on a product-by-product basis for products that we deem to require large, dedicated sales forces, or for any products where we find it financially or strategically advantageous. In connection with the 2021 Harrow Loan Agreement, we provided Harrow a 5 year right of first refusal related to the third-party commercialization rights of our product candidates.

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Our Products

We have compiled a unique pipeline of product candidates in various stages of development. Our lead product candidate was acquired from Harrow, and our other two product candidates were developed internally. We may look to grow our pipeline of product candidates through value-creating business development activities and through further internal research and development. All of our product candidates use Catalent’s proprietary Zydis® drug delivery technology. To date, the Zydis® technology has been used in over 35 NDA approved products spanning almost 3 decades. Because of the uniqueness of Catalent’s technology, no generic equivalent product has been approved by the FDA for any of the previously NDA approved products using Zydis®. Our product candidate pipeline consists of:

●	MELT-300, our lead product candidate, is a fixed dose combination of midazolam and ketamine in a fast-dissolving tablet that is administered sublingually for procedural sedation and analgesia during cataract surgery.

●	MELT-210 is a fixed dose of midazolam in a fast-dissolving tablet that is administered sublingually for procedural sedation for short duration procedures.

●	MELT-400 is a fixed dose of ketamine in a fast-dissolving tablet that is administered sublingually for short-term or acute pain.

Market Landscape and Competition

Currently, the most widely used products in procedural sedation are midazolam, propofol, and diazepam. We believe that each of these drugs has the majority of the market share in terms of volume of procedures performed in the outpatient surgery market in the U.S. More specifically, based on market research, IV midazolam alone and in many instances in combination with other medications, such as fentanyl or propofol are the most commonly used medications for sedation and analgesia during cataract surgeries and colonoscopies. The propofol label mandates the presence of an anesthesia professional throughout the procedure due to propofol’s potential for respiratory and cardio depressive effects. For midazolam, these side effects are less pronounced and have a different relevance, because an undesirably deep sedation can be reversed with flumazenil. The ketamine component of our product could potentially obviate the need to use an opioid during certain procedures. According to data published in 2021, a group from Duke University performed a two-year single-center retrospective study of over two thousand patients (making up over three thousand cases) undergoing routine cataract surgery and found that approximately 97% of the cases received at least one dose of the opioid fentanyl. We believe, in light of the current opioid crisis in America, the ketamine component of our product would be very attractive to doctors and anesthesia providers.

In the U.S., increased enrollment and screenings may result in a performance-based payment system that will seek to better align payments with high quality of care measures. This would imply that cost-efficient medicines with clinical value will be used more extensively and that continued premium will be placed on innovative medicines with strong clinical profile. Thus, we believe that concerns related to the overall cost of procedures, driven by the need for anesthesia professionals monitoring during procedures using agents such as propofol, will impact the choice of drug products for procedural sedation. Costs related to anesthesia services in gastrointestinal endoscopy procedures alone were estimated at $1.3 billion in 2009. Accordingly, we expect reimbursement regimes under national and commercial healthcare systems, such as Medicare, which differentiate the amounts reimbursed to physicians and/or patients depending on whether an anesthesia professional’s service is used, may also positively impact the demand for products that do not require monitoring by an anesthesia professional.

We believe that some or all of our product candidates, subject to FDA approval with labeling comparable to that of midazolam, could benefit from the potential changes in payment policies. Provided that it could be administered under the supervision of a proceduralist, our product candidates could be able to offer a competitive alternative to IV delivered and/or other forms of midazolam. This is based on its profile compared to midazolam alone.

Suppliers and Raw Materials

We rely on a third-party CMO, Catalent, to manufacture our product candidates. Catalent’s manufacturing of our product candidates is currently based in Europe. Catalent has a long history of quality and FDA compliance. All our product candidates are manufactured in compliance with cGMP, and our internal quality system requires us to enter quality agreements with and audit all of our manufacturers, including Catalent. Our choice to rely on external manufacturers significantly reduces the amount of capital invested in our business and allows us the flexibility to pursue a broad range of opportunities beyond the specific capabilities of a single facility.

Customers

As a pre-revenue company without any approved products, we have no customers.

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Government Regulations and Regulatory Environment

Pharmaceutical companies are subject to extensive regulation by foreign, federal, state and local agencies, such as the FDA, and various European regulatory authorities. The manufacture, distribution, marketing and sale of pharmaceutical products are subject to government regulation in the U.S. and various foreign countries. Additionally, in the U.S., we must follow rules and regulations established by the FDA requiring the presentation of data indicating that our products are safe and efficacious and are manufactured in accordance with cGMP regulations. If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or allow us to manufacture or market our products, and we may be criminally prosecuted. We and our manufacturers and clinical research organizations may also be subject to regulations under other foreign, federal, state and local laws, including, but not limited to, the U.S. Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Clean Air Act and import, export and customs regulations as well as the laws and regulations of other countries. The U.S. government has increased its enforcement activity regarding illegal marketing practices domestically and internationally. As a result, pharmaceutical companies must ensure their compliance with the Foreign Corrupt Practices Act and federal healthcare fraud and abuse laws, including the False Claims Act.

These regulatory requirements impact our operations and differ from one country to another, such that securing the applicable regulatory approvals of one country does not imply the approval of another country. The approval procedures involve high costs and are manpower intensive, usually extend over many years and require highly skilled and professional resources.

FDA Market Approval Process

The steps usually required to be taken before a new drug may be marketed in the U.S. generally include:

●	completion of pre-clinical laboratory and animal testing;

●	completion of required chemistry, manufacturing and controls testing;

●	the submission to the FDA of an IND application which must be evaluated and found acceptable by the FDA before human clinical trials may commence;

●	performance of adequate and well-controlled human clinical trials to establish the safety, pharmacokinetics and efficacy of the proposed drug for its intended use;

●	submission and approval of an NDA; and

●	agreement with the FDA of the language on the package insert.

Clinical studies are conducted under protocols detailing, among other things, the objectives of the study, what types of patients may enter the study, schedules of tests and procedures, drugs, dosages, and length of study, as well as the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the FDA as part of the IND process.

Clinical trials are usually conducted in three phases. Phase 1 clinical trials are normally conducted in small groups of healthy volunteers to assess safety of various dosing regimens and pharmacokinetics. After a safe dose has been established, in Phase 2 clinical trials the drug is administered to small populations of sick patients to look for initial signs of efficacy in treating the targeted disease or condition and to continue to assess safety. Phase 3 clinical trials are usually multi-center, double-blind controlled trials in hundreds or even thousands of subjects at various sites to assess as fully as possible both the safety and effectiveness of the drug.

Clinical trials must be conducted in accordance with the FDA’s GCP requirements. The FDA may order the temporary or permanent discontinuation of a clinical study at any time or impose other sanctions if it believes that the clinical study is not being conducted in accordance with FDA requirements or that the participants are being exposed to an unacceptable health risk. An IRB must approve the clinical trial design and patient informed consent at each study site and also may halt a study, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may require changes to the study or impose other conditions. Additionally, some clinical studies are overseen by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or committee. This group recommends whether or not a trial may move forward at designated check points based on access to certain data from the study. The clinical study sponsor may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate.

As a product candidate moves through the clinical testing phases, manufacturing processes are further defined, refined, controlled and validated. The level of control and validation required by the FDA increases as clinical studies progress. We and the third-party manufacturers on which we rely for the manufacture of our product candidates and their respective components (including the APIs) are subject to requirements that drugs be manufactured, packaged and labeled in conformity with cGMP. To comply with cGMP requirements, manufacturers must continue to spend time, money and effort to meet requirements relating to personnel, facilities, equipment, production and process, labeling and packaging, quality control, recordkeeping and other requirements.

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Assuming completion of all required testing in accordance with all applicable regulatory requirements, detailed information on the product candidate is submitted to the FDA in the form of an NDA, requesting approval to market the product for one or more indications, together with payment of a user fee, unless waived. An NDA includes all relevant data available from pertinent nonclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information on the chemistry, manufacture, controls and proposed labeling, among other things. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the product candidate for its intended use to the satisfaction of the FDA.

If an NDA submission is accepted for filing, which occurs (if at all) sixty days after the sponsor’s submission, the FDA begins an in-depth review of the NDA. Under the Prescription Drug User Fee Act (“PDUFA”), the FDA’s goal is to complete its initial review and respond to the applicant within ten months of filing, unless the application relates to an unmet medical need, or is for a serious or life-threatening indication, in which case the goal may be within six months of NDA filing. However, PDUFA goal dates are not legal mandates and the FDA response often occurs several months beyond the original PDUFA goal date. Further, the review process and the target response date under PDUFA may be extended if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the NDA. The NDA review process can, accordingly, be very lengthy. During its review of an NDA, the FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it typically follows such recommendations. Data from clinical studies are not always conclusive and the FDA and/or any advisory committee it appoints may interpret data differently than the applicant.

After the FDA evaluates the NDA and inspects manufacturing facilities where the drug product and/or its API will be produced, it will either approve commercial marketing of the drug product with prescribing information for specific indications or issue a complete response letter indicating that the application is not ready for approval and stating the conditions that must be met in order to secure approval of the NDA. If the complete response letter requires additional data and the applicant subsequently submits that data, the FDA nevertheless may ultimately decide that the NDA does not satisfy its criteria for approval. The FDA could also approve the NDA with a REMS, plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-marketing testing. Such post-marketing testing may include Phase IV clinical trials and surveillance to further assess and monitor the product’s safety and efficacy after approval. Regulatory approval of products for serious or life-threatening indications may require that participants in clinical studies be followed for long periods to determine the overall survival benefit of the drug.

If the FDA approves one of our product candidates, we will be required to comply with a number of post-approval regulatory requirements. We would be required to report, among other things, certain adverse reactions and production problems to the FDA, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional labeling for any of our products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural, substantive and record keeping requirements. If we seek to make certain changes to an approved product, such as certain manufacturing changes, we will need FDA review and approval before the change can be implemented. For example, if we change the manufacturer of a product or our API, the FDA may require stability or other data from the new manufacturer, and such data will take time and are costly to generate, and the delay associated with generating these data may cause interruptions in our ability to meet commercial demand, if any. While physicians may use products for indications that have not been approved by the FDA, we may not label or promote the product for an indication that has not been approved. Securing FDA approval for new indications is similar to the process for approval of the original indication and requires, among other things, submitting data from adequate and well-controlled studies that demonstrate the product’s safety and efficacy in the new indication. Even if such studies are conducted, the FDA may not approve any change in a timely fashion, or at all.

The FDA may also require post-marketing testing, or Phase 4 testing, as well as risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions or an approval that could otherwise restrict the distribution or use of the product.

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Section 505(b)(2) New Drug Applications

We intend to submit applications for our product candidates via the 505(b)(2) regulatory pathway. As an alternate path for FDA approval of new indications or new formulations of previously-approved products, a company may submit a Section 505(b)(2) NDA, instead of a “stand-alone” or “full” NDA. Section 505(b)(2) of the FDCA, was enacted as part of the Drug Price Competition and Patent Term Restoration Act of 1984, otherwise known as the Hatch-Waxman Amendments. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Some examples of products that may be allowed to follow a 505(b)(2) path to approval are drugs that have a new dosage form, strength, route of administration, formulation or indication.

The Hatch-Waxman Amendments permit the applicant to rely upon certain published nonclinical or clinical studies conducted for an approved product or the FDA’s conclusions from prior review of such studies. The FDA may require companies to perform additional studies or measurements to support any changes from the approved product. The FDA may then approve the new product for all or some of the labeled indications for which the reference product has been approved, as well as for any new indication supported by the Section 505(b)(2) application. While references to nonclinical and clinical data not generated by the applicant or for which the applicant does not have a right of reference are allowed, all development, process, stability, qualification and validation data related to the manufacturing and quality of the new product must be included in an NDA submitted under Section 505(b)(2).

To the extent that the Section 505(b)(2) applicant is relying on the FDA’s conclusions regarding studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the reference product has expired. Thus, the Section 505(b)(2) applicant may invest a significant amount of time and expense in the development of its products only to be subject to significant delay and patent litigation before its products may be commercialized.

Pervasive and continuing regulation in the U.S.

After a drug is approved for marketing and enters the marketplace, numerous regulatory requirements continue to apply. These include, but are not limited to:

●	the FDA’s cGMP regulations require manufacturers, including third-party manufacturers, to follow stringent requirements for the methods, facilities and controls used in manufacturing, processing and packing of a drug product;

●	labeling regulations and the FDA prohibitions against the promotion of drugs for unapproved uses (known as off-label uses), as well as requirements to provide adequate information on both risks and benefits during promotion of the drug;

●	approval of product modifications or use of a drug for an indication other than approved in an NDA;

●	adverse drug experience regulations, which require us to report information on adverse events during pre-market testing;

●	post-market testing and surveillance requirements, including Phase 4 trials, when necessary to protect the public health or to provide additional safety and effectiveness data for the drug; and

●	the FDA’s recall authority, whereby it can ask, or under certain conditions order, drug manufacturers to recall from the market a product that is in violation of governing laws and regulation. After a drug receives approval, any modification in conditions of use, active ingredient(s), route of administration, dosage form, strength or BA, will require a new approval, for which it may be possible to submit a 505(b)(2), accompanied by additional clinical data necessary to demonstrate the safety and effectiveness of the product with the proposed changes. Additional clinical studies may be required for proposed changes.

Other U.S. Healthcare Laws and Compliance Requirements

For products distributed in the United States, we will also be subject to additional healthcare regulation and enforcement by the federal government and the states in which we conduct our business. Applicable federal and state healthcare laws and regulations include the following:

●	The federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order, or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid;

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●	The Ethics in Patient Referrals Act, commonly referred to as the Stark Law, and its corresponding regulations, prohibit physicians from referring patients for designated health services (including outpatient drugs) reimbursed under the Medicare or Medicaid programs to entities with which the physicians or their immediate family members have a financial relationship or an ownership interest, subject to narrow regulatory exceptions, and prohibits those entities from submitting claims to Medicare or Medicaid for payment of items or services provided to a referred beneficiary;

●	The federal False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government;

●	Health Insurance Portability and Accountability Act of 1996, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. This statute also prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services; and

●	Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government.

Reimbursement

Sales of our products in the United States may depend, in part, on the extent to which the costs of the products will be covered by third-party payers, such as government health programs, commercial insurance and managed health care organizations. These third-party payers are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The United States government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payers do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Patient Protection and Affordable Care Act

On March 23, 2010, the Patient Protection and Affordable Care Act was signed into legislation, which was subsequently amended by the Healthcare and Education Reconciliation Act (as amended, the “Affordable Care Act”). The Affordable Care Act has and will result in sweeping changes across the health care industry. The primary goal of this comprehensive legislation is to extend health insurance coverage to currently uninsured legal U.S. residents through a combination of public program expansion and private sector health insurance reforms. To fund the expansion of insurance coverage, the Affordable Care Act contains measures designed to promote quality and cost efficiency in health care delivery and to generate budgetary savings in the Medicare and Medicaid programs. The Affordable Care Act’s provisions are designed to encourage providers to find cost savings in their clinical operations. Pharmaceuticals represent a significant portion of the cost of providing care. Through modified reimbursement rates and other incentives, the U.S. government is requiring that providers identify the most cost-effective services, supplies and pharmaceuticals. This environment has caused changes in the purchasing habits of providers and resulted in specific attention to the pricing negotiation, product selection and utilization review surrounding pharmaceuticals. This attention may result in our products being chosen less frequently or the pricing being substantially lowered. Additionally, the Affordable Care Act is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare D program. We cannot predict the impact of the Affordable Care Act, or its possible repeal and replacement, on pharmaceutical companies. The legislation also includes significant provisions that encourage state and federal law enforcement agencies to increase activities related to preventing, detecting and prosecuting those who commit fraud, waste and abuse in federal healthcare programs, including Medicare, Medicaid and Tricare. Since the enactment of the Affordable Care Act, numerous regulations have been issued providing further guidance on its requirements. The Affordable Care Act continues to be implemented through regulation and government activity but is subject to possible amendment, additional implementing regulations and interpretive guidelines. Several states have decided not to expand their Medicaid programs and are seeking alternative reimbursement models to provide care to the uninsured. The manner in which these issues are resolved could materially affect the extent to which and the amount at which pharmaceuticals are reimbursed by government programs such as Medicare, Medicaid and Tricare.

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Our Intellectual Property

Melt Pharmaceuticals currently has five issued U.S. patents related to our product candidates, and we have four ex-U.S. issued patents in Japan, Canada, South Korea and Australia. U.S. Patent 9,918,993 B2, entitled “Pharmaceutical compositions for anesthesiologic applications” was issued in March 2018. Its key composition of matter claims includes compositions compromising a benzodiazepine-based compound, a NMDA antagonist, a beta-block and antiemetic. Methods for fabricating the compositions and using them for anesthesiologic applications are also described in the claims. The pharmaceutical composition is formulated as a solid item adapted for sublingual or buccal administration. This patent expires in June 2036.

In addition to our issued U.S. patent, we have filed additional continuation-in-part applications wherein the claimed subject matter in the patent application includes claims to compositions themselves and treatment methods using known compounds and formulations and dosage types.

In the branded pharmaceutical industry, the majority of a branded drug’s commercial value is usually realized during the period in which the product has market exclusivity. In the U.S. and some other countries, when market exclusivity expires and generic versions of a product are approved and marketed, there can often be very substantial and rapid declines in the branded product’s sales. The rate of this decline varies by country and by therapeutic category, and the number of generic competitor entrants to the market, among other factors; however, following patent expiration, branded products often continue to have market viability based upon the goodwill of the product name, which typically benefits from trademark protection.

A brand product’s market exclusivity is generally determined by two forms of intellectual property: patent rights held by the brand company and any regulatory forms of exclusivity to which the NDA-holder is entitled.

Patents are a key determinant of market exclusivity for most branded pharmaceuticals. Patents provide the brand company with the right to exclude others from practicing an invention related to the medicine. Patents may cover, among other things, the active ingredient(s), various uses of a drug product, pharmaceutical formulations, drug delivery mechanisms and processes for (or intermediates useful in) the manufacture of products, and polymorphs. Protection for individual products extends for varying periods in accordance with the expiration dates of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent, its scope of coverage and the availability of meaningful legal remedies in the country.

Market exclusivity is also sometimes influenced by regulatory exclusivity rights. Many developed countries provide certain non-patent incentives for the development of medicines. For example, the U.S., the European Union and Japan each provide for a minimum period of time after the approval of a new drug during which the regulatory agency may not rely upon the data of the original party who developed the drug to approve a competitor’s generic copy. Regulatory exclusivity rights are also available in certain markets as incentives for research on new indications, on orphan drugs and on medicines useful in treating pediatric patients. Regulatory exclusivity rights are independent of any patent rights and can be particularly important when a drug lacks broad patent protection. Most regulatory forms of exclusivity, however, do not prevent a competitor from gaining regulatory approval prior to the expiration of regulatory data exclusivity on the basis of the competitor’s own safety and efficacy data on its drug, even when that drug is identical to that marketed by the innovator.

We estimate the likely market exclusivity period for each of our 505(b)(2) products on a case-by-case basis. It is not possible to predict the length of market exclusivity for any of our branded products with certainty because of the complex interaction between patent and regulatory forms of exclusivity, and inherent uncertainties concerning patent litigation. There can be no assurance that a particular product will enjoy market exclusivity for the full period of time that we currently estimate or that the exclusivity will be limited to the estimate.

Royalties on Net Sales of Product Candidates

We acquired our intellectual property through an asset purchase agreement with Harrow. As described further below, Harrow and the other inventors, in aggregate, will receive royalties equal to 8% of net sales.

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Asset Purchase Agreement with Harrow Health, Inc.

In December 2018, we acquired intellectual property rights related to our proprietary product candidates from Harrow pursuant to an Asset Purchase Agreement (the “Harrow APA”). The Harrow APA provides that Harrow will cooperate with us in transferring all embodiments of the intellectual property (including know-how) related to the Harrow APA, assist in obtaining and protecting its patent rights for the acquired intellectual property and that we will use commercially reasonable efforts to research, develop and commercialize products based on the acquired intellectual property. In connection with the Harrow APA, we granted a royalty-free license of the intellectual property back to Harrow for the sole use as a compounded drug and in the event we submit a new drug application for our product candidate(s) we will maintain the right to require Harrow to cease compounding a like formulation. In consideration for the acquisition, we are obligated to make royalty payments to Harrow equal to 5% of net sales received by us in connection with the sale or licensing of any product based on the acquired intellectual property (assuming a concurrent royalty is paid to OHSO – see “Royalty Agreement with OHSO, LLC” below). In the event no royalty payment is paid to OHSO, Harrow will receive an 8% royalty on net sales.

Royalty Agreement with OHSO, LLC

We entered into a royalty agreement with OHSO, LLC (“OHSO”), an entity affiliated with our director, Dr. John Berdahl. OHSO is a co-inventor of our core technology. We are required to make royalty payments to OHSO equal to 3% of net sales received by us in connection with the sale or licensing of any product based on the acquired intellectual property.

Services Agreement

We have entered into a Management Services Agreement (the “MSA”) with Harrow. Pursuant to the terms of the MSA, Harrow provides management, administrative, consulting and financial services to us which may include advice and assistance concerning any and all aspects of our day to day operations, management, planning and financing activities and conducting relations on behalf of us with accountants, attorneys, financial advisors and other professionals. In consideration of the services to be rendered, we pay to Harrow a monthly fee of Ten Thousand Dollars ($10,000) (the “MSA Consulting Fee”). If any restrictions prohibit the payment of any installment of the MSA Consulting Fee, such MSA Consulting Fee shall accrue and we are required to make such installment payment as soon as we are permitted to do so under such restrictions. Either party has the right to terminate the MSA at any time for any reason upon thirty (30) days written notice.

Our Employees and Culture

As of the date of this prospectus, we had approximately: (i) three full-time employees; (ii) four consultants providing management and financial services, and general administrative responsibilities; and (iii) five consultants and service providers that are providing guidance related to the regulatory activities.

Our Facilities

We currently sublease office space in Brentwood, Tennessee.

Legal Proceedings

From time to time, we may become party to legal proceedings and claims in the ordinary course of business. We are not currently a party to any significant legal proceedings and have never entered bankruptcy proceedings.

Company History

Melt was incorporated as a wholly-owned subsidiary of Harrow under the laws of the State of Nevada in April 2018 and reincorporated as a Delaware corporation in January 2019. Harrow lost majority-control of Melt following the close of our Series A financing in January 2019. We are no longer considered a subsidiary of Harrow.

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MANAGEMENT

The following table sets forth certain information about our executive officers and directors as of September 21, 2022:

Name	Age	Position(s)

Executive Officers
Larry Dillaha, M.D.	59	Chief Executive Officer and Director
D. Bradford Osborne	43	Chief Financial Officer
Non-Employee Directors
Alison Bauerlein(1)	40	Director
Mark Baum(1)	50	Chairman of the Board of Directors
John Berdahl, M.D.	45	Director
J. Andy Corley	66	Lead Independent Director
Arthur Laffer, Ph.D.	82	Director
Herman Williams(1)	63	Director

(1) Messrs. Baum and Williams and Ms. Bauerlein are currently director nominees and appointment as a director will be effective upon the effectiveness of the registration statement of which this prospectus forms a part.

The following are brief biographies describing the backgrounds of our executive officers and non-employee directors:

Executive Officers

Larry Dillaha, M.D., has served as our Chief Executive Officer since June 2021. Dr. Dillaha has nearly 20 years of drug development experience ranging from pre-clinical to NDA filing and approval, including significant experience with 505(b)(2) drug approvals. Before becoming our Chief Executive Officer, Dr. Dillaha was formerly Chief Medical Officer of Harrow from June 2019 through June 2021. Dr. Dillaha was the Chief Executive Officer and a director of Repros Therapeutics, Inc. from April 2017 until its acquisition by Allergan Sales, LLC (a wholly owned subsidiary of Allergan plc) in January 2018. Prior to Repros he was the Chief Executive Officer and director of CavtheRx, a pre-IND stage, virtual company focused on developing Caveolin Modulators for a variety of inflammatory indications. From April 2014 through January 2017, Dr. Dillaha was the Chief Operating Officer and Chief Medical Officer of New Haven Pharmaceuticals, a specialty pharmaceutical company. From April 2010 through March 2014, he was the Chief Medical Officer of Insys Therapeutics, and from March 2006 through March 2010, Dr. Dillaha was the Chief Medical Officer of Sciele Pharma, both specialty pharmaceutical companies, and from 2002 through February 2006, he was Medical Director, Cardiovascular at Sanofi-Synthelabo/Sanofi. Before that, Dr. Dillaha was a physician in private practice. We believe Dr. Dillaha’s substantial leadership experience in the pharmaceutical industry and knowledge of drug development qualifies him to serve on our board of directors.

D. Bradford Osborne has served as our Chief Financial Officer since February 2022. Mr. Osborne has approximately 20 years of finance and accounting experience. Before becoming our Chief Financial Officer, Mr. Osborne was formerly the Vice President, Finance and Accounting for Precigen, Inc. (“Precigen”), a Nasdaq listed discovery and clinical-stage biopharmaceutical company, from April 2016 to June 2021. From July 2011 to March 2016, Mr. Osborne served as the Senior Director, Finance and Accounting and Executive Director, Finance and Accounting for Precigen. Prior to joining Precigen, Mr. Osborne was the Accounting Director, Portfolio Investments for Third Security, LLC (“Third Security”), a manager of a portfolio of operating biotechnology companies, where he advised Third Security’s portfolio companies on various accounting and finance matters. Prior to Third Security, Mr. Osborne was with KPMG LLP where he worked in the audit practice for over six years beginning his career as an Associate and advancing to Senior Manager. His client base was primarily in the life sciences and manufacturing industries.

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Non-Employee Directors

Alison Bauerlein is a co-founder of Inogen, Inc (Nasdaq: INGN) and currently serves in an advisory role. Ms. Bauerlein was Inogen’s Executive Vice President, Finance and Chief Financial Officer from March 2014 until December 2021, served as Corporate Secretary from 2002 until July 2021, and Corporate Treasurer from 2002 until December 2021. Ms. Bauerlein previously served as Inogen’s Chief Financial Officer and Vice President, Finance from 2008 until March 2014. Prior to serving in these positions, Ms. Bauerlein served in various accounting and finance roles at Inogen from 2002 to 2008. Ms. Bauerlein also serves on the board of directors of Pear Therapeutics (Nasdaq: PEAR), a prescription digital therapeutics company, Gelesis Holdings, Inc, (NYSE: GLS), a biotherapeutics company, Equinox, and Koya Medical, a medical technology manufacturer focusing on treatment of lymphedema and venous disease. Ms. Bauerlein has over 21 years of experience in treasury, finance, accounting, risk management as well as strategic and tactical cost analysis and forecasting. Ms. Bauerlein received a Bachelor of Arts degree in Economics/Mathematics from the University of California, Santa Barbara. We believe that Ms. Bauerlein’s experience with healthcare care companies and her extensive leadership roles qualify her to serve on our board of directors.

Mark L. Baum, J.D., is a founder of the Company and a director from April 2018 to November 2021 and will be reappointed to our board of directors effective upon the effectiveness of the registration statement of which this prospectus forms a part. He is the founder and CEO of Harrow, a commercial stage pharmaceutical company focused on providing patients and physicians with innovative and affordable ophthalmic drugs in the ocular surgery, glaucoma, and dry eye disease markets. Mr. Baum is also a founder and former board member of Eton Pharmaceuticals and a founder and current board member of Surface Pharmaceuticals. Mr. Baum was named by Ernst & Young LLP as the 2017 Entrepreneur of the Year™ in the life sciences category for the San Diego region. Prior to Harrow, as the founder of TBLF, LLC, a private investment fund, Mr. Baum made more than 200 investments into more than 40 private and public companies. In 1999, Mr. Baum founded YesRx, an HIV-focused pharmacy business. Mr. Baum’s advocacy for drug pricing and accessibility issues has been featured in Op-Ed contributions for the Wall Street Journal and through appearances on leading national media outlets. He holds a Bachelors in Political Science and Philosophy from the University of Texas at Arlington and a Juris Doctor from California Western School of Law. We believe that Mr. Baum is qualified to serve on our board of directors based on his extensive experience and expertise in the pharmaceutical industry. Following completion of this offering, Mr. Baum will serve as the Chairman of the Board.

John Berdahl, M.D., is a board-certified ophthalmologist and one of the co-inventors of the Melt technology. He is also a founder, board member and Chief Medical Officer of Equinox Ophthalmic, Inc. (“Equinox”), which is developing a unique way to lower eye pressure for glaucoma treatment. He has performed more than 25,000 eye surgeries and his practice has experience using the MKO Melt in over 10,000 surgeries. He has been involved in 37 FDA-monitored clinical trials in ophthalmology. He is one of the few surgeons in the United States who is fellowship trained in cornea, glaucoma, and refractive surgery. Dr. Berdahl created astigmatismfix.com, which helps thousands of surgeons per month fix residual astigmatism after cataract surgery. In an effort to improve access to care, he co-founded ExpertOpinion.MD. Dr. Berdahl also serves as Medical Director of Dakota Lions Sight & Health, an eye and tissue donation nonprofit, and as an Ophthalmologist with Vance Thompson Vision. In addition to over 45 peer-reviewed articles, over 35 book chapters, hundreds of presentations at national and international meetings, Dr. Berdahl is also highly regarded by his peers consistently being named as an influential and top ophthalmologist in the field. Dr. Berdahl holds a Bachelors in Physics from Augustana College and a Doctor of Medicine from Mayo Medical School. We believe that Dr. Berdahl is qualified to serve on our board of directors because of his contributions to developing our MELT technologies and his extensive experience related to ophthalmology.

J. Andy Corley has been a member of our board since July 2019 and is an established leader and entrepreneur in the eye-care industry. Notably, he introduced private pay procedures to the eye-care space, which have had a prominent role in the growth of ophthalmology. Mr. Corley co-founded Eyeonics, Inc. in 1998 to develop and market the crystalens intraocular lens for the treatment of cataracts where we served as CEO and worked pioneer the “premium channel” for cataract surgery–creating over $10 billion in value for the industry and granting patients choice and control on upgraded healthcare decisions. Eyeonics was sold to Bausch and Lomb, where Mr. Corley served as President of the surgical division until forming Yelroc Consulting. Mr. Corley also co-founded Flying-L Partners, which invests in and develops innovative technology in the ophthalmic sector. He is currently Chairman of the board of directors of RxSight, Inc. (Nasdaq: RXST), a commercial-stage medical technology company dedicated to improving the vision of patients following cataract surgery, and Neurolens, a prescription lenses company focusing on linking optometry and neurology, and is member of the board of Equinox. He is also a board member of the Loving Eyes Foundation. He holds a Bachelors of Business Administration in Management from Georgia Southern University. We believe that Mr. Corley is qualified to serve on our board of directors because of his experience in leading and investing in life science companies. Following completion of this offering, Mr. Corley will serve as the Lead Independent Director of the Company.

Arthur Laffer, Ph.D., has been a member of our board since August 2022 and is a renowned economist and the founder and Chief Economist of Laffer Associates, an economic research and consulting firm. Dr. Laffer served as Chairman of Laffer Investments, a registered investment advisor, from 1999 until 2019. Dr. Laffer has extensive experience public company board experience, and serves as a director of NexPoint Real Estate Finance, Inc. (NYSE: NREF), a commercial mortgage real estate investment trust, NexPoint Residential Trust, Inc. (NYSE: NXRT), a real estate investment trust focused on well-located, middle-income, multifamily properties in large cities, primarily in the southeastern and southwestern U.S., and VerifyMe, Inc. (Nasdaq: VRME), a technology solutions provider specializing in products to connect brands with consumers. Dr. Laffer has also served as Secretary of the 1065 Institute, Inc., a Nashville-based nonprofit focused on supply-side economic research, since August 2016. Dr. Laffer holds a Bachelor of Arts in Economics from Yale University, an M.B.A. in Economics from Stanford University and a Doctorate in Economics from Stanford University. Dr. Laffer has decades of experience providing economic advice to businesses, individuals, and governments, and is widely recognized for his thought leadership and contributions to the field of economics. We believe Dr. Laffer’s economic acumen and prior board experience qualify him to serve on our board of directors.

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Herman Williams, M.D., is a seasoned executive with extensive experience in healthcare leadership and management. Since September 2021, Dr. Williams has served as Chief Physician Executive of The Hardenbergh Group, a Nashville-based provider of healthcare staffing and consulting solutions. Dr. Williams has also served as Chief Physician Executive of BDO, USA, a tax and financial advisory services company, since February 2019, leading the Nashville office’s healthcare consulting practice. Dr. Williams previously served as Chief Clinical Officer of Regional Care Capella Health from October 2013 until November 2018, where he was responsible for the oversight of eighteen medical facilities across thirteen states. Dr. Williams’ operational experience includes oversight of rural, urban, small and complex facilities; as well as academic, community, for profit, and nonprofit healthcare organizations. Dr. Williams has also served on the American Heart Association Board since September 2012, and has given speeches on leadership at several prominent universities and other institutions. Dr. Williams holds a Bachelor of Arts in Psychology and Biology from Amherst College, a Doctor of Medicine from Boston University, and a Master of Public Health from Harvard University. We believe that Dr. Williams’ extensive and multifaceted healthcare leadership and management experience qualifies him to serve on our board of directors.

Corporate Governance

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of four (4) members and following completion of this offering, will consist of seven (7) members. Our board of directors will be elected for one (1)-year terms at each annual meeting of stockholders. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, and our bylaws, will authorize only our board of directors to fill vacancies on our board of directors and will provide that the authorized number of directors may be changed only by resolution approved by a majority of our board of directors.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Following the completion of this offering, we intend for our audit committee to have the responsibility of considering and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance guidelines. Our compensation committee will assess and monitor whether any of the risks arising from our compensation policies and programs are reasonably likely to have a material adverse effect on us.

Director Independence

In connection with this offering, we have applied to list our common stock on the Nasdaq Capital Market. Under the rules and regulations of Nasdaq (the “Nasdaq Listing Rules”), independent directors must comprise a majority of a listed company’s board of directors within a specified period after listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of listed company’s audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the completion of this offering.

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Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that, with the exception of Dr. Dillaha, our Chief Executive Officer, and Mr. Baum, each member of our board of directors is an “independent director” as defined under the applicable rules and regulations of the SEC and the Nasdaq Listing Rules. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

There are no family relationships among any of our executive officers or directors.

Leadership Structure of the Board

Our board of directors does not have a fixed policy as to whether the role of the Chief Executive Officer and Chairman of the Board should be separate and may choose to combine or separate the positions of Chairman of the Board and Chief Executive Officer as the board deems appropriate.

Following the completion of this offering, Mr. Baum, who is not considered to be an independent director, will serve as the Chairman of the Board. At the current time, our board of directors and nominating and corporate governance committee have carefully considered the leadership structure of the board of directors, and have determined that the Company and its stockholders are best served by having the positions of Chairman of the Board and Chief Executive Officer filled by different positions. This leadership structure allows the Chief Executive Officer to focus on the Company’s day-to-day operations, while allowing the Chairman of the Board to lead our board of directors in providing advice and oversight to management.

The Chairman’s responsibilities will include, without limitation, the following:

●	provide advice and counsel to the Company’s management;
●	facilitate regular discussion and consideration of the Company’s strategy;
●	chairing meetings of the board of directors, including, providing adequate time for discussion of issues, facilitating consensus, encouraging full participation and discussion by individual directors and confirming that clarity regarding decision-making is reached and accurately recorded;
●	recommending items for consideration on the agenda for each meeting of the board of directors;
●	communicating with major stockholders upon request; and
●	consulting with the chief executive officer and/or Lead Independent Director on such other matters as are pertinent to the board of directors and the Company.

In addition, following the completion of this offering, Mr. Corley will serve as the Lead Independent Director. The Lead Independent Director’s responsibilities will include, without limitation, the following:

●	providing leadership to ensure that the board of directors functions independently of management of the Company and other non-independent directors;
●	chairing, and reviewing agendas and presentation topics for, executive sessions of independent directors of the Board;
●	taking an active role in reviewing agendas and presentation topics for Board meetings and materials to be sent to the Board in advance of Board meetings;
●	in the absence of the Chairman, chairing meetings of the board of directors; and
●	consulting and meeting with any or all of the independent directors, at the discretion of either party and with or without the attendance of the Chairman of the Board, and representing such directors, where necessary, in discussions with management of the Company on corporate governance issues and other matters.

Our board of directors and nominating and corporate governance committee believe that the appointment of a separate Lead Independent Director will reinforce the independence of our board of directors from management, create an environment that encourages objective oversight of management’s performance and enhance the effectiveness of our board of directors as a whole. Our board of directors intends to periodically review our leadership structure and may make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee prior to the completion of this offering, each of which will operate pursuant to a charter adopted by our board of directors and that will be effective prior to the consummation of this offering. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time. Following the completion of this offering, copies of the charters for each committee will be available on our website. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus.

Audit Committee

Upon the completion of this offering, our audit committee will consist of            ,             and            ,           with                  , serving as the chairperson. Our board of directors has determined that each member of our audit committee is independent within the meaning of Rule 10A-3 under the Exchange Act and the applicable Nasdaq Listing Rules. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. Our board of directors has also determined that               qualifies as an “audit committee financial expert” within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In arriving at these determinations, the board has examined each audit committee member’s scope of experience and the nature of their prior or current employment.

The functions of this committee include, among other things:

●	overseeing our corporate accounting and financial reporting processes;

●	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, and overseeing our annual and quarterly financial statements and critical accounting policies and estimates;

●	overseeing our internal control over financial reporting, disclosure controls and procedures, code of business conduct and ethics, and legal and regulatory matters;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing and approving related person transactions;

●	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter;

●	preparing the audit committee report required by SEC rules;

●	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm; and

●	such other matters that are specifically designated to the audit committee by our board of directors from time to time.

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Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards. We believe that the composition and functioning of our audit committee will comply with all applicable SEC and Nasdaq Listing Rules. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

Upon the completion of this offering, our compensation committee will consist of             , and              , with             , serving as the chairperson. Each of these individuals is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors has determined that each of these individuals is “independent” as defined under the applicable Nasdaq Listing Rules, including the standards specific to members of a compensation committee.

The functions of this committee include, among other things:

●	reviewing, modifying and approving (or making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

●	approving (or making recommendations to the full board of directors regarding) the compensation and other terms of employment of our executive officers, including with respect to performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

●	reviewing and approving (or making recommendations to the full board of directors regarding) equity incentive plans, compensation plans and similar programs, as well as modifying, amending or terminating existing plans and programs;

●	evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

●	reviewing and making recommendations to the full board of directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

●	overseeing our compliance with applicable SEC rules regarding shareholder approval of certain executive compensation matters;

●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

●	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

●	reviewing and approving (or making recommendations to the full board of directors regarding) the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

●	preparing, if required, the compensation committee report on executive compensation for inclusion in our annual proxy statement in accordance with SEC rules;

●	reviewing and evaluating on an annual basis the performance of the compensation committee and the compensation committee charter; and

●	such other matters that are specifically designated to the compensation committee by our board of directors from time to time.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq Listing Rules. We believe that the composition and functioning of our compensation committee will comply with all applicable SEC and Nasdaq Listing Rules. We intend to comply with future requirements to the extent they become applicable to us.

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Nominating and Corporate Governance Committee

Upon the completion of this offering, our nominating and corporate governance committee will consist of             , and                  , with                   , serving as the chairperson. Our board of directors has determined that each of these individuals is “independent” as defined under the applicable Nasdaq Listing Rules and SEC rules and regulations.

The functions of this committee include, among other things:

●	identifying, reviewing and evaluating candidates to serve on our board of directors, including the nomination of incumbent directors and nominees who may be recommended by our stockholders;

●	determining the minimum qualifications for service on our board of directors;

●	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

●	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board;

●	considering and assessing the independence of members of our board of directors;

●	developing a set of corporate governance policies and principles and recommending to our board of directors any changes to such policies and principles;

●	reviewing and making recommendations to the board of directors with respect to management succession planning;

●	reviewing and evaluating on an annual basis the performance of the nominating and corporate governance committee and the nominating and corporate governance committee charter; and

●	such other matters that are specifically designated to the nominating and corporate governance committee by our board of directors from time to time.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq Listing Rules. We believe that the composition and functioning of our nominating and corporate governance committee will comply with all applicable SEC and Nasdaq Listing Rules. We intend to comply with future requirements to the extent they become applicable to us.

Code of Ethics

Effective upon the closing of this offering, we will adopt a Code of Business Conduct and Ethics (the “Code of Ethics”), applicable to all of our employees, executive officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. Following the closing of this offering, the full text of the Code of Ethics will be available on our website at www.meltpharma.com. We intend to post on our website all disclosures that are required by law or the Nasdaq Listing Rules concerning any amendments to, or waivers from, any provision of the Code of Ethics. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

Compensation Committee Interlocks and Insider Participation

None of our directors who serve as a member of our compensation committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or compensation committee.

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Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Limitations on Director and Officer Liability and Indemnification

Our amended and restated certificate of incorporation that will become effective in connection with this offering will contain provisions that will limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation that will become effective in connection with this offering will require us, and our bylaws require us, to indemnify our directors and officers to the fullest extent permitted by the DGCL within certain parameters set forth in such organizational documents, and allow us to indemnify other employees and agents. Subject to certain limitations, our amended and restated certificate of incorporation will also require us, and our bylaws require us, to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by Delaware law, subject to certain parameters set forth therein.

We believe that these provisions in our amended and restated certificate of incorporation, bylaws and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors’ and officers’ liability insurance. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Director Compensation

We do not currently have a policy regarding compensation for our independent directors. We intend to adopt a policy regarding such compensation following the consummation of this offering, which will include a cash retainer and annual grant of equity for a year of service. While we did not have a formal director compensation policy, non-employee directors were paid a cash retainer of $50,000, payable quarterly, during the year ended December 31, 2021.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2021 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Total ($)
J. Andy Corley	50,000	50,000
John Berdahl	50,000	50,000
Mark Baum(1)	50,000	50,000

(1)	Mr. Baum was a director of the Company until his resignation in November 2021 and currently serves as an advisor and consultant to the board of directors. See “Certain Relationships and Related Party Transactions” for additional information.

Consistent with prior years, each of our non-employee directors and our board advisor will receive a cash retainer for their service during 2022 of $50,000, payable quarterly, over a one-year period. Dr. Laffer’s 2022 cash retainer was pro-rated as he joined the board in August 2022.

In addition, on April 28, 2022, we granted to each of our then-current non-employee directors and our board advisor restricted stock units with respect to 9,578 shares of our common stock, which will vest in full twelve (12) months following the date of grant, subject to and in accordance with the terms of the 2018 Plan. On August 22, 2022, upon his appointment to our board of directors, we granted to Dr. Laffer restricted stock units with respect to 4,789 shares our common stock, which will vest in full twelve (12) months following the date of grant, subject to and in accordance with the terms of the 2018 Plan.

We reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings, attending functions on our behalf and in performance of their duties as directors. No other compensation was earned by or paid to our non-employee directors for the year ended December 31, 2021. The compensation of Dr. Dillaha as a named executive officer is set forth in the section titled “Executive Compensation” and he does not receive any additional compensation for his service as a director.

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EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation Overview

The following table shows the total compensation awarded to, earned by, or paid to during the year ended December 31, 2021 to (1) our current chief executive officer who began serving in this position during the fiscal year ended December 31, 2021 (“fiscal 2021”), (2) our former chief executive officer who served in this position for a portion of fiscal 2021; and (3) a former executive officer who served in this capacity for a portion of fiscal 2021, and otherwise would have been a named executive officer if he had served as an executive officer as of December 31, 2021. We refer to these individuals in this prospectus as our named executive officers. We did not have any executive officers during fiscal 2021 other than the named executive officers set forth below.

Our named executive officers are:

●	Larry Dillaha, M.D., our Chief Executive Officer who joined us in that role in June 2021;

●	Gregory P. Madison, our former Chief Executive Officer who served as our principal executive officer until his resignation in June 2021; and

●	Mark Hazard, our former Chief Technical Officer until his resignation in May 2021.

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by or paid to our named executive officers during the fiscal years ended December 31, 2021 and 2020:

Name and Principal Position	Year	Salary ($)(1)	Stock Awards($)(2)		Option Awards($)(2)		Non-Equity Incentive Plan Compensation($)(3)	All Other Compensation ($)		Total ($)
Larry Dillaha, M.D.	2021	247,692	—		617,592		230,000	28,518	(4)	1,123,802
Chief Executive Officer	2020	—	103,078	(4)	51,951	(4)	—	50,000	(4)	205,029
Gregory P. Madison	2021	203,457	—		—		—	66,695	(5)	270,152
Former Chief Executive Officer	2020	477,692	—		258,388		—	7,643	(5)	743,723
Mark Hazard	2021	133,269	—		-		—	307,102	(6)	440,371
Former Chief Technical Officer	2020	342,692	—		80,189		—	7,523	(6)	430,404

(1)	Salary amounts represent actual amounts paid during the fiscal years ended December 31, 2020 and 2021. See “—Narrative to the Summary Compensation Table—Annual Base Salaries” below.

(2)	Represents the aggregate grant date fair value of stock awards or option awards, as applicable, granted during the applicable fiscal year, computed in accordance with ASC Topic 718. See Note 2 to our audited financial statements included elsewhere in this prospectus for a discussion of the assumptions made by us in determining the grant date fair value of our stock awards and option awards. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon vesting of the stock awards or option awards, as applicable, the exercise of the stock options, or the sale of the common stock underlying such stock options.

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(3)

Reflects performance-based cash bonuses awarded to our named executive officers. See “—Narrative to Summary Compensation Table—Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program pursuant to which this compensation is awarded. Such amounts are determined and paid after the end of each year, but reflect individual and Company performance for the respective years reflected above. Executives are required to be employed at the time of payment in order to be eligible to receive performance-based cash bonuses. Mr. Hazard and Mr. Madison did not receive performance-based cash bonuses for the periods presented.

(4)

Represents cash retainers paid to Dr. Dillaha in the amount of $25,000 and $50,000 in the years ended December 31, 2021 and 2020, respectively, and option and stock awards totaling $155,029 granted to him in 2020 for his service as a non-employee director prior to his appointment as our Chief Executive Officer in June 2021. Company-paid health and welfare benefits following Dr. Dillaha’s appointment as our Chief Executive Officer totaled $3,518 in the year ended December 31, 2021. Dr. Dillaha did not participate in the Company’s 401(k) savings plan during the year ended December 31, 2021.

(5)

Represents (i) $53,047 paid to Mr. Madison for his accrued and unused paid time off at the time of his resignation in June 2021, (ii) Company matching contributions to a 401(k) savings plan in the amount of $10,260 during the year ended December 31, 2021, (iii) Company-paid health and welfare benefits of $3,388 during the year ended December 31, 2021, and (iv) Company-paid health and welfare benefits of $7,643 during the year ended December 31, 2020.

(6)	Represents (i) $247,500 payable to Mr. Hazard as severance over the nine-month period following his resignation in May 2021 ($196,731 of which was paid to Mr. Hazard during the fiscal year ended December 31, 2021 and $50,769 of which was paid to Mr. Hazard through February 2022); (ii) $38,077 paid to Mr. Hazard for his accrued and unused paid time off at the time of his resignation in May 2021; (iii) $13,942 of reimbursements of COBRA health care benefits following his resignation in May 2021; (iv) Company matching contributions to a 401(k) savings plan in the amount of $5,077 during the year ended December 31, 2021; (v) Company-paid health and welfare benefits of $2,506 during the year ended December 31, 2021 prior to Mr. Hazard’s May 2021 resignation; and (vi) Company-paid health and welfare benefits of $7,523 during the year ended December 31, 2020.

Narrative to Summary Compensation Table

In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our Company. We generally do not provide perquisites or personal benefits except in limited circumstances.

Annual Base Salaries

The annual base salaries of our executive officers are generally determined, approved and reviewed periodically by our board in order to compensate our executive officers for the satisfactory performance of duties to our Company. Annual base salaries are intended to provide a fixed component of compensation to our executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

Employment Arrangements

Effective June 18, 2021, we entered into an offer letter with Larry Dillaha, M.D. Pursuant to Dr. Dillaha’s offer letter, he serves as our Chief Executive Officer. Dr. Dillaha’s employment shall continue until terminated by either the Company or Dr. Dillaha with or without cause or advance notice. Pursuant to Dr. Dillaha’s offer letter, he will receive an annual base salary of $460,000, and be eligible to participate in the Company’s performance incentive plan with his initial target bonus at 50% of his annual base salary. The Company also granted Dr. Dillaha an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $3.47 per share effective as of July 1, 2021. The option shall vest and become exercisable over a 4-year period with 25% vesting on the one-year anniversary of Dr. Dillaha’s employment start date and the balance vesting equally after each additional quarterly period for continuous service completed over the following 12 quarters, subject to and in accordance with the terms of to our 2018 Plan. Dr. Dillaha’s options expire in July 2031. The offer letter contains customary provisions relating to vacation, benefits, and confidentiality.

Under Dr. Dillaha’s offer letter, if he is terminated without “Cause” (as defined in the offer letter) and other than as a result of his death or disability, or he resigned for “Good Reason” (as defined in the offer letter), he shall be entitled to receive a severance payment equal to the sum of (1) six (6) months of his base salary in effect on the effective date of such involuntary termination, plus (2) the greater of (x) his annual bonus for the calendar year preceding the calendar year in which such involuntary termination occurs or (y) target annual bonus for the year of such involuntary termination, which shall be paid in a lump sum on the 30th day following such involuntary termination. Dr. Dillaha may also receive his annual bonus for the year in which the involuntary termination occurs, based on actual results for such year and prorated for the period of time he provided services prior to his termination. Dr. Dillaha will also be eligible for COBRA following his involuntary termination.

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Effective January 30, 2019 (the “Madison Employment Start Date”), we entered into an offer letter with Gregory Madison. Prior to the Madison Employment Start Date, Mr. Madison provided part-time consulting services to the Company. As compensation for the consulting services, Mr. Madison received a restricted stock award for 632,500 shares of the Company’s common stock, which vested 25% on the one (1)-year anniversary of the grant date and thereafter in equal quarterly installments ending on the four (4)-year anniversary of such date. On the Madison Employment Start Date, Mr. Madison was paid a lump sum cash payment of $100,000. Pursuant to Mr. Madison’s offer letter, effective upon the Madison Employment Start Date, he served as our Chief Executive Officer. Mr. Madison’s employment continued until his resignation on June 11, 2021, and he forfeited 237,189 shares of his 2018 restricted stock award at that time. See “Separation Arrangements” below for additional details regarding the terms of Mr. Madison’s separation. Pursuant to Mr. Madison’s offer letter, he received an initial annual base salary of $460,000, and was eligible to earn a performance bonus equal to 60% of his base salary in effect during the bonus year based on the achievement of certain corporate performance targets and individual performance targets. The offer letter contained customary provisions relating to vacation, benefits, and confidentiality. Mr. Madison is subject to non-solicitation restrictive covenants for 12-months post-termination.

Effective April 29, 2019, we entered into an offer letter with Mark Hazard. Pursuant to Mr. Hazard’s offer letter, he served as our Chief Technical Officer. Mr. Hazard’s employment continued until his resignation on May 28, 2021. See “Separation Arrangements” below for additional details regarding payments made by us to Mr. Hazard in connection with his separation. Pursuant to Mr. Hazard’s offer letter, he received an initial annual base salary of $330,000, and was eligible to earn a performance bonus equal to 40% of his base salary in effect during the bonus year based on the achievement of certain corporate performance targets and individual performance targets. The Company also granted Mr. Hazard an option to purchase 90,000 shares of the Company’s common stock at an exercise price of $1.66 per share effective as of July 15, 2019. The option vested 25% on the one (1)-year anniversary of Mr. Hazard’s start date and thereafter in equal quarterly installments ending on the four (4)-year anniversary of his start date, subject to and in accordance with the terms of our 2018 Plan. Mr. Hazard’s options, vested and unvested, expired following his resignation. The offer letter contained customary provisions relating to vacation, benefits, and confidentiality.

Effective February 28, 2022, we entered into an offer letter with D. Bradford Osborne. Mr. Osborne is not currently a “named executive officer” by virtue of the fact that he was not employed by us at any time during 2021. Pursuant to Mr. Osborne’s offer letter, he serves as our Chief Financial Officer. Pursuant to Mr. Osborne’s offer letter, he will receive an initial annual base salary of $335,000, and be eligible to participate in the Company’s performance incentive plan with his initial target bonus equal to 40% of his base salary. The Company also granted Mr. Osborne an option to purchase 83,094 shares of the Company’s common stock at an exercise price of $5.22 per share effective as of April 28, 2022. The options will vest 25% on the one (1)-year anniversary of Mr. Osborne’s start date and thereafter in equal quarterly installments ending on the four (4)-year anniversary of his start date, subject to and in accordance with the terms of our 2018 Plan. Mr. Osborne’s options will expire ten (10) years from the date of grant. In addition, the Company also granted Mr. Osborne restricted stock units for 41,906 shares of the Company’s common stock. The restricted stock units will vest 25% on the one (1)-year anniversary of Mr. Osborne’s start date, 25% on the two (2)-year anniversary of his start date, 25% on the three (3)-year anniversary of his start date, and the balance on the four (4)-year anniversary of his start date, subject to and in accordance with the terms of our 2018 Plan. The offer letter contains customary provisions relating to vacation, benefits, and confidentiality. Mr. Osborne will also be provided a relocation stipend of $10,000 to cover relocation expenses for his move to the Middle Tennessee area.

Under Mr. Osborne’s offer letter, if he is terminated without “Cause” (as defined in the offer letter) and other than as a result of his death or disability, or he resigns for “Good Reason” (as defined in the offer letter), he shall be entitled to receive a severance payment equal to the sum of (1) six (6) months of his base salary in effect on the effective date of such involuntary termination, plus (2) the greater of (x) his annual bonus for the calendar year preceding the calendar year in which such involuntary termination occurs or (y) target annual bonus for the year of such involuntary termination, which shall be paid in a lump sum on the 30th day following such involuntary termination. Mr. Osborne may also receive his annual bonus for the year in which the involuntary termination occurs, based on actual results for such year and prorated for the period of time he provided services prior to his termination. Mr. Osborne will also be eligible for COBRA following his involuntary termination.

Non-Equity Incentive Plan Compensation

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. In accordance with the terms of their respective employment arrangements, our executive officers are eligible to receive discretionary annual bonuses of up to a percentage of each executive’s gross base salary based on individual performance, company performance or as otherwise determined appropriate, as determined by our board of directors.

The board of directors previously approved an annual bonus for 2021 for Dr. Dillaha that was primarily based on progressing our clinical development of MELT-300 and research and development for our other pipeline products. Mr. Osborne was not eligible for a performance-based cash bonus award as he was not employed prior to December 31, 2021. No bonuses were paid for 2020 performance.

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The following table sets forth the bonus target percentage for our named executive officers for 2021 and 2022.

Name and Principal Position	2022 Bonus Target	2021 Bonus Target
Larry Dillaha, M.D.	50%	50%
D. Bradford Osborne	40%	—

Equity-Based Incentive Awards

Equity-based incentive awards granted to our named executive officers are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers. As of the date of this prospectus, stock option awards and restricted stock units (“RSUs”) granted under the 2018 Plan were the only form of equity awards we have granted to our named executive officers (and in the case of Mr. Osborne, as a current executive officer).

We have historically used stock options as an incentive for long-term compensation to our executive officers because the stock options allow our executive officers to profit from this form of equity compensation only if our stock price increases relative to the stock option’s exercise price, which exercise price is set at the fair market value of our common stock on the date of grant. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional retention measure. We may grant equity awards at such times as our board of directors determines appropriate. Our executives generally are awarded an initial grant in the form of a stock option award in connection with their commencement of employment with us. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

All options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. Our stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. Certain awards under our equity incentive plans may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. See “— Outstanding Equity Awards at Fiscal Year-End” below.

Historically, the Company has issued RSUs to its non-employee board of directors on a nearly annual basis. These RSUs will vest in equal quarterly installments over a one-year period subject to the director’s continued service, but the issuance and delivery of the shares subject to the RSUs are deferred until the director resigns or otherwise terminates his or her service to the Company.

Prior to this offering, we have granted all stock options and RSUs pursuant to the 2018 Plan. Following this offering, we will grant equity incentive awards under the terms of the 2022 Plan. The terms of our equity plans are described below under “—Equity Incentive Plans.”

Separation Arrangements

Gregory Madison resigned from his role as our Chief Executive Officer of the Company effective as of June 11, 2021. Pursuant to his employment offer letter, Mr. Madison was not eligible for any cash severance payments or other severance benefits because his employment was not terminated by the Company without “Cause” (as defined in the offer letter) and he did not resign for “Good Reason” (as defined in the offer letter). Following his resignation, Mr. Madison forfeited all unvested and vested option awards in the Company and forfeited 237,189 shares of his 2018 restricted stock award. He had no outstanding equity awards as of December 31, 2021.

Mark Hazard resigned from his role as our Chief Technical Officer of the Company effective as of May 28, 2021. Pursuant to a letter agreement, Mr. Hazard was paid a total of $247,500 in cash severance payments as a result of the separation, plus accrued salary and paid time off. In addition to his severance payments, Mr. Hazard received COBRA coverage under our healthcare plan for a nine-month period following his separation. As a condition to receiving the foregoing severance benefits, Mr. Hazard entered into a general release contained in a release agreement, which required him to return all Company property and confidential information in his possession and comply with any post-termination obligations. Following his resignation, Mr. Hazard forfeited all unvested and vested option awards in the Company. He had no outstanding equity awards as of December 31, 2021.

Other Elements of Compensation

Health and Welfare Benefits

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability, and life insurance plans, in each case on the same basis as all of our other salaried employees.

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401(k) Plan

Our current named executive officers are eligible to participate in our 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer a portion of their salary. Deferrals are subject to the limitations of the Internal Revenue Code of 1986, or the Code, with an annual match of up to 4% of the amount deferred, subject to the limitations of the Code.

Perquisites and Other Personal Benefits

We generally do not provide perquisites or personal benefits except in limited circumstances.

Fiscal Year 2022 Executive Compensation Elements

Effective March 1, 2022, Dr. Dillaha’s base salary and target bonus will equal $460,000 and 50% of base salary, respectively, while Mr. Osborne’s base salary and target bonus will equal $335,000 and 40% of base salary, respectively.

We expect that our executive compensation program will evolve to reflect our status as a public company and market practices. In 2023, we expect that the board of directors may engage an independent compensation consultant to assist it in its evaluation of our executive compensation program and properly assess compensation levels of our executives with current market peers and trends.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of outstanding equity awards held by Dr. Dillaha as of December 31, 2021. Neither Mr. Madison nor Mr. Hazard had any outstanding equity awards as of December 31, 2021.

Name and Principal Position	Grant Date	Vesting Commencement Date	Number of Securities Underlying Option Award (#)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Securities Underlying RSU Award (#)
Larry Dillaha, M.D.	7/15/2019	1/30/2019	—		—	—	30,120	(2)
Chief Executive Officer	11/18/2019	11/18/2019	50,000	(3)	$1.66	11/17/2029	—
	10/5/2020	1/1/2020	25,000	(3)	$2.41	10/4/2030	—
	10/5/2020	6/30/2020	—		—	—	42,771	(2)
	11/2/2021	6/11/2021	250,000	(3)	$3.47	11/1/2031	—

(1)	All of the option awards listed in the table were granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award, as determined in good faith by our board of directors.

(2)	100% of these shares vested quarterly over the one (1)-year period following the grant date, however, issuance of the shares have been deferred until Dr. Dillaha ceases service with the Company.

(3)	25% of the shares vest on the one (1)-year anniversary of the vesting commencement date, with the remainder of the shares vesting in twelve (12) equal quarterly installments thereafter, subject to the recipient’s continuous service through each applicable vesting date.

Equity Incentive Plans

2018 Plan

The 2018 Plan was originally adopted by our board of directors and approved by our stockholders on April 15, 2018. The 2018 Plan was amended by our board of directors on January 30, 2019, and such amendment was approved by our stockholders on the same date. Once our 2022 Plan becomes effective, no further grants will be made under our 2018 Plan. Any outstanding awards under our 2018 Plan will remain subject to the terms of the 2018 Plan and the applicable award agreements.

Plan Administration. The 2018 Plan is administered by our board of directors, which may delegate some or all of the administration of the 2018 Plan to one or more of its committees.

Awards, Eligibility, and Source of Shares. The 2018 Plan provides for the grant of incentive stock options (“ISOs”) to employees and for the grant of non-statutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock awards (“RSAs”), RSU awards, and other stock awards to employees, directors and consultants of the Company or a Company affiliate.

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Share Reserve. 3,772,500 shares of common stock were reserved for issuance under the 2018 Plan, of which, as of December 31, 2021, 974,156 are available for future issuance. As of December 31, 2021, options to purchase 594,000 shares of common stock, at exercise prices ranging from $0.01 to $3.47 per share, or a weighted average exercise price of $2.65 per share, were outstanding under the 2018 Plan. Stock awards granted under our 2018 Plan that expire, are settled in cash, forfeited, or repurchased will again be available for grant and issuance in connection with other awards.

Stock Options and SARs. Our board of directors, in its discretion, may determine the form and terms of each option (either an ISO or a NSO) or SAR granted under the 2018 Plan. Generally, (i) no option or SAR granted under the 2018 Plan may be exercisable more than ten (10) years from the date of grant, and (ii) other than with respect to assumed or substituted awards, the exercise or strike price of each option or SAR must be at least one hundred percent (100%) of the fair market value of the common stock subject to the option or SAR on the date of grant. Our board of directors, in its discretion, may establish the vesting and exercise provisions of options or SARs granted under the 2018 Plan, as well as any repurchase conditions or rights of first refusal. A participant may generally exercise any vested options or SARs for a three (3)-month period following cessation of their service relationship with the Company.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year (under all equity plans of the Company and its affiliates) may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs.

Stock Awards Other than Options and SARs. Under the 2018 Plan, our board of directors may grant RSAs, RSUs, and other stock awards in the form and containing the terms and conditions deemed appropriate by our board of directors. Such awards may be subject to vesting, forfeiture or repurchase conditions established by our board of directors.

Changes to Capital Structure. Our board of directors will adjust the classes and maximum number of securities subject to the 2018 Plan and the classes and number of securities and price per share of stock subject to outstanding stock awards as our board of directors determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that would otherwise result from any merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction.

Change in Control or other Corporate Transaction. In the event of a corporate transaction or change in control, each as defined in the 2018 Plan, our board of directors may take one or more of the following actions:

●	arrange for the continuation, assumption or substitution of the stock award by the surviving or acquiring entity;

●	arrange for the lapse of the Company’s repurchase rights or the assignment of such rights to the surviving or acquiring entity;

●	cause outstanding stock awards to vest;

●	cause outstanding unvested stock awards to be canceled without consideration therefor;

●	make a payment equal to the excess of (i) the value the participant would have received upon exercise immediately prior to the transaction, over (ii) the exercise price payable in connection with such exercise.

Transferability. A participant may not transfer options under the 2018 Plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2018 Plan.

Plan Amendment or Termination. Our board of directors has the authority to amend the 2018 Plan in any respect that our board of directors deems necessary or advisable; provided that such amendment does not impair a participant’s rights under an outstanding stock award without such participant’s consent. Certain material amendments also require the approval of our stockholders. Our board of directors may suspend or terminate the 2018 Equity Plan at any time. Unless terminated sooner, the 2018 Plan will automatically terminate on the day before the tenth (10th) anniversary of the date of adoption by our board of directors and approval by the Company’s stockholders.

2022 Plan

In connection with this offering, our board of directors expects to adopt, and it is anticipated that our current stockholders will approve, the 2022 Plan. The purpose of the 2022 Plan is to promote the interests of the Company and its stockholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries, (ii) motivating those individuals by means of incentives to achieve long-range performance goals, and (iii) linking the compensation of those individuals to the long-term interests of the Company and its stockholders. Following the adoption of the 2022 Plan by our board of directors and stockholders, no further grants of awards may be made under the 2018 Plan.

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The significant terms of the 2022 Plan are expected to be as follows:

Shares Available for Awards under the Plan. Under the 2022 Plan, awards may be made in common stock of the Company. Subject to adjustment as provided below, the maximum aggregate number of shares of common stock with respect to which awards may be granted under the 2022 Plan (the “Share Reserve”) will be               . In addition, subject to any adjustments necessary to implement any Capitalization Adjustments (as defined below), the Share Reserve will automatically increase on January 1 of each year in an amount equal to 4% of the total number of shares of common stock outstanding on December 31 of the preceding year; provided, however, that our board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of common stock.

Shares of common stock subject to an award granted under the 2022 Plan or the 2018 Plan that expire, terminate, are settled in cash or otherwise forfeited or cancelled without a delivery of shares to the participant will increase the Share Reserve to the extent of any such settlement, forfeiture, termination, expiration or cancellation. In addition, the shares underlying any awards under the 2022 Plan or 2018 Plan that are held back upon the exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of shares or otherwise terminated (other than by exercise or through the issuance of shares) shall be added back to the Share Reserve. The 2022 Plan also provides that the number of shares with respect to which incentive stock options may be granted shall be no more than               shares. Moreover, the 2022 Plan provides that awards may be issued in connection with a merger or acquisition involving the Company as permitted by Nasdaq Listing Rule 5635(c), and that such issuances will not reduce the Share Reserve.

With certain limitations, awards made under the 2022 Plan may be adjusted by the compensation committee to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the 2022 Plan in the event of any dividend or other distribution (whether in the form of cash, shares, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, equity restructuring (as defined under FASB ASC Topic 718), or other similar corporate transaction or event affecting the Company (collectively, a “Capitalization Adjustment”). In addition, 2022 Plan authorizes the compensation committee to make equitable and proportionate adjustments in the terms and conditions of awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles.

Eligibility and Administration. The compensation committee will administer the 2022 Plan, provided that the 2022 Plan also permits the board of directors to approve awards to non-employee directors, and the board of directors may in its sole discretion take any action designated to the compensation committee under the 2022 Plan as the board of directors may deem necessary, subject to applicable legal requirements. The 2022 Plan provides that the compensation committee will be composed of not less than two directors, each of whom will be an independent director as defined by the listing standards of Nasdaq. Subject to the terms of the 2022 Plan, the compensation committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the 2022 Plan, and make all other determinations which may be necessary or desirable for the administration of the 2022 Plan. Officers, employees, directors and consultants of the Company or its subsidiaries are eligible to be granted awards under the 2022 Plan.

Non-Employee Director Compensation Limit. The aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including equity awards granted and cash fees paid by the Company to such non-employee director, will not exceed $750,000 in value (or, in the event that any non-employee director is first appointed or elected to the board of directors during such year, $1,000,000), calculating the value of any awards granted under the 2022 Plan based on the grant date fair value of such awards for financial reporting purposes. The board of directors and/or the compensation committee may make exceptions to this applicable limit described above for individual non-employee directors in extraordinary circumstances, such as where any such non-employee director is serving on a special litigation or transactions committee of the board of directors, as the board of directors and/or the compensation committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation involving such non-employee director.

Stock Options and Stock Appreciation Rights. The compensation committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, to participants in the 2022 Plan (except that incentive stock options may only be granted to our employees, subject to applicable requirements of the Code). The compensation committee may specify the terms of such grants subject to the terms of the 2022 Plan. The compensation committee is also authorized to grant SARs, either with or without a related option. The grant of a stock option or SAR will occur when the compensation committee by appropriate action determines to grant a participant a stock option or SAR and establishes the number of shares and exercise price of such award, or on such later date as the compensation committee may specify. The exercise price per share subject to an option or SAR is determined by the compensation committee, but may not be less than the fair market value of a share of common stock on the date of the grant, except in the case of substitute awards.

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Except in connection with any Capitalization Adjustments, the compensation committee shall not have the power to (i) amend the terms of previously granted options to reduce the option price of such options, (ii) amend the terms of previously granted SARs to reduce the grant price of such SARs, (iii) cancel such options in exchange for cash or a grant of either substitute options with a lower option price than the cancelled options, or any other award, (iv) cancel such SARs in exchange for cash or a grant of either substitute SARs with a lower grant price than the cancelled SARs or any other award, or (v) take any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the Nasdaq Stock Market, or any other such market or exchange as is the principal trading market for the shares, in each case without the approval of the Company’s stockholders.

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the compensation committee, except that no option or SAR may have a term exceeding 10 years (provided that under certain circumstances the period of time over which an option or SAR may be exercised will be automatically extended if on the scheduled expiration date of the award exercise would violate applicable securities law, subject to certain limitations as described in the 2022 Plan). Incentive stock options that are granted to holders of more than 10% of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

A stock option or SAR may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted thereunder for the exercise thereof. Stock options and SARs shall be exercised by written notice of intent to exercise the stock option or SAR and, with respect to options, payment in full to the Company of the amount of the option price for the number of shares with respect to which the option is then being exercised.

Restricted Shares and Restricted Share Units. The compensation committee is authorized to grant restricted shares of common stock and restricted share units. Restricted shares are shares of common stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment (or other service-providing capacity) prior to the end of a restricted period or other conditions specified by the compensation committee in the award agreement. A participant granted restricted shares of common stock generally has the rights of a stockholder of the Company with respect to the restricted shares, including the right to receive dividends and the right to vote such shares; provided, however, that with respect to any dividends distributed in relation to restricted shares where restrictions have not yet lapsed, any such dividends shall be subject to the same restrictions and risk of forfeiture and shall only be paid if and to the extent the underlying shares vest.

Each restricted share unit has a value equal to the fair market value of a share of common stock on the date of grant. The compensation committee determines, in its sole discretion, the restrictions applicable to the restricted share units. Unless otherwise provided in an award agreement, a participant will not receive dividend equivalent rights in respect of any vested restricted share units at the time of any payment of dividends to stockholders on shares. In addition, except as may otherwise be provided in an award agreement, such units shall terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment (or other service-providing capacity) of the Company for the restricted period and any other restrictive conditions relating to the restricted share units are met.

Performance Awards. A performance award consists of a right that is denominated in cash or shares of common stock, valued in accordance with the achievement of certain performance goals during certain performance periods as established by the compensation committee, and payable at such time and in such form as the compensation committee shall determine. Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the compensation committee.

The Company may grant performance awards based upon the attainment of performance targets related to performance goals selected by the compensation committee in its discretion from among the performance goals specified in the 2022 Plan, or related to any other performance goals as the compensation committee may select in its discretion.

Other Stock-Based Awards. The compensation committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The compensation committee will determine the terms and conditions of such awards, consistent with the terms of the 2022 Plan.

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Non-Employee Director Awards. Subject to applicable legal requirements and the limits on compensation paid to non-employee directors as noted above, the compensation committee and/or the board of directors may provide that all or a portion of a non-employee director’s annual retainer and/or meeting fees or other awards or compensation as determined by the compensation committee and/or the board of directors be payable in non-qualified stock options, SARs, restricted shares, restricted share units and/or other stock-based awards, including unrestricted shares, either automatically or at the option of the non-employee directors. The compensation committee and/or the board of directors will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the board of directors.

Change in Control. Unless otherwise provided by the compensation committee, or in an award agreement or by a written agreement between the Company and a participant, in the event of any change in control of the Company, any surviving or acquiring entity may assume awards under the 2022 Plan in connection with any change in control (as defined in the 2022 Plan) as may be approved by the board of directors or compensation committee. In the event of any such assumption, if, within one year following a change in control, a participant separates from service with the Company (or its successor) by reason of (a) death; (b) total disability; (c) normal retirement or early retirement; (d) for good reason by the participant; or (e) involuntary termination by the Company for any reason other than for cause, all outstanding awards of such participant shall vest, become immediately exercisable and payable and have all restrictions lifted.

The compensation committee may, in its discretion, provide in any award agreement or, in the event of a change in control, may take such actions as it deems appropriate to provide, for the acceleration of the exercisability, vesting and/or settlement in connection with such change in control of each or any outstanding award or portion thereof and shares acquired pursuant thereto upon such conditions (if any), including termination of the participant’s service prior to, upon, or following such change in control, to such extent as the compensation committee may determine or the award agreement may provide. In the event of a change in control, and without the consent of any participant, the compensation committee may, in its discretion, provide that for a period prior to the change in control as determined by the compensation committee, any options or stock appreciation rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such stock options or stock appreciation rights shall terminate and be of no further force and effect.

The compensation committee may, in its discretion and without the consent of any participant, determine that, upon the occurrence of a change in control, each or any award or a portion thereof outstanding immediately prior to the change in control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the compensation committee) subject to such canceled award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the change in control, or (iii) other property which, in any such case, shall be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share in the change in control, reduced by the exercise or purchase price per share, if any, under such award (which payment may, for the avoidance of doubt, be $0, in the event the per share exercise or purchase price of an award is greater than the per share consideration in connection with the change in control).

Amendment and Termination. The board of directors may amend, alter, suspend, discontinue or terminate the 2022 Plan or any portion of the 2022 Plan at any time, except that stockholder approval must be obtained for any such action if such approval is necessary to comply with any tax or regulatory requirement (including, without limitation, the rules of the Nasdaq Stock Market, or any other such market or exchange as is the principal trading market for the Company’s common stock) with which the board of directors deems it desirable or necessary to comply. The 2022 Plan provides that the compensation committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively; provided, however, that any such waiver, amendment, alternation, suspension discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant shall not to that extent be effective without the consent of such participant.

Forfeiture Events. Any award granted pursuant to the 2022 Plan shall be subject to mandatory repayment or surrender by the participant to the Company (i) to the extent set forth in any award agreement, (ii) to the extent that such participant becomes, subject to any “clawback” or recoupment policy adopted by the Company or any affiliate thereof, including any such policy or amended policy adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act or (iii) to the extent provided under any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Limited Transferability. Except as otherwise provided in the 2022 Plan or any award agreement, or by the compensation committee, no award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant, except by will or the laws of descent and distribution. In addition, the 2022 Plan provides that in no event will any transfer of an award for value be permitted under the 2022 Plan.

Dividend Equivalents. Except in connection with any Capitalization Adjustments, no dividend equivalent rights shall be granted with respect to stock options or SARs, but in the sole and complete discretion of the compensation committee, an award (other than options or SARs) may provide the participant with dividends or dividend equivalents; provided, however, that no dividends or dividend equivalents will be paid under the 2022 Plan in respect of awards to the extent that restrictions have not yet lapsed or to the extent that such awards remain subject to vesting, and any such dividends or dividend equivalents shall be subject to the same restrictions and risk of forfeiture as the award to which they relate, and shall be paid only if and to the extent that the underlying awards vest.

Effective Date. It is anticipated that the 2022 Plan will be effective as of the business day prior to the date on which the Company’s Registration Statement on Form S-1 becomes effective. The 2022 Plan provides that no awards may be made under the 2022 Plan after the tenth anniversary of the effective date.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The agreements described in this section, or forms of such agreements as they will be in effect at the time of this offering, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.

Harrow Health, Inc.

We were formed as an indirect subsidiary of Harrow in April 2018. Following the closing of our Series A Preferred Stock financing (as described in further detail under “Private Placements of Our Securities–Series A Preferred Stock Financing” below), Harrow lost voting and ownership control over us but remained an owner of 3,500,000 shares of our common stock (which is approximately 45.6% of the outstanding shares of our common stock and Series A Preferred Stock as of December 31, 2021).

Asset Purchase Agreement with Harrow

On December 11, 2018, we entered into the Harrow Asset Purchase Agreement with Harrow, pursuant to which we acquired the patents and certain other intellectual property and related rights from Harrow to develop, formulate, make, sell, and sublicense certain conscious sedation and analgesia related formulations, including our leading product candidate MELT-300 (collectively, the “Melt Products”). Under the terms of the Harrow Asset Purchase Agreement, we granted to Harrow an exclusive, royalty-free, worldwide license with respect to the Melt Products for sole use with respect to drug products compounded or manufactured in compounding pharmacies or outsourcing facilities. We are required to make royalty payments to Harrow of 8% of net receipts received by us in connection with the sale or licensing of any product based upon the acquired patents and other intellectual property rights, while any patent rights remain outstanding, as well as other conditions. The amount of such royalty payments may be reduced by any fees or charges payable to OHSO, which is an affiliate of Dr. John Berdahl, a member of our board of directors and one of the co-inventors of the Melt technology (or by fifty percent (50%) of any other similar payments to other third parties) for the manufacture, use, sale, offer for sale or import of any Melt Products, except that the royalties payable to Harrow may not be reduced to less than 5% of net sales with respect to any sales or licenses in a country in which the acquired intellectual property rights would be infringed by such sales or licenses, among other limitations. We can require Harrow to cease compounding like products at the time of FDA approval of MELT-300. During the six months ended June 30, 2022 and 2021 and the years ended December 31, 2021 and 2020, we did not pay any royalties and no amounts were due to Harrow under the Harrow Asset Purchase Agreement.

Management Services Agreement with Harrow Health, Inc.

On February 1, 2019, in connection with the Series A Preferred Stock financing, as described under “Private Placements of Our Securities–Series A Preferred Stock Financing” below, we entered into a Management Services Agreement (the “Harrow MSA”) with Harrow, whereby Harrow agreed to provide to us certain administrative services and support, including bookkeeping, web services and human resources related activities, in exchange for which we agreed to reimburse Harrow’s out-of-pocket expenses related to such services and a monthly fee of approximately $10,000. Either party has the right to terminate the Harrow MSA at any time for any reason upon ten (10) days’ written notice. For the years ended December 31, 2021 and 2020, we did not pay any amounts to Harrow for reimbursable expenses and other amounts payable under the Harrow MSA. During the year ended December 31, 2021, $907,914 of accrued expenses payable to Harrow were converted into the note payable due to Harrow. As of June 30, 2022 and December 31, 2021, we owed $108,359 and $39,359, respectively, to Harrow for reimbursable expenses and other amounts payable under the Harrow MSA.

Loan and Security Agreement with Harrow Health, Inc.

On September 1, 2021, we entered into the Harrow Loan Agreement with Harrow in the principal amount of $13.5 million. Amounts borrowed under the Harrow Loan Agreement bear interest at twelve and one-half percent (12.50%) per annum, which interest can be paid in-kind at our option until the maturity date. The Harrow Loan Agreement permits us to pay interest only on the principal amount loaned thereunder through the term and all amounts owed were to be due and payable on September 1, 2022. We could have elected to prepay all, but not less than all, of the amounts owed prior to the maturity date at any time without penalty. The net funds that we received under the Harrow Loan Agreement excluded $907,914 for amounts owed to Harrow for reimbursable expenses and amounts due under the Harrow MSA prior to the effective date of Harrow Loan Agreement. We anticipate that $10,000,000 of the principal amount of under the Harrow Loan Agreement will be settled in exchange for      shares of our common stock upon the consummation of this offering at an assumed initial public offering price of $       per share, which is the midpoint of the price range listed on the cover page of this prospectus, net of any underwriting discount.

In connection with the Harrow Loan Agreement, we have also granted to Harrow a security interest in substantially all of our personal property, rights and assets, including intellectual property rights, to secure the payment of all amounts owed under the Harrow Loan Agreement. The Harrow Loan Agreement contains customary representations, warranties and covenants, including covenants by us limiting additional indebtedness, liens, mergers and acquisitions, dispositions, investments, distributions, subordinated debt, and transactions with affiliates. The Harrow Loan Agreement includes customary events of default, and upon the occurrence of an event of default (subject to cure periods for certain events of default), all amounts owed by us thereunder may be declared immediately due and payable by Harrow, and the interest rate on the loan may be increased by three percent (3%) per annum.

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In connection with the Harrow Loan Agreement, we entered into a Right of First Refusal Agreement with Harrow, pursuant to which Harrow has the right, but not the obligation, to match any offer that we may receive associated with the commercial rights to any of our product candidates for a period of five (5) years following the effective date of the Harrow Loan Agreement.

During the six months ended June 30, 2022 and the year ended December 31, 2021, we recognized $908,127 and $573,965, respectively, in interest expense in connection with amounts payable to Harrow pursuant to the Harrow Loan Agreement.

On April 8, 2022, we entered into the First Harrow Loan Agreement Amendment that would have, among other things, (i) extended the maturity date of the loan through September 1, 2026 and (ii) added certain financial covenants requiring us to maintain minimum liquidity. The Harrow Loan Agreement also requires us to maintain at least $7,000,000 at all times during the period beginning on the date of the closing of this offering, and ending on the date that is one (1) year thereafter (the “Liquidity Adjustment Date”), and $5,000,000 at all times after the Liquidity Adjustment Date and continuing until maturity, and revised the definition of “Material Adverse Event” relating to an unsuccessful phase 2 study for MELT-300. The effectiveness of the First Harrow Loan Agreement Amendment and the amendments therein, however, was subject to our satisfaction of certain conditions precedent, which included the consummation of this offering no later than August 31, 2022 (or such later date as Harrow may agree in its discretion). Since this offering was not completed on or prior to August 31, 2022, this condition was not satisfied such that the First Harrow Loan Agreement Amendment did not become effective, and amounts outstanding under the Harrow Loan Agreement were due and payable by us on September 1, 2022.

In September 2022, we entered into the Second Harrow Loan Agreement Amendment to, among other things, (i) extend the maturity date of the loan through June 1, 2023, (ii) waive the existing event of default related to our failure to pay the loan in full on September 1, 2022 and (iii) extend the date by which we can consummate this offering to May 31, 2023. The abovementioned amendments in the Second Harrow Loan Agreement Amendment were effective as of September 21, 2022. Upon the consummation of this offering, the amendments initially included in the First Harrow Loan Agreement Amendment and restated in the Second Harrow Loan Agreement Amendment, will be effective, including the amendment to extend the maturity date of the loan through September 1, 2026.

Royalty Agreement with OHSO, LLC

On October 3, 2019, we entered into a royalty agreement (the “OHSO Royalty Agreement”) with OHSO. The OHSO Royalty Agreement requires us to make quarterly royalty payments to OHSO equal to three percent (3%) of the aggregate amount of net sales and net licensing revenues received by us in connection with the sale or licensing of any product based upon the patents and other intellectual property and related rights acquired by OHSO from Harrow pursuant to an amended and restated asset purchase agreement entered into as of October 3, 2019, while any patent rights remain outstanding, as well as other conditions. The amount of such royalty will be reduced by one-half (1/2) with respect to any sales or licenses in a country in which the acquired intellectual property rights would not be infringed by such sales or licenses. The amount of such royalty payments may be further reduced by fifty percent (50%) of any royalties payable by us to other third parties for the manufacture, use, sale, offer for sale or import of any such products, subject to certain limitations. The OHSO Royalty Agreement will continue until expiration of all payment obligations thereunder. During the six months ended June 30, 2022 and 2021 and years ended December 31, 2021 and 2020, we did not pay any royalties and no amounts are due to OHSO under the OHSO Royalty Agreement.

Private Placements of Our Securities

Series A Preferred Stock Financing

On January 30, 2019, we entered into a stock purchase agreement (the “Series A Preferred Stock Purchase Agreement”) with certain investors, including Dr. Richard Lindstrom, a current member of the Harrow board of directors, and Dr. Robert Kammer, a former member of the Harrow board of directors, and TJB Ventures, LLC, a South Dakota limited liability company wholly-owned by Dr. John Berdahl, one of our directors, pursuant to which we issued and sold an aggregate of 2,287,000 shares of our Series A Preferred Stock to such investors at a purchase price of $5.00 per share for aggregate proceeds of approximately $11.4 million.

The table below sets forth the aggregate number of shares of Series A Preferred Stock issued to our related parties in this financing:

	Shares of Series A Preferred Stock
Name	Number of Shares	Aggregate Purchase Price ($)
Richard Lindstrom, M.D.	20,000	100,000
Robert Kammer, M.D.	50,000	250,000
John Berdahl, M.D.	10,000	50,000

Total	70,000	350,000

In connection with the closing of the transactions contemplated by the Series A Preferred Stock Purchase Agreement, we entered into a registration rights agreement with the investors party to the Series A Preferred Stock Purchase Agreement, pursuant to which we granted to these investors demand registration, piggyback registration and shelf registration rights related to any shares of our common stock issued or issuable to such investors upon conversion of their Series A Preferred Stock or otherwise received by such investors as a dividend or other distribution with respect to their Series A Preferred Stock. These registration rights will terminate upon the earlier of the date that is three (3) years following an initial public offering that results in the conversion of all outstanding shares of our Series A Preferred Stock or, with respect to a particular holder of Series A Preferred Stock, such holder holds less than one percent (1%) of the outstanding shares of our common stock, we have completed our initial public offering and all shares of such holder subject to such registration rights under the Series A Preferred Stock Purchase Agreement may be sold pursuant to Rule 144 of the Securities Act during any ninety (90)-day period. We intend to enter into an amendment to the registration rights agreement with the holders of our existing Series A Preferred Stock, to be effective as of the closing of this offering, the purpose of which is the approve our entry into the Harrow Registration Rights Agreement (as defined below) and the underwriter’s warrant and to grant certain piggyback registration rights thereunder. The approval of the holders of our existing Series A Preferred Stock is required before we may enter into any agreement that would grant the right to demand the registration of shares of the our capital stock or include such shares in a registration statement to another holder of our capital stock that would reduce the number of shares includable by the holders of our existing Series A Preferred Stock.

Board Advisor and Consultant

Effective upon his resignation from the board of directors in November 2021, the Company retained Mark Baum to serve as an advisor and consultant to the board of directors. In connection therewith, Mr. Baum attends meetings of the board of directors in a nonvoting observer capacity and is paid $50,000 per year for such services, payable in four, equal quarterly installments. Upon the effectiveness of the registration statement of which this prospectus forms a part, such arrangement shall be terminated and Mr. Baum will be re-appointed as a director of the Company.

Indemnification Agreements

Our amended and restated certificate of incorporation that will be in effect upon the closing of this offering will contain provisions limiting the liability of directors. In addition, our amended and restated certificate of incorporation will provide, and our bylaws provide, that we will indemnify each of our directors to the fullest extent permitted under the DGCL, subject to certain parameters set forth therein. Our amended and restated certificate of incorporation and bylaws will also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board.

In addition, we expect to enter into indemnification agreements with each of our executive officers and directors prior to the closing of this offering. For more information regarding these agreements, see “Management—Limitations on Director and Officer Liability and Indemnification.”

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PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
●	each of our directors and director nominees;
●	each of our named executive officers; and
●	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares of common stock as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on shares of common stock outstanding as of July 31, 2022, after giving effect to the (i) the conversion of 2,287,000 shares of our Series A Preferred Stock outstanding as of July 31, 2022 into 2,287,000 shares of our common stock upon completion of this offering; (ii) the conversion of unpaid dividends on our Series A Preferred Stock of approximately $             into             shares of common stock upon the closing of this offering, based on the initial public offering price, which is the midpoint of the price range listed on the cover page of this prospectus; and (iii) the settlement of $10,000,000 principal amount of indebtedness under the Harrow Loan Agreement in exchange for shares of common stock, which we intend to consummate upon the closing of this offering, at an assumed initial public offering price of $       per share, which is the midpoint of the price range listed on the cover page of this prospectus, net of any underwriting discount. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days of July 31, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless noted otherwise, the address of all listed stockholders is c/o Melt Pharmaceuticals, Inc., 6 Cadillac Drive, Suite 320, Brentwood, Tennessee 37027.

Except as indicated by the footnotes below, we believe, based on information furnished to us, that each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage of Shares Beneficially Owned Before this Offering	Percentage of Shares Beneficially Owned After this Offering
Directors, Director Nominees and Named Executive Officers:
Allison Bauerlein	—
Mark Baum	797,891	(1)
John Berdahl, M.D.	112,060	(2)
J. Andy Corley	60,240
Larry Dillaha, M.D.	201,013	(3)
Mark Hazard	—
Arthur Laffer	—
Gregory P. Madison	395,311
Herman Williams	—
All directors and current executive officers as a group (8 persons)	1,171,204
5% Stockholders:
Andrew R. Boll	405,120	(4)
Harrow Health, Inc.		(5)
Opaleye, L.P.	800,000	(6)

*	Represents beneficial ownership of less than one percent.

(1)	Mr. Baum serves as chief executive officer and a director of Harrow, which holds 3,500,000 shares of common stock. Mr. Baum disclaims beneficial ownership of such shares held by Harrow.
(2)	Includes 29,169 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of July 31, 2022. Also includes 10,000 shares of common stock issuable upon conversion of Series A Preferred Stock held by TJB Ventures, LLC, a South Dakota limited liability company, an entity which is wholly-owned by Dr. Berdahl.
(3)	Includes 128,122 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of July 31, 2022.
(4)	Mr. Boll’s address is 102 Woodmont Blvd., Suite 610, Nashville, Tennessee 37205. Includes 12,500 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of July 31, 2022. Mr. Boll also serves as chief financial officer of Harrow, which holds 3,500,000 shares of common stock. Mr. Boll disclaims beneficial ownership of such shares held by Harrow.
(5)	The principal business address of Harrow is 102 Woodmont Blvd., Suite 610, Nashville, Tennessee 37205. Mr. Baum beneficially owns 797,891 shares of common stock and Mr. Boll beneficially owns 405,120 shares of common stock. Harrow disclaims beneficial ownership of such shares held by each of Messrs. Baum and Boll.
(6)

Opaleye, L.P. reports shared voting and dispositive power as to 800,000 shares. Opaleye Management Inc. is an investment manager of Opaleye, L.P., and Mr. James Silverman is the President of Opaleye Management Inc. Mr. Silverman shares voting and dispositive power with respect to the shares held by Opaleye, L.P. Each of the entities and persons listed above disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein. The address for each of the entities and persons listed above is One Boston Place, 26th Floor, Boston, MA 02108, Attention James Silverman.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, certain provisions of our amended and restated certificate of incorporation and bylaws, as each will be in effect following the completion of this offering, and certain provisions of Delaware law are summaries. You should also refer to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

Upon the completion of this offering, our amended and restated certificate of incorporation will authorize us to issue up to                 shares of common stock, $0.001 par value per share, and shares                  of preferred stock, $0.001 par value per share, all of which shares of preferred stock will be undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

As of June 30, 2022, we had outstanding 5,395,311 shares of common stock, held by six stockholders of record, and 2,287,000 shares of preferred stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), held by 166 stockholders of record. As of June 30, 2022, after giving effect to (i) the conversion of all of the outstanding shares of our Series A Preferred Stock (but excluding the unpaid dividends on our Series A Preferred Stock of approximately $                 that will be issued as                  shares of common stock upon the closing of this offering) and (ii) the settlement of $10,000,000 principal amount of indebtedness under the Harrow Loan Agreement in exchange for      shares of common stock, which we intend to consummate upon the closing of this offering, in each case based on the initial public offering price (but with respect to the settlement of Harrow’s note, net of any underwriting discount), there would have been              shares of common stock issued and outstanding, held by 172 stockholders of record.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have the ability to cumulate votes for the election of directors. The affirmative vote of holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock will be required to amend our amended and restated certificate of incorporation.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of outstanding shares of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds and only then at the times and in the amounts that our board of directors may determine.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our outstanding shares of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our outstanding debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Other Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the right of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

As of June 30, 2022, there were 2,287,000 outstanding shares of our Series A Preferred Stock. All currently outstanding shares of the Series A Preferred Stock, including unpaid dividends of approximately $               as of                  , 2022, will be converted into an aggregate of               shares of common stock upon the closing of this offering.

Prior to the consummation of this offering, we and the holders of the Series A Preferred Stock agreed that, in connection with the conversion of the Series A Preferred Stock upon the closing of this offering, in accordance with the terms of our amended and restated certificate of incorporation that is currently in effect, the 6% dividend payable on each outstanding shares of Series A Preferred Stock will be paid in shares of common stock, and that such dividend will be fully cumulative, but will not accrue interest or compound, from the date of first issuance.

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Following the closing of this offering, our board of directors will have the authority under our amended and restated certificate of incorporation, without further action by our stockholders, to issue up to                 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock.

We have no present plans to issue any shares of preferred stock following the completion of this offering.

Options and Restricted Stock Units

As of June 30, 2022, there were options to purchase an aggregate of 677,094 shares of common stock and restricted stock unit awards covering an aggregate of 379,673 shares of common stock outstanding under our 2018 Plan. For additional information regarding the terms of our 2018 Plan, and the 2022 Plan which will be adopted upon the closing of this offering, see “Executive Compensation—Equity Incentive Plans.”

Warrants

In June 2019, in connection with our private placement of Series A Preferred Stock, we also agreed to issue warrants to certain placement agents in connection with their services related to such private placement. The warrants originally provided for the purchase of an aggregate of 68,010 shares of our Series A Preferred Stock at an exercise price of $5.00 per share at any time prior to 5 p.m., Pacific Time, on June 5, 2024.

Effective April 6, 2022, we and the holders of warrants amended each of the warrants so that the warrants became exercisable for shares of common stock rather than shares of Series A Preferred Stock. Immediately prior to the consummation of this offering, the warrants, as amended, are exercisable for an aggregate 68,010 shares of common stock at an exercise price of $5.00 per share, and expire on June 5, 2024. In accordance with the terms of the warrants, as amended, the number of shares of common stock and the exercise price of each warrant will be adjusted based on the number of shares of common stock and public offering price per share in this offering.

Registration Rights

We and the holders of our existing Series A Preferred Stock entered into a registration rights agreement (the “Series A Registration Rights Agreement”) in connection with the Series A Preferred Stock financing. The Series A Registration Rights Agreement provides those holders with demand, piggyback and Form S-3 registration rights with respect to the shares of common stock issuable to them upon conversion of the Series A Preferred Stock in connection with our initial public offering. These shares are collectively referred to herein as registrable securities. In addition, the holders of the warrants are entitled to piggyback and Form S-3 registration rights as set forth in the Series A Registration Rights Agreement with respect to the shares of common stock issuable upon the automatic exercise of the warrants in connection with our initial public offering. Accordingly, any reference to the registrable securities includes such shares issuable to the warrant holders in relation to the piggyback and Form S-3 registration rights only.

The holders of registrable securities have waived the registration rights that such holders may have under the Series A Registration Rights Agreement in connection with this offering, including the right to include any registrable securities in this registration statement, and have agreed not to exercise any demand registration rights that such holder of registrable securities possesses pursuant to the Series A Registration Rights Agreement for a period of at least 365 days after the consummation of this offering.

Effective immediately prior the completion of this offering, we intend to enter into an amended and restated version of the Series A Registration Rights Agreement with the holders of our existing Series A Preferred Stock, to be effective as of the closing of this offering (the “Amended Series A Registration Rights Agreement”). The purpose of the Amended Series A Registration Rights Agreement would be to approve our entry into the Harrow Registration Rights Agreement (as defined below) and the grant of registration rights pursuant to the underwriter’s warrant and to make certain corresponding revisions to the Series A Registration Rights Agreement to accommodate the grant of such registration rights, as well as to make certain other revisions to the Series A Registration Rights Agreement.

We also intend to enter into a registration rights agreement with Harrow, to be effective immediately prior to the completion of the closing of this offering (the “Harrow Registration Rights Agreement”). It is contemplated that the Harrow Registration Rights Agreement would provide Harrow with demand, piggyback and Form S-3 registration rights with respect to the shares of common stock held by Harrow as summarized below. These shares are collectively referred to herein as registrable securities.

Demand Registration Rights

Under the terms of the Amended Series A Registration Rights Agreement, it is contemplated that, at any time one year following the effective date of the registration statement of which this prospectus is a part, major holders (as defined in the Amended Series A Registration Rights Agreement) of a majority of registrable securities then outstanding and held by such holders would have the right to demand that we file a registration statement covering at least a majority of the registrable securities then outstanding. We would be obligated to effect at most two registrations in response to these demand registration rights. These demand registration rights would be subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of securities included in any such registration under specified circumstances. Upon such a request, we would be required to effect the registration as soon as possible. Moreover, under the terms of the Amended Series A Registration Rights Agreement, we would be permitted to postpone the filing of a registration statement for up to 120 days once in a 12-month period if in the good faith judgment of our board of directors such registration would be seriously detrimental to us.

Under the Harrow Registration Rights Agreement, it is contemplated that Harrow would have the right to demand that we file a resignation statement covering at least a majority of the registrable securities held by Harrow then outstanding. We would be obligated to effect at most two registrations in response to these demand registration rights. These demand registration rights would be subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of securities included in any such registration under specified circumstances. Upon such a request, we would be required to effect the registration as soon as possible. Moreover, under the terms of the Harrow Registration Rights Agreement, we would be permitted to postpone the filing of a registration statement for up to 120 days once in a 12-month period if in the good faith judgment of any of our unauthorized officers such registration would be seriously detrimental to us.

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Piggyback Registration Rights

In connection with this offering, the holders of registrable securities, including the Warrant holders, were entitled to under the terms of the Series A Registration Rights Agreement, and the necessary percentage of such holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. After this offering, under the terms of the Amended Series A Registration Rights Agreement, in the event that we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders (including in connection with the exercise of demand registration rights under the Harrow Registration Rights Agreement, as set forth above), the holders of registrable securities under such agreement would be each be entitled to notice of such registration and would be entitled to include in the registration statement all or part of such holder’s registrable securities. These piggyback registration rights would be subject to specified conditions and limitations, including the right of the underwriters to limit the number of securities included in any such registration under specified circumstances, and do not apply to a registration relating to any employee benefit plan, a corporate reorganization or transaction under Rule 145 of the Securities Act or a registration related to common stock issued upon conversion of debt securities.

Pursuant to the Harrow Registration Rights Agreement, it is contemplated that, in the event that we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders (including in connection with the exercise of demand registration rights under the Amended Series A Registration Rights Agreement, as set forth above), Harrow would be entitled to notice of such registration and would be entitled to include in the registration statement all or part of Harrow’s registrable securities. These piggyback registration rights would be subject to specified conditions and limitations, including the right of the underwriters to limit the number of securities included in any such registration under specified circumstances, and do not apply to a registration relating to any employee benefit plan, a corporate reorganization or transaction under Rule 145 of the Securities Act or a registration related to common stock issued upon conversion of debt securities.

Under the underwriter’s warrant, which we have agreed to issue to Aegis or its designees pursuant to this offering, in the event we propose to register any of our common stock under the Securities Act in an underwritten offering either for our own account or for the account of other stockholders (including in connection with the exercise of demand registration rights under the Series A Registration Rights Agreement and the Harrow Registration Rights Agreement, as set forth above), the underwriter would be entitled to notice of such registration and would be entitled to include in the registration statement all or part of the underwriter’s registrable securities. These piggyback registration rights would be subject to specified conditions and limitations, including the right of the underwriters to limit the number of securities included in any such registration under specified circumstances, and do not apply to a registration relating to any employee benefit plan, a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration statement on Form S-4, S-8 or any successor form thereto, or to registration statement to which this prospectus is a part.

Registration on Form S-3

At any time from and after the first anniversary of the effective date of the registration statement of which this prospectus is a part, under the terms of the Amended Series A Registration Rights Agreement, it is contemplated that one or more holders of registrable securities holding at least 20% of the registrable securities then outstanding would be entitled to request to have such shares registered by us on a Form S-3 registration statement. Under the terms of the Amended Series A Registration Rights Agreement, it is contemplated that these Form S-3 registration rights would be subject to other specified conditions and limitations, including that the Form S-3 is available for such offering by the holders and that the anticipated aggregate offering price is at least $2.0 million. Moreover, upon receipt of this request, the holders of registrable securities would each be entitled to participate in this registration. Under the terms of the Amended Series A Registration Rights Agreement, it is contemplated that we would not be required to effect such a registration if, within the preceding 12-month period, we had already effected two registrations on Form S-3 for the holders of registrable securities. Under the terms of the Amended Series A Registration Rights Agreement, we would also be permitted to postpone the filing of a registration statement for up to 120 days once in a 12-month period if in the good faith judgment of our board of directors such registration would be seriously detrimental to us. Moreover, pursuant to the Amended Series A Registration Rights Agreement, it is contemplated that we would be permitted to postpone the filing of a registration statement for up to 120 days once in a 12-month period if in the good faith judgment of any of our unauthorized officers such registration would be seriously detrimental to us.

Pursuant to the Harrow Registration Rights Agreement, at any time from and after the first anniversary of the effective date of the registration statement of which this prospectus is a part, it is contemplated that Harrow would be entitled to request to have its shares registered by us on a Form S-3 registration statement. These Form S-3 registration rights would be subject to other specified conditions and limitations, including that the Form S-3 is available for such offering by Harrow and that the anticipated aggregate offering price is at least $2.0 million. Upon receipt of this request, Harrow would be entitled to participate in this registration. In addition, under the terms of the Harrow Registration Rights Agreement, it is contemplated that we would not be required to effect such a registration if, within the preceding 12-month period, we have already effected two registrations on Form S-3 for the holders of registrable securities. Moreover, under the terms of such agreement, it is contemplated that we also would be permitted to postpone the filing of a registration statement for up to 120 days once in a 12-month period if in the good faith judgment of any of our unauthorized officers such registration would be seriously detrimental to us.

Expenses of Registration

Under each of the Amended Series A Registration Rights Agreement and the Harrow Registration Rights Agreement, it is contemplated that we would be required to pay all expenses incurred by us, including reasonable fees and disbursements not to exceed $25,000 of a single counsel for the selling holders relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and selling commissions applicable to the offering, subject to specified conditions and limitations. Under the terms of such agreements, it is contemplated that we would not be required to pay registration expenses if a demand or Form S-3 registration request were withdrawn at the request of the initiating holders, unless holders of a majority of the registrable securities agree to forfeit their right to one demand registration or the withdrawal is based upon material adverse information concerning us of which the initiating holders were not aware at the time of such request.

It is contemplated that each of the Amended Series A Registration Rights Agreement and the Harrow Registration Rights Agreement would contain customary cross-indemnification provisions, pursuant to which we would be obligated to indemnify the selling stockholders in the event of untrue statements or omissions of material facts in the applicable registration statement or any violation of federal or state securities laws by us in connection with the offering under a registration statement covering the registrable securities, and the selling stockholders would be obligated to indemnify us for untrue statements or omissions of material facts in the registration statement or any violation by us of the Securities Act attributable to them, subject to certain limitations.

Termination of Registration Rights

Under the Amended Series A Registration Rights Agreement, it is contemplated that the registration rights granted there under would terminate with respect to any particular stockholder upon the earlier of (i) the third anniversary following the closing of this offering; (ii) the first date on which all registrable securities such holder would be able to sell all of its shares pursuant to Rule 144 or another similar exemption under the Securities Act during a three-month period without registration; or (iii) the consummation of any company sale (as defined in the Amended Series A Registration Rights Agreement), subject to certain limitations specified in the Amended Series A Registration Rights Agreement.

Under the Harrow Registration Rights Agreement, it is contemplated that the registration rights granted thereunder would terminate upon the earlier of (i) the fifth anniversary following the closing of this offering; (ii) the first date on which all registrable securities such Holder is able to sell all of its shares pursuant to Rule 144 or another similar exemption under the Securities Act during a three-month period without registration; or (iii) the consummation of any company sale (as defined in the Harrow Registration Rights Agreement), subject to certain limitations specified in the Harrow Registration Rights Agreement.

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Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder (in one transaction or a series of transactions);

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder;

●	any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as:

●	the owner of 15% of more of the outstanding voting stock of the corporation; or;

●	any affiliate or associate of the corporation who was the owner of 15% or more of our outstanding voting stock at any time within the prior three years;

in each of the foregoing cases, including the affiliates and associates of such person.

Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation to be in effect upon the completion of this offering will provide that our board of directors will be elected at each annual meeting of our stockholders. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Under our amended and restated certificate of incorporation and bylaws our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Our amended and restated certificate of incorporation will also provide that all stockholder actions must be effected at a duly called meeting of stockholders and will eliminate the right of stockholders to act by written consent without a meeting. Our amended and restated certificate of incorporation will also provide, and our bylaws provide, that only our Chairman of the board, Chief Executive Officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders (such that our stockholders will not have the ability to call a special meeting of stockholders).

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Our bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and will specify requirements as to the form and content of a stockholder’s notice.

As described in “—Preferred Stock” above, our amended and restated certificate of incorporation will give our board of directors the authority, without further action by our stockholders, to issue up to                 shares of preferred stock in one or more series, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly, unsolicited or coercive proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our amended and restated certificate of incorporation to be in effect upon the completion of this offering will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the state of Delaware will be the exclusive forum for the following types of actions or proceedings:

●	any derivative action or proceeding brought on our behalf under Delaware law;

●	any action asserting a breach of fiduciary duty owed by any of our directors, officers, employees or stockholders to us or our stockholders;

●	any action arising pursuant to the DGCL, our amended and restated certificate of incorporation, or our bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of Delaware;

●	any action that is governed by the internal affairs doctrine of the State of Delaware; or

●	any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL,

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States, to the fullest extent permitted by law, shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”).

In addition, our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will provide that any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation. The transfer agent’s address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the trading symbol “MELT.”

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

After completion of this offering, we will have               shares of common stock outstanding (or          shares if the underwriter’s option to purchase additional shares is exercised in full).

All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our “affiliates” as that term is defined in Rule 144 and except certain shares that will be subject to the lock-up period described below after completion of this offering. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement.

Any of the shares held by our executive officers, directors, employees and 10% and greater stockholders will be subject to lock-up restriction for 180 days from the date of the offering described under “Underwriting – Lock-Up Agreements” beginning on page 93. Accordingly, there will be a corresponding increase in the number of shares that become eligible for sale after the lock-up period expires. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

●	beginning on the date of this prospectus, all of the shares sold in this offering will be immediately available for sale in the public market (except as described above); and

●	beginning 180 days after the date of this prospectus, at the expiration of the lock-up period for our executive officers, directors, employees and 10% and greater stockholders, additional shares will become eligible for sale in the public market, of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144 and Rule 701 as described below.

Lock-Up and Market Standoff Agreements

Pursuant to certain “lock-up” agreements, we, our executive officers, directors, employees and our 10% and greater stockholders have agreed not to, without the prior written consent of the underwriter, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for, with respect to the Company, a period of one hundred and eighty (180) days from the date of this offering.

Rule 144

In general, Rule 144 provides that once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our Common Stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

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In general, Rule 144 provides that our affiliates or persons selling shares of our Common Stock on behalf of our affiliates are entitled to sell upon expiration of the market standoff agreements and lock-up agreements described above, within any three-month period, a number of shares of our Common Stock that does not exceed the greater of:

●	1% of the number of shares of our capital stock then outstanding, which will equal shares immediately after the completion of this offering; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales of our common stock made in reliance upon Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Registration Statements on Form S-8

Immediately after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of our ordinary shares issued or reserved for future issuance under our equity incentive plans. This registration statement would cover approximately              shares. Shares registered under the registration statement will generally be available for sale in the open market after the 180-day lock-up period immediately following the date of this prospectus.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of shares of our common stock as of the date hereof. Except where noted, this summary deals only with shares of our common stock that were acquired for cash in this offering and that are held as a capital asset by a non-U.S. holder (as defined below). This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, in each case as of the date hereof. Those authorities may be changed, including retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that described in this summary.

A “non-U.S. holder” means a holder of shares of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined under the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not address the Medicare tax on certain net investment income, U.S. federal gift or estate tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address the U.S. federal income tax consequences applicable to non-U.S. holders that are subject to special treatment under the U.S. federal income tax laws, including (without limitation):

●	former citizens or long-term residents of the United States;

●	“qualified foreign pension funds,” or entities wholly owned by a “qualified foreign pension fund”;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	financial institutions, insurance companies, regulated investment companies, real estate investment trusts, mutual funds, broker-dealers, traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our common stock;

●	persons who hold our common stock as “qualified small business stock” within the meaning of Section 1202 of the Code;

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction or integrated investment;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

●	persons subject to the alternative minimum tax, and

●	persons who acquired our common stock through warrants, stock options or in other compensatory transactions or partnerships or other pass-through entities for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock should consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

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THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL GIFT OR ESTATE TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Distributions

Distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a nontaxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Please read “—Sales or other Taxable Dispositions.”

Subject to the withholding rules discussed below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA” and with respect to effectively connected dividends, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate, and the non-U.S. holder will be required to update such forms and certifications from time to time as required by law. A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

If dividends paid to a non-U.S. holder are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above, provided the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption, and the non-U.S. holder will be required to update such forms and certifications from time to time as required by law. Any such effectively connected dividends generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. persons (as defined under the Code). If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Sales or Other Taxable Dispositions

Subject to the discussion below under “—Backup Withholding and Information Reporting”, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will be subject to tax on the gain derived from the sale or other disposition on a net income tax basis at the U.S. federal income tax rates applicable to U.S. citizens, nonresident aliens or domestic corporations, as applicable. In addition, if any non-U.S. holder is a foreign corporation, such effectively connected gain may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (as described below) and certain other conditions are met.

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Generally, a corporation is a “United States real property holding corporation” (“USRPHC”) if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not currently and will not become a USRPHC, and the remainder of this discussion assumes this is the case. If we are or become a USRPHC, however, so long as our common stock is regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs, only a non-U.S. holder who actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the sale or other disposition of our common stock.

Backup Withholding and Information Reporting

Any distributions paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established pursuant to an applicable income tax treaty. Distributions on our common stock made to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through the office of a broker generally will be subject to information reporting and backup withholding (currently at the rate of 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a U.S. person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person who is not an exempt recipient under the Code and applicable U.S. Treasury regulations.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (2) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E) and provides certain information with respect to such United States owners; or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). The U.S. Treasury has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to gross proceeds from a sale or other disposition of our common stock, which may be relied upon by taxpayers until final regulations are issued.

Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the withholding tax under FATCA. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL GIFT AND ESTATE TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

91

UNDERWRITING

Aegis Capital Corp. (“Aegis”) is acting as the sole underwriter and the book-running manager of this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement, the underwriter has agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Aegis Capital Corp.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

●	the representations and warranties made by us to the underwriter are true;

●	there is no material change in our business or the financial markets; and

●	we deliver customary closing documents to the underwriter.

Underwriting Commissions and Discounts and Expenses

The following table shows the per share and total underwriting discounts and commissions we will pay to Aegis. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional securities.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us (7%):	$	$	$
Non-accountable expense allowance (1%)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1) We have agreed to pay a non-accountable expense allowance to the underwriter equal to 1% of the gross proceeds we received in this offering.

In addition, we have also agreed to pay all expenses in connection with the offering, including the following expenses: (a) all filing fees and communication expenses relating to the registration of the securities to be sold in the offering (including the over-allotment shares) with the SEC; (b) all FINRA public offering filing system fees associated with the review of the offering by FINRA; (c) all fees and expenses relating to the listing of such closing shares and over-allotment shares on Nasdaq; (d) all fees, expenses and disbursements relating to the registration or qualification of such securities under the “blue sky” securities laws of such states and other foreign jurisdictions as Aegis may reasonably designate the costs, if any, of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any Blue Sky Surveys and, if appropriate, selected dealers’ agreement, underwriter’s questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (e) the costs of preparing, printing and delivering the securities; (f) fees and expenses of the transfer agent for the securities (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company); (g) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the underwriter; (h) the fees and expenses of the Company’s accountants; and (i) a maximum of $100,000 for fees and expenses including “road show”, diligence and reasonable legal fees and disbursements for underwriter’s counsel.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $                 .

Over-Allotment Option

We have granted underwriter an option to purchase from us, up to                  additional shares of common stock within 45 days from the date of this prospectus to cover over-allotments, if any. The purchase price to be paid per additional share will be equal to the public offering price of one share, as applicable, less the underwriting discount.

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Discretionary Accounts

The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, the Company, its executive officers, directors, employees and holders of at least 10% of the Company’s common stock and securities exercisable for or convertible into its common stock outstanding immediately upon the closing of this offering, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any shares of common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the underwriter, for a period of one hundred eighty (180) days from the closing date of the offering.

Underwriter’s Warrants

The Company has agreed to issue to Aegis or its designees warrants to purchase up to a total of 2.5% of the shares of common stock sold in this offering (excluding the shares sold through the exercise of the over-allotment option). Such warrants and underlying shares of common stock are included in this prospectus. The warrants are exercisable at $          per share (125% of the public offering price) commencing on a date which is six (6) months from the effective date of the offering under this prospectus supplement and expiring on a date which is no more than five (5) years from the commencement of sales of the offering in compliance with FINRA Rule 5110. The warrants have been deemed compensation by FINRA and are therefore subject to a 6-month lock-up pursuant to Rule 5110 of FINRA. The underwriter (or its permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from effectiveness. The warrants may be exercised as to all, or a lesser number of shares of common stock, and will provide for cashless exercise in certain circumstances and will contain provisions for “piggyback” registration rights, for a period of no greater than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110. The Company will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

If, for the period ending eighteen (18) months from the closing of this offering, we or any of our subsidiaries (a) decides to finance or refinance any indebtedness, Aegis has the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis has the right to act as sole bookrunning manager, sole underwriter or sole placement agent for such financing.

Securities Issuance Standstill

We have agreed, for a period of one hundred eighty (180) days after the closing date of this offering, that we will not, without the prior written consent of the underwriter, issue, enter into any agreement to issue or announce the issuance or proposed issuance of any common stock, shares or share equivalents except for the issuance of shares of common stock or options to employees, consultants, officers or directors of our Company pursuant to any stock or option plan duly adopted for such purpose, approved by the Company’s stockholders and issued for bona fide services permissible under Form S-8. Except for offerings with Aegis, for one hundred eighty (180) days after the closing date of the offering, the Company shall not effect or enter into an agreement to effect any issuances of common stock, shares or share equivalents involving an at-the-market offering or Variable Rate Transaction. In no event should any equity transaction within this period result in the sale of equity at an offering price to the public less than that of the offering referred herein.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the website maintained by the underwriter, if any, participating in this offering and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on this website is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or Aegis in its capacity as underwriter, and should not be relied upon by investors.

93

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permits the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Company’s common stock or preventing or retarding a decline in the market price of its common stock. As a result, the price of the Company’s common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither the Company nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the Company’s common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriter may engage in passive market making transactions in the Company’s common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriter and its affiliates may, in the future provide various investment banking, commercial banking and other financial services for the Company and its affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, the Company has no present arrangements with the underwriter for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

94

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters of U.S. federal securities law related to the offering will be passed upon for the underwriter by Kaufman & Canoles, P.C., Richmond, Virginia.

EXPERTS

The financial statements of Melt Pharmaceuticals, Inc. at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, appearing in this Prospectus and Registration Statement have been audited by KMJ Corbin & Company LLP, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern) thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www.meltpharma.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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MELT PHARMACEUTICALS, INC.

F-1

MELT PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,179,990	$11,259,031
Prepaid expenses and other current assets	17,295	19,349
Total current assets	6,197,285	11,278,380
Right-of-use asset	113,375	-
Deferred offering costs	632,971	-
Other asset	26,636	-
TOTAL ASSETS	$6,970,267	$11,278,380
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$2,157,748	$1,283,423
Accrued expenses payable to Harrow Health, Inc. (a related party)	108,359	39,359
Accrued payroll and related liabilities	306,369	361,916
Note payable to Harrow Health, Inc. (a related party), net of debt discount	14,974,956	14,046,845
Current portion of lease liability	87,951	-
Total current liabilities	17,635,383	15,731,543
Redeemable convertible preferred stock warrant liability	-	220,935
Lease liability, net of current portion	26,577	-
TOTAL LIABILITIES	17,661,960	15,952,478
COMMITMENTS AND CONTINGENCIES (Note 5)
Redeemable convertible preferred stock - Series A $0.001 par value, 5,150,000 shares authorized; 2,287,000 shares issued and outstanding; aggregate liquidation preference of $11,435,000	10,338,952	10,338,952
STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value, 12,500,000 shares authorized; 5,395,311 shares issued and outstanding at June 30, 2022 and December 31, 2021	5,396	5,396
Additional paid-in capital	1,707,071	1,206,331
Accumulated deficit	(22,743,112)	(16,224,777)
TOTAL STOCKHOLDERS’ DEFICIT	(21,030,645)	(15,013,050)
TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$6,970,267	$11,278,380

The accompanying notes are an integral part of these condensed financial statements.

F-2

MELT PHARMACEUTICALS, INC

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the	For the
	Six Month Period Ended	Six Month Period Ended
	June 30, 2022	June 30, 2021
Operating expenses:
General and administrative	$1,182,209	$1,462,768
Research and development	4,349,995	1,469,225
Total operating expenses	5,532,204	2,931,993
Loss from operations	(5,532,204)	(2,931,993)
Other (expense) income:
Interest (expense) income, net	(920,744)	1,091
Other expense	(65,387)	-
Total other (expense) income, net	(986,131)	1,091
Loss before income taxes	(6,518,335)	(2,930,902)
Income tax expense	-	(6,000)
Total net loss	$(6,518,335)	$(2,936,902)
Basic and diluted net loss per share of common stock	$(1.14)	$(0.52)
Weighted average number of shares of common stock outstanding, basic and diluted	5,704,344	5,624,508

The accompanying notes are an integral part of these condensed financial statements.

F-3

MELT PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional		Total
				Par	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Value	Capital	Deficit	Deficit
Balance at December 31, 2021	2,287,000	$10,338,952	5,395,311	$5,396	$1,206,331	$(16,224,777)	$(15,013,050)
Stock-based compensation expense	-	-	-	-	214,418	-	214,418
Reclassification of warrant liability to equity due to amendment to warrants	-	-	-	-	286,322	-	286,322
Net loss	-	-	-	-	-	(6,518,335)	(6,518,335)
Balances at June 30, 2022	2,287,000	$10,338,952	5,395,311	$5,396	$1,707,071	$(22,743,112)	$(21,030,645)

	Redeemable Convertible
	Preferred Stock		Common Stock		Additional		Total
				Par	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Value	Capital	Deficit	Deficit
Balance at December 31, 2020	2,287,000	$10,338,952	5,632,500	$5,633	$627,014	$(9,570,182)	$(8,937,535)
Stock-based compensation expense	-	-	-	-	418,155	-	418,155
Forfeited restricted stock	-	-	(237,189)	(237)	237	-	-
Net loss	-	-	-	-	-	(2,936,902)	(2,936,902)
Balances at June 30, 2021	2,287,000	$10,338,952	5,395,311	$5,396	$1,045,406	$(12,507,084)	$(11,456,282)

The accompanying notes are an integral part of these condensed financial statements.

F-4

MELT PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the	For the
	Six Month Period Ended	Six Month Period Ended
	June 30, 2022	June 30, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,518,335)	$(2,936,902)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	-	536
Loss on disposal of property, plant and equipment	-	1,922
Stock-based compensation expense	214,418	418,155
Noncash lease expense	7,002	-
Change in fair value of redeemable convertible preferred stock warrant liability	65,387	-
Note payable interest paid-in-kind	908,127	-
Amortization of debt discount	19,984	-
Changes in assets and liabilities:
Prepaid expenses and other current assets	2,054	(99,217)
Other asset	(26,636)	-
Accounts payable and accrued expenses	310,354	350,261
Accrued payroll and related liabilities	(55,547)	235,983
Lease liability	(5,849)	-
NET CASH USED IN OPERATING ACTIVITIES	(5,079,041)	(2,029,262)
CASH FLOWS FROM INVESTING ACTIVITIES	-	-
CASH FLOWS FROM FINANCING ACTIVITIES	-	-
NET CHANGE IN CASH AND CASH EQUIVALENTS	(5,079,041)	(2,029,262)
CASH AND CASH EQUIVALENTS, beginning of period	11,259,031	2,932,590
CASH AND CASH EQUIVALENTS, end of period	$6,179,990	$903,328
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Deferred offering costs included in accounts payable and accrued expenses	$632,971	$-
Reclassification of warrant liability to equity due to amendment to warrants	$286,322	$-

The accompanying notes are an integral part of these condensed financial statements.

F-5

MELT PHARMACEUTICALS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1.	DESCRIPTION OF BUSINESS

Melt Pharmaceuticals, Inc. (the “Company” or “Melt”), a Delaware corporation founded on April 3, 2018 (“Inception”), was initially formed and operated as a wholly-owned subsidiary of Harrow Health, Inc. (“Harrow”) until January 2019. Melt raised gross proceeds of $11,435,000 in start-up capital through the sale of its Series A redeemable convertible preferred stock (“Series A Preferred”) in January and March 2019 and a separate management team was then established for Melt.

The Company is a clinical stage pharmaceutical company focused on the development and commercialization of proprietary non-opioid, non-intravenous, or non-IV, sedation and anesthesia therapeutics for human medical procedures in hospital, outpatient, and in-office settings. The Company intends to seek regulatory approval through the U.S. Food and Drug Administration’s 505(b)(2) regulatory pathway for these proprietary, patented small-molecule drug candidates, where possible. The core intellectual property the Company owns is a patented series of combination non-opioid sedation drug formulations that it believes has multiple applications.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting and financial statement presentation

The accompanying interim condensed financial statements are unaudited and have been prepared using accounting principles generally accepted in the United States of America (“GAAP”). Certain information and footnote disclosures normally included in the Company’s annual financial statements have been condensed or omitted. These interim condensed financial statements, in the opinion of management, reflect all normal recurring adjustments necessary for fair statement of the Company’s financial position as of June 30, 2022 and results from operations and cash flows for the interim periods of June 30, 2022 and 2021. These interim financial results are not necessarily indicative of the results to be expected for the year ending December 31, 2022, or for any other future annual or interim period. The accompanying interim unaudited condensed financial statements should be read in conjunction with the audited financial statements and related notes thereto for the year ended December 31, 2021.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these condensed financial statements include, but are not limited to, the accrual of research and development expenses and the valuation of common stock, stock options and warrants. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates or assumptions.

Going concern evaluation and liquidity considerations

These condensed financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a development stage enterprise and has incurred recurring operating losses, has had negative operating cash flows and has not recognized any revenues since its Inception. In addition, the Company has an accumulated deficit of $22,743,112 at June 30, 2022, and anticipates incurring further losses through the year 2022 and beyond. As of June 30, 2022, the Company had $6,179,990 in cash and cash equivalents and current debt of $14,974,956. The Company has funded its operating losses to date through a preferred stock offering (see Note 6) and through the issuance of a note payable (see Note 4).

F-6

The Company will require additional capital to fund its operating needs including the development of its drug candidates and other activities. Accordingly, the Company expects to incur significant expenditures and increasing operating losses in the future. As a result, the Company’s current sources of liquidity will not be sufficient to meet its obligations for the 12 months following the date the interim condensed financial statements are issued. These conditions give rise to substantial doubt as to the Company’s ability to operate as a going concern. The Company’s ability to continue as a going concern will require it to obtain additional funding, generate positive cash flow from operations and/or enter into strategic alliances or sell assets.

There can be no assurance the Company will receive cash proceeds from any of these potential resources or, to the extent cash proceeds are received, such proceeds would be sufficient to support the Company’s current operating plan. The sale of additional equity securities may result in additional dilution to the Company’s stockholders. If the Company raises additional funds through the issuance of debt securities or preferred stock or through additional credit facilities, these securities and/or the loans under credit facilities could provide for rights senior to those of the Company’s ordinary shares and could contain covenants that would restrict the Company’s operations. Additional funds may not be available when needed, on terms that are acceptable to the Company, or at all.

These condensed financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent on the Company’s ability to obtain the necessary financing to meet its obligations and repay liabilities arising from the normal business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. The condensed financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

Research and development

The Company expenses all costs related to research and development as they are incurred. Research and development expenses consist of expenses incurred in performing research and development activities including salaries and benefits and other overhead expenses, costs for clinical trials, and contracted research and manufacturing services.

Concentration of credit risk

Financial instruments which subject the Company to potential credit risk consist of its cash and cash equivalents. The Company invests with high-credit quality financial institutions. The Company believes the financial risks associated with these financial instruments are minimal.

Redeemable convertible preferred stock

The Company classifies redeemable convertible preferred stock outside of stockholders’ deficit on its condensed balance sheets as the requirements of triggering a deemed liquidation event, as defined within its amended and restated certificate of incorporation, are not entirely within the Company’s control. In the event of such a deemed liquidation event, the proceeds from the event are distributed in accordance with the liquidation preferences (see Note 6), provided that the holders of redeemable convertible preferred stock have not converted their shares into common stock. The Company records the issuance of redeemable convertible preferred stock at the issuance price less related issuance costs. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the liquidation preferences of such shares because of the uncertainty as to whether or when a deemed liquidation event may occur.

F-7

Redeemable convertible preferred stock warrant liability

Prior to April 2022, the Company’s redeemable convertible preferred stock warrants required liability classification as the underlying convertible preferred stock was considered contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon the occurrence of a deemed liquidation event. The warrants were recorded at fair value upon issuance and were subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized as other income (expense) in the condensed statements of operations. See Note 6 for discussion of an amendment to the redeemable convertible preferred stock warrants.

Stock-based compensation

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes-Merton option pricing model. The model requires the Company to make a number of assumptions, including expected stock price volatility, expected term, risk-free interest rate and expected dividends. The expected stock price volatility for the Company’s stock is determined by examining the historical volatilities of industry peers as the Company does not have any trading history of its common stock. The expected term of the options is based on the average period the stock options are expected to remain outstanding calculated as the midpoint of the options vesting term, and contractual expiration period for employees and the contractual term for nonemployees, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The risk-free interest rate is determined using the U.S. Treasury yield curve in effect at the time of the grant for the expected term of the option. The dividend yield assumption is zero as the Company has no history of, nor plans of, dividend payments.

To determine the fair value of common stock given the absence of a public trading market, the Company’s board of directors with input from management considers numerous objective and subjective factors to determine the fair value of common stock. The factors include, but are not limited to: (i) third-party valuations of the Company’s common stock; (ii) the Company’s stage of development; (iii) the status of research and development efforts; (iv) the rights, preferences and privileges of the Company’s redeemable convertible preferred stock relative to those of the Company’s common stock; (v) the Company’s operating results and financial condition, including the Company’s levels of available capital resources; (vi) equity market conditions affecting comparable public companies; (vii) general U.S. market conditions; and (viii) if applicable, the lack of marketability of the Company’s common stock.

Grant date fair values of the Company’s restricted stock units (“RSUs”) and restricted stock awards (“RSAs”) are based on the fair value of the underlying common stock on the date of grant.

The grant date fair value of stock awards is recognized ratably over the requisite service periods in the Company’s condensed statements of operations. The Company accounts for forfeitures as they occur. The Company evaluates the assumptions used to value stock awards on at least an annual basis.

F-8

Basic and diluted net loss per common share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period, without consideration of common stock equivalents. Diluted net loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, using the treasury-stock or “if-converted” methods. For purposes of the diluted net loss per share calculation, common stock equivalents from preferred stock, stock options, unvested RSUs, unvested RSAs and warrants were 3,102,744 and 2,679,010 at June 30, 2022 and 2021, respectively, and are excluded from the calculation of diluted net loss per share for all periods presented because the effect would be anti-dilutive. Therefore, basic and diluted net loss per share were the same for all periods presented. Included in the basic and diluted net loss per share calculation are RSUs awarded to directors that have vested, but the issuance and delivery of the shares are deferred until the director retires from service as a director.

The following table presents the computation of basic and diluted net loss per share of common stock:

	For the Six Months Ended	For the Six Months Ended
	June 30, 2022	June 30, 2021

Numerator – net loss	$(6,518,335)	$(2,936,902)
Denominator – weighted average number of shares outstanding, basic and diluted	5,704,344	5,624,508
Net loss per share, basic and diluted	$(1.14)	$(0.52)

Deferred offering costs

As of June 30, 2022, the Company has capitalized deferred offering costs consisting of direct legal, accounting, filing and other fees directly attributable to the Company’s planned initial public offering (“IPO”). The deferred offering costs will be offset against the proceeds received upon the closing of the planned IPO. In the event the planned IPO is terminated, all of the deferred offering costs will be expensed within the Company’s condensed statement of operations.

Fair value of financial instruments

Authoritative guidance requires disclosure of the fair value of financial instruments. The Company’s financial instruments include cash and cash equivalents, accounts payable and accrued expenses, accrued payroll and related liabilities and note payable. The carrying amount of these financial instruments approximate fair value due to the short-term maturities of these instruments. The Company measures the fair value of certain of its financial assets and liabilities on a recurring basis. A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value which is not equivalent to cost will be classified and disclosed in one of the following three categories:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

F-9

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s redeemable convertible preferred stock warrant liability is classified as a level 3 liability as the fair value of the liability is estimated using unobservable inputs. See Note 6 for further discussion of the redeemable convertible preferred stock warrant liability.

Comprehensive loss

For all periods presented, the comprehensive loss was equal to net loss; therefore a separate condensed statement of comprehensive loss is not included in the accompanying condensed financial statements.

Segment reporting

The Company has determined that it operates in one segment. The Company is focused on the development and commercialization of proprietary non-opioid, non-intravenous, or non-IV, sedation and anesthesia therapeutics for human medical procedures in hospital, outpatient, and in-office settings.

3.	ROYALTIES, ASSET PURCHASE AGREEMENTS AND OTHER RELATED PARTY TRANSACTIONS

In December 2018, the Company entered into an asset purchase agreement with Harrow (the “Melt Asset Purchase Agreement”). Pursuant to the terms of the Melt Asset Purchase Agreement, the Company was assigned certain intellectual property and related rights from Harrow to develop, formulate, make, sell, and sub-license certain Harrow conscious sedation and analgesia related formulations (collectively, the “Melt Products”). Under the terms of the Melt Asset Purchase Agreement, the Company is required to make royalty payments to Harrow up to 5% of net sales of the Melt Products while any patent rights remain outstanding, as well as other conditions. In the event no royalty payment is paid to OHSO, LLC (“OHSO”), the Company will be required to make royalty payments to Harrow of 8% on net sales.

In October 2019, the Company entered into a royalty agreement with OHSO, an entity affiliated with a member of the Company’s board of directors, Dr. John Berdahl. OHSO is a co-inventor of the Company’s core technology. The Company expects the royalty agreement to require it to make royalty payments to OHSO equal to 3% of net sales received by it in connection with the sale or licensing of any product based on the acquired intellectual property.

In February 2019, the Company and Harrow entered into a Management Services Agreement (the “Melt MSA”), whereby Harrow provides to the Company certain administrative services and support, including bookkeeping, information technology and web services and human resources related activities, and the Company pays Harrow a monthly amount of approximately $10,000. See Notes 4 and 5 for other transactions with Harrow.

Harrow’s Chief Executive Officer, Mark L. Baum, was a member of the Company’s board of directors until November 2021 and Larry Dillaha, the Company’s Chief Executive Officer as of July 2021 was formerly the Chief Medical Officer of Harrow. Subsequent to November 2021, Mr. Baum serves as an advisor to the Company’s board of directors and receives an annual cash retainer of $50,000 for this service.

F-10

4.	HARROW NOTE PAYABLE – RELATED PARTY

In September 2021, the Company entered into a loan and security agreement in the principal amount of $13,500,000 (the “Harrow Loan Agreement”) as borrower, with Harrow as lender. Amounts borrowed under the Harrow Loan Agreement bear interest at twelve and one-half percent (12.50%) per annum, which interest can be paid in-kind at the option of the Company until the maturity date. The Harrow Loan Agreement permits the Company to pay interest only on the principal amount loaned thereunder through the term and all amounts owed were to be due and payable on September 1, 2022. The Company could have elected to prepay all, but not less than all, of the amounts owed prior to the maturity date at any time without penalty.

The Company has granted Harrow a security interest in substantially all of its personal property, rights and assets, including intellectual property rights, to secure the payment of all amounts owed under the Harrow Loan Agreement. The Harrow Loan Agreement contains customary representations, warranties and covenants, including covenants by the Company limiting additional indebtedness, liens, mergers and acquisitions, dispositions, investments, distributions, subordinated debt, and transactions with affiliates. The Harrow Loan Agreement includes customary events of default, and upon the occurrence of an event of default (subject to cure periods for certain events of default), all amounts owed by the Company thereunder may be declared immediately due and payable by the Company, and the interest rate on the loan may be increased by three percent (3%) per annum.

In connection with the Harrow Loan Agreement, the Company and Harrow entered into a Right of First Refusal Agreement providing Harrow with the right, but not the obligation, to match any offer received by the Company associated with third-party commercial rights to any of the Company’s drug candidates for a period of five years following the effective date of the Harrow Loan Agreement.

The Company received net cash proceeds from the Harrow Loan Agreement of $12,552,286. Accrued expenses payable to Harrow of $907,914 were converted into the Harrow Loan Agreement. In addition, Harrow paid $39,800 of legal fees on the Company’s behalf related to the Harrow Loan Agreement, which has been recorded as a debt discount. Amortization expense was $19,984 during the six months ended June 30, 2022.

In April 2022, the Company entered into an amendment to the Harrow Loan Agreement (the “First Harrow Loan Agreement Amendment”) to, among other things, (i) extend the maturity date of the loan through the earlier of September 1, 2026 and the date on which the maturity of the loan accelerates after or upon an event of default. The First Harrow Loan Agreement Amendment also requires the Company to maintain certain minimum liquidity requirements until maturity. The First Harrow Loan Agreement Amendment was to become effective upon the closing the Company’s planned IPO; provided that the conditions specified in the First Harrow Loan Agreement Amendment were satisfied no later than August 31, 2022 or such later date as Harrow may agree in its sole discretion. These conditions were not satisfied by August 31, 2022 and the Company failed to pay the loan in full on the September 1, 2022 maturity date (the “Harrow Loan Agreement Event of Default”).

See Note 7 for further discussion of the Harrow Loan Agreement.

5.	COMMITMENTS AND CONTINGENCIES

Leases

The Company leased office facilities in Needham, Massachusetts under a non-cancelable operating lease which expired in August 2021, as amended. Rent expense for the six months ended June 30, 2021 was $27,736.

F-11

Beginning in July 2021 through January 2022, the Company utilized certain office space within the Harrow corporate offices in Nashville, Tennessee rent-free. The Company estimated this free rent expense to be $2,000 for January 2022 based on fair market lease rates for similar office leases in the area, as well as the amount of space and time period utilized. The Company determined the estimated amount was inconsequential for the accompanying condensed financial statements. In February 2022, the Company entered into a sublease agreement with Harrow to use Harrow’s office space on a month-to-month basis for $2,000 per month. Rent expense pursuant to this sublease for the six months ended June 30, 2022 was $10,000. The Company terminated this sublease effective June 30, 2022.

In June 2022, the Company entered into an operating sublease for its corporate headquarters in Brentwood, Tennessee that expires in September 2023. The Company pays monthly rent and paid a refundable security deposit of $26,636, which is included as an other asset in the accompanying condensed balance sheet as of June 30, 2022. Rent expense was $8,256 for the six months ended June 30, 2022. Cash paid for the operating lease liability was $7,103 for the six months ended June 30, 2022. The right-of-use asset obtained in exchange for the lease liability was $120,377.

As of June 30, 2022, maturities of the lease liability were as follows:

2022	$44,393
2023	80,605
Total	124,998
Present value adjustment	(10,470)
Total	$114,528
Current portion of operating lease liability	87,951
Long-term portion of operating lease liability	26,577
Total	$114,528

The remaining lease term is 1.25 years and the discount rate is 12.5%.

Legal proceedings

The Company is subject to various legal proceedings and claims arising in the ordinary course of business. Regardless of outcome, litigation can have an adverse impact on the Company due to defense and settlement costs, diversion of management resources, negative publicity and reputation harm, and other factors. The Company is not aware of any existing or threatened proceedings or claims that could have a material impact on its financial position or results of operations of the Company.

Indemnities

In addition to the indemnification provisions contained in the Company’s charter documents, the Company generally enters into separate indemnification agreements with each of the Company’s directors and officers. These agreements require the Company, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgements, fines and settlements, paid by the individual in connection with any action, suit of proceeding arising out of the individual’s status of service as the Company’s director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with response to which the individual may be entitled to indemnification by the Company. The Company also indemnifies its lessors in connection with its facility lease for certain claims arising from the use of the facilities. As part of the Harrow Loan Agreement, the Company has agreed to indemnify Harrow for certain claims arising from or in connection with the Harrow Loan Agreement. These indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying balance sheets.

F-12

6.	PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

The Company is authorized to issue two classes of stock: common stock and preferred stock. The total number of shares that the Company is authorized to issue is 17,650,000 at June 30, 2022 and December 31, 2021.

Preferred stock

A summary of the preferred stock shares authorized, issued, and outstanding as of June 30, 2022 and December 31, 2021 is as follows:

	Shares Authorized	Shares Issued and Outstanding	Liquidation Value	Carrying Value
Series A	5,150,000	2,287,000	$11,435,000	$10,338,952

Liquidation preference - In the event of a liquidation (including a change in control), dissolution, or winding up of the Company, either voluntary or involuntary, the holders of preferred stock are entitled to receive prior to and in preference to any distribution to the holders of common stock of the Company, from the assets available to its stockholders, an amount equal to the greater of their respective original issue price plus any dividends declared but unpaid, or such amount per share that would have been payable if all of the shares of preferred stock had been converted to common stock immediately prior to the liquidating event. If the assets to be distributed are insufficient to permit the payment to preferred stockholders of Series A Preferred, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of preferred stock in proportion to the full amounts to which they would otherwise be entitled (“the Liquidation Rate”). Upon completion of the distribution of the preferential amounts to the preferred stockholders, all of the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held. The Company classifies redeemable convertible preferred stock outside of stockholders’ deficit on its condensed balance sheets as the requirements of triggering a deemed liquidation event, as defined within its Amended and Restated Certificate of Incorporation, are not entirely within the Company’s control. In the event of such a deemed liquidation event, the proceeds from the event are distributed in accordance with the liquidation preferences, provided that the holders of convertible preferred stock have not converted their shares into common stock. The Company recorded the issuance of convertible preferred stock at the issuance price less related issuance costs. The Company has not adjusted the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty as to whether or when a deemed liquidation event may occur.

Dividends - The holders of outstanding shares of Series A Preferred shall be entitled to receive dividends, when, as and if declared by the board of directors, out of any assets at the time legally available therefore, at the rate per annum of 6% of the Series A Preferred original issue price ($5.00 per share) (as adjusted for stock splits, stock dividends, combination, reclassification and the like) (the “Dividend Rate”) for such shares of Series A Preferred payable in preference and priority to any declaration or payment on common stock of the Company in such calendar year. No payment shall be made with respect to the common stock unless dividends on the Series A Preferred have been declared in accordance with the preferences stated herein and all declared dividends on the Series A Preferred have been paid or set aside for payment to the holders of Series A Preferred. The right to receive dividends on shares of Series A Preferred shall not be cumulative, and no right to dividends shall accrue to holders of Series A Preferred by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series A Preferred shall be on a pro rata, pari passu basis. As of June 30, 2022 and December 31, 2021, no dividends have been declared. In the event that dividends had been declared but not paid at the end of each calendar year and June 30, 2022 since the 2019 issuance dates, cumulative accrued and unpaid dividends as of June 30, 2022 and December 31, 2021 would be approximately $2,350,000 and $2,000,000, respectively.

F-13

Conversion - Series A preferred stock are convertible, at the holder’s option, into shares of common stock of the Company. Additionally, the Series A preferred stock shall automatically convert into common stock upon the closing of a qualified underwritten public offering of the Company’s common stock or upon the election of the holders of a majority of the outstanding shares of Series A preferred stock. The conversion price per share shall initially be $5.00 for Series A Preferred.

Voting rights - Each holder of outstanding shares of Series A Preferred shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Preferred shall vote together with the holders of common stock as a single class and on an as-converted to common stock basis.

Protective provisions - The prior approval of the holders of a majority of the outstanding Series A Preferred (voting together on an as-converted to common stock basis) is required in order for the Company to take certain actions, including amending, altering or changing the powers, preferences or special rights of the Series A Preferred in a manner adverse to such series; creating or authorizing the creation of new securities senior to or on parity with the preferred stock, increasing or decreasing the number of authorized shares of common stock or preferred stock; taking any action that would result in a liquidation; declare or pay any dividends on the common stock or preferred stock; redeem or repurchase any common stock (subject to customary exceptions); change the authorized size of the Board of Directors; increase the shares reserved under the Company’s equity plan or adopt a new plan; or amend, waive or change any provision of the Company’s Amended and Restated Certificate of Incorporation or Bylaws. In addition, the prior approval of the holders of a majority of the outstanding shares of Series A Preferred, voting separately on an as-converted basis, is required in order for the Company to take certain actions. The Series A Preferred is not currently redeemable. Upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, the Series A Preferred is redeemable in accordance with the Liquidation Rate.

Common stock

At June 30, 2022 and December 31, 2021, 12,500,000 of the Company’s total authorized shares are classified as common stock with a par value of $0.001 per share. As of June 30, 2022 and December 31, 2021, 5,395,311 shares of authorized common stock were issued and outstanding. Holders of each share of common stock have one vote for each share.

Warrants

In conjunction with the closing of the Series A Preferred offering in January 2019, the Company issued warrants to purchase 68,010 shares of its Series A Preferred (the “Series A Warrants”) to certain placement agents at an exercise price of $5.00 per share. The Series A Warrants vested at issuance in January 2019. The Company used the Black-Scholes-Merton option pricing model to value the Series A Warrants and the fair value at the date of issuance was $220,935, which was recorded as a component of the issuance costs for the Series A Preferred with a corresponding liability. In April 2022, the Company and the holders of the Series A Warrants amended the warrants so that warrants are exercisable into shares of the Company’s common stock rather than shares of Series A Preferred. The amendment resulted in the warrants being reclassified to equity. At the amendment date, the Company used the Black-Scholes-Merton option pricing model to estimate the fair value of the amended Series A Warrants and the estimated fair value of $286,322 was recorded as additional paid-in capital and the redeemable convertible preferred stock warrant liability was removed after recording $65,387 of changes in fair value in the condensed statement of operations for the six months ended June 30, 2022.

F-14

Prior to the April 2022 amendment, the Company used the Black-Scholes-Merton option pricing model to estimate the fair value of the redeemable convertible preferred stock warrant liability at each balance sheet date. Changes in the fair value of this liability were not significant during the six months ended June 30, 2021.

The holders of the Series A Warrants or their permitted transferees, are entitled with rights with respect to the registration under the Securities Act of their shares that are converted to common stock, including demand registration rights and piggyback registration rights. These rights are provided under the terms of a registration rights agreement between the Company and the investors.

No warrants have been exercised and 68,010 warrants remain outstanding as of June 30, 2022 and December 31, 2021.

Equity incentive plan

The Company’s 2018 Equity Incentive Plan (the “Equity Plan”) provides eligible persons an opportunity to participate in the Company’s future performance through equity awards. The Equity Plan allows for a maximum of 3,772,500 shares of authorized but unissued common stock to be available for grant to eligible employees, directors and consultants. Under the Equity Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-qualified stock options, RSUs and RSAs. The Equity Plan is administered by the Company’s board of directors. As of June 30, 2022, there were 820,422 shares available for future issuances under the Equity Plan.

Stock options

Stock options may be granted with an exercise price equal to or greater than the current fair value of the Company’s common stock at the grant date. Stock options may be granted with an exercise price less than the current fair value of the Company’s common stock if the stock options are replacement options in accordance with certain United States Treasury regulation. Stock options typically have a contractual term of ten years. Vesting terms for options granted typically include one of the following vesting schedules: 25% of the shares subject to the option vest and become exercisable on the first anniversary of the grant date and the remaining 75% of the shares subject to the option vest and become exercisable quarterly in equal installments thereafter over three years; or 33% of the shares subject to the option vest and become exercisable on the first anniversary of the grant date and the remaining 67% of the shares subject to the option vest and become exercisable quarterly in equal installments thereafter over two years. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Equity Plan) and in the event of certain modifications to the option award agreement.

F-15

Stock option activity for the six months ended June 30, 2022 is as follows:

	Number of shares	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life
Options outstanding - January 1, 2022	594,000	$2.65	9.10
Options granted	83,094	$5.22
Options exercised	-	$-
Options cancelled/forfeited	-	$-
Options outstanding - June 30, 2022	677,094	$2.96	8.75
Options exercisable	302,058	$2.19	8.19

Stock-based compensation expense for stock options was $179,909 for the six months ended June 30, 2022, of which $173,733 is included in general and administrative expenses and $6,176 is included in research and development expenses in the accompanying condensed statement of operations. Stock-based compensation expense for stock options was $227,243 for the six months ended June 30, 2021 and is included in general and administrative expenses in the accompanying condensed statement of operations.

Restricted stock units

RSUs may be granted subject to certain vesting requirements and other restrictions, including performance and market based vesting criteria. The Company’s board of directors have historically received RSUs that vest over one year, but the issuance and delivery of the underlying shares are deferred until the director resigns.

RSU activity for the six months ended June 30, 2022 is as follows:

	Number of shares	Weighted Avg. Grant Date Fair Value	Weighted Avg. Remaining Contractual Life
RSUs outstanding - January 1, 2022	-	$-	-
RSUs granted	70,640	$5.22
RSUs vested	-	$-
RSUs cancelled/forfeited	-	$-
RSUs outstanding - June 30, 2022	70,640	$5.22	2.51

Stock-based compensation expense for RSUs was $34,509 for the six months ended June 30, 2022 and is included in general and administrative expenses in the accompanying condensed statement of operations. Stock-based compensation expense for RSUs was $190,912 for the six months ended June 30, 2021 and is included in general and administrative expenses in the accompanying condensed statement of operations.

7.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through September 21, 2022, the date the condensed financial statements were available to be issued.

In September 2022, the Company entered into a second amendment to the Harrow Loan Agreement (the “Second Harrow Loan Agreement Amendment”) to, among other things, (i) extend the maturity date of the loan through June 1, 2023, (ii) waive the Harrow Loan Agreement Event of Default, and (iii) extend the date by which the Company can complete its planned IPO to May 31, 2023 (the “Second Harrow Loan Agreement Amendment” and together with the First Harrow Loan Agreement Amendment, the “Harrow Loan Agreement Amendments”). Upon completion of the planned IPO, the amendments initially included in the First Harrow Loan Agreement and restated in the Second Harrow Loan Agreement will be effective, including the amendment to extend the maturity date of the loan to September 1, 2026.

F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Melt Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Melt Pharmaceuticals, Inc. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring operating losses, has had negative operating cash flows and has not recognized any revenues since its inception. In addition, the Company has an accumulated deficit of $16,224,777 as of December 31, 2021 and is dependent on its ability to raise capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KMJ Corbin & Company LLP

We have served as the Company’s auditor since 2019.

Irvine, California
April 1, 2022, except for the Leases section of Note 5, as to which the date is May 18, 2022.

F-17

MELT PHARMACEUTICALS, INC.

BALANCE SHEETS

	December 31,	December 31,
	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$11,259,031	$2,932,590
Prepaid expenses and other current assets	19,349	22,913
Total current assets	11,278,380	2,955,503
Property, plant and equipment, net	-	2,458
TOTAL ASSETS	$11,278,380	$2,957,961
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,283,423	$403,626
Accrued expenses payable to Harrow Health, Inc. (a related party)	39,359	840,829
Accrued payroll and related liabilities	361,916	91,154
Note payable to Harrow Health, Inc. (a related party), net of debt discount	14,046,845	-
Total current liabilities	15,731,543	1,335,609
Redeemable convertible preferred stock warrant liability	220,935	220.935
TOTAL LIABILITIES	15,952,478	1,556,544
COMMITMENTS AND CONTINGENCIES (Note 5)
Redeemable convertible preferred stock - Series A $0.001 par value, 5,150,000 shares authorized; 2,287,000 shares issued and outstanding; aggregate liquidation preference of $11,435,000	10,338,952	10,338,952
STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value, 12,500,000 shares authorized; 5,395,311 and 5,632,500 shares issued and outstanding at December 31, 2021 and 2020, respectively	5,396	5,633
Additional paid-in capital	1,206,331	627,014
Accumulated deficit	(16,224,777)	(9,570,182)
TOTAL STOCKHOLDERS’ DEFICIT	(15,013,050)	(8,937,535)
TOTAL LIABILITIES, PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT	$11,278,380	$2,957,961

The accompanying notes are an integral part of these financial statements

F-18

MELT PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
	2021	2020
Operating expenses:
General and administrative	$2,541,579	$1,990,099
Research and development	3,525,549	2,541,180
Total operating expenses	6,067,128	4,531,279
Loss from operations	(6,067,128)	(4,531,279)
Other (expense) income:
Interest (expense) income, net	(581,793)	7,681
Total other (expense) income, net	(581,793)	7,681
Loss before income taxes	(6,648,921)	(4,523,598)
Provision for income tax	(5,674)	(17,594)
Total net loss	$(6,654,595)	$(4,541,192)
Basic and diluted net loss per share of common stock	$(1.17)	$(0.84)
Weighted average number of shares of common stock outstanding, basic and diluted	5,664,755	5,407,778

The accompanying notes are an integral part of these financial statements

F-19

MELT PHARMACEUTICALS, INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

For the years ended December 31, 2021 and 2020

	Redeemable Convertible
	Preferred Stock		Common Stock		Additional		Total
				Par	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Value	Capital	Deficit	Deficit
Balance at December 31, 2019	2,287,000	$10,338,952	5,632,500	$5,633	$226,317	$(5,028,990)	$(4,797,040)
Stock-based compensation expense	-	-	-	-	400,697	-	400,697
Net loss	-	-	-	-	-	(4,541,192)	(4,541,192)
Balance at December 31, 2020	2,287,000	10,338,952	5,632,500	5,633	627,014	(9,570,182)	(8,937,535)
Forfeited restricted stock	-	-	(237,189)	(237)	237	-	-
Stock-based compensation expense	-	-	-	-	579,080	-	579,080
Net loss	-	-	-	-	-	(6,654,595)	(6,654,595)
Balance at December 31, 2021	2,287,000	$10,338,952	5,395,311	$5,396	$1,206,331	$(16,224,777)	$(15,013,050)

The accompanying notes are an integral part of these financial statements

F-20

MELT PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,654,595)	$(4,541,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, plant and equipment	536	1,973
Stock-based compensation	579,080	400,697
Note payable interest paid-in-kind	573,965	-
Loss on disposal of assets	1,922	939
Amortization of debt discount	12,680	-
Changes in assets and liabilities:
Prepaid expenses and other current assets	3,564	228
Accounts payable and accrued expenses	986,241	196,155
Accrued payroll and related liabilities	270,762	(552,170)
NET CASH USED IN OPERATING ACTIVITIES	(4,225,845)	(4,493,370)
CASH FLOWS FROM INVESTING ACTIVITIES	-	-
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from notes payable, net of issuance costs	12,552,286	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	12,552,286	-
NET CHANGE IN CASH AND CASH EQUIVALENTS	8,326,441	(4,493,370)
CASH AND CASH EQUIVALENTS, beginning of period	2,932,590	7,425,960
CASH AND CASH EQUIVALENTS, end of period	$11,259,031	$2,932,590
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$5,674	$17,594
Cash paid for interest	$-	$-
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued expenses payable to Harrow Health, Inc. converted into note payable	$907,914	$-
Increase in additional paid-in capital for forfeit of restricted shares	$237	$-

The accompanying notes are an integral part of these financial statements

F-21

Melt Pharmaceuticals, Inc.

Notes to Financial Statements

1.	DESCRIPTION OF BUSINESS

Melt Pharmaceuticals, Inc. (the “Company” or “Melt”), a Delaware corporation founded on April 3, 2018 (“Inception”), was initially formed and operated as a wholly-owned subsidiary of Harrow Health, Inc. (“Harrow”) until January 2019. Melt raised gross proceeds of $11,430,180 in start-up capital through the sale of its Series A redeemable convertible preferred stock (“Series A Preferred”) in January and March 2019 and a separate management team was then established for Melt.

The Company is a clinical stage pharmaceutical company focused on the development and commercialization of proprietary non-opioid, non-intravenous, or non-IV, sedation and anesthesia therapeutics for human medical procedures in hospital, outpatient, and in-office settings. The Company intends to seek regulatory approval through the U.S. Food and Drug Administration’s 505(b)(2) regulatory pathway for these proprietary, patented small-molecule drug candidates, where possible. The core intellectual property the Company owns is a patented series of combination non-opioid sedation drug formulations that it believes has multiple applications.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting and financial statement presentation

The Company’s financial statements have been prepared using accounting principles generally accepted in the United States of America (“GAAP”).

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the accrual of research and development expenses and the valuation of common stock, stock options and warrants. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates or assumptions.

Going concern evaluation and liquidity considerations

These financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a development stage enterprise and has incurred recurring operating losses, has had negative operating cash flows and has not recognized any revenues since its Inception. In addition, the Company has an accumulated deficit of $16,224,777 at December 31, 2021, and anticipates incurring further losses through the year 2022 and beyond. As of December 31, 2021, the Company had $11,259,031 in cash and cash equivalents and current debt of $14,046,845. The Company has funded its operating losses to date through a preferred stock offering (see Note 6) and through the issuance of a note payable (see Note 4).

F-22

The Company will require additional capital to fund its operating needs including the development of its drug candidates and other activities. Accordingly, the Company expects to incur significant expenditures and increasing operating losses in the future. As a result, the Company’s current sources of liquidity will not be sufficient to meet its obligations for the 12 months following the date the financial statements were issued. These conditions give rise to substantial doubt as to the Company’s ability to operate as a going concern. The Company’s ability to continue as a going concern will require us to obtain additional funding, generate positive cash flow from operations and/or enter into strategic alliances or sell assets.

There can be no assurance the Company will receive cash proceeds from any of these potential resources or, to the extent cash proceeds are received, such proceeds would be sufficient to support the Company’s current operating plan. The sale of additional equity securities may result in additional dilution to the Company’s stockholders. If the Company raises additional funds through the issuance of debt securities or preferred stock or through additional credit facilities, these securities and/or the loans under credit facilities could provide for rights senior to those of the Company’s ordinary shares and could contain covenants that would restrict the Company’s operations. Additional funds may not be available when needed, on terms that are acceptable to the Company, or at all.

The financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent on the Company’s ability to obtain the necessary financing to meet its obligations and repay liabilities arising from the normal business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

Research and development

The Company expenses all costs related to research and development as they are incurred. Research and development expenses consist of expenses incurred in performing research and development activities including salaries and benefits, and other overhead expenses, clinical trials, contract services and outsource contracts.

Concentration of credit risk

Financial instruments which subject the Company to potential credit risk consist of its cash and cash equivalents. The Company invests with high-credit quality financial institutions. The Company believes the financial risks associated with these financial instruments are minimal.

Cash and cash equivalents

All highly liquid investments with an original remaining maturity at the date of purchase of three months or less are considered to be cash equivalents. The Company maintains cash in bank deposit accounts. Cash balances held in banks are insured up to $250,000 per owner by the Federal Deposit Insurance Corporation.

Redeemable convertible preferred stock

The Company classifies redeemable convertible preferred stock outside of stockholders’ deficit on its balance sheets as the requirements of triggering a deemed liquidation event, as defined within its amended and restated certificate of incorporation, are not entirely within the Company’s control. In the event of such a deemed liquidation event, the proceeds from the event are distributed in accordance with the liquidation preferences (see Note 6), provided that the holders of convertible preferred stock have not converted their shares into common stock. The Company records the issuance of convertible preferred stock at the issuance price less related issuance costs. The Company has not adjusted the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty as to whether or when a deemed liquidation event may occur.

F-23

Redeemable convertible preferred stock warrant liability

The Company’s redeemable convertible preferred stock warrant requires liability classification as the underlying convertible preferred stock is considered contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon the occurrence of a deemed liquidation event. The warrant was recorded at fair value upon issuance and is subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the statements of operations.

Stock-based compensation

The Company has a stock incentive plan under which incentive and non-qualified stock options are granted to employees, directors and consultants. All stock-based payments are recognized in the financial statements based on their respective grant date fair values. The Company estimates the fair value of stock-based payment awards on the date of grant using the Black-Scholes-Merton option pricing model. The model requires management to make a number of assumptions, including expected volatility, expected term, risk-free interest rate and expected dividends. The value of the portion of the award that is ultimately expected to vest is recognized ratably over the requisite service periods in the Company’s statements of operations. The Company accounts for forfeitures as they occur. The Company evaluates the assumptions used to value stock awards on an annual basis.

Basic and diluted net loss per common share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants outstanding during the period.

Basic and diluted net loss applicable to common stock per shares is computed using the weighted average number of shares of common stock outstanding during the period. Common stock equivalents (using the treasury stock or, “if converted” methods) from preferred stock, stock options, unvested restricted stock units (“RSUs”), unvested restricted stock awards (“RSAs”) and warrants were 2,949,010 and 3,130,946 at December 31, 2021 and 2020, respectively, and are excluded from the calculation of diluted net loss per share for all periods presented because the effect is anti-dilutive. Included in the basic and diluted net loss per share calculation were RSUs awarded to directors that had vested, but the issuance and delivery of the shares are deferred until the director retires from service as a director.

F-24

The following table shows the computation of basic and diluted loss per share of common stock for the year and period ended December 31, 2021 and 2020:

	For the Year Ended	For the Year Ended
	December 31, 2021	December 31, 2020

Numerator – net loss	$(6,654,595)	$(4,541,192)
Denominator – weighted average number of shares outstanding, basic and diluted	5,664,755	5,407,778
Net loss per share, basic and diluted	$(1.17)	$(0.84)

Income taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when management estimates that it is more likely than not that deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income and the expected tax rates in future periods.

The Company is required to evaluate the tax positions taken in the course of preparing its tax returns to determine whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

It is the Company’s practice to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2021 and 2020, the Company had no accrued interest and penalties related to uncertain tax positions. The Company’s tax years since 2018 may be subject to examination by the federal and state tax authorities due to the carryforward of unutilized net operating losses.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	December 31,	December 31,
	2021	2020
Other prepaid expenses	$19,349	$14,225
Deposits and other current assets	-	8,688
Total prepaid expenses and other current assets	$19,349	$22,913

Property and equipment, net

Property and equipment are stated at cost, net of accumulated depreciation.

F-25

Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:

Computer equipment – 3 years

Furniture and fixtures – 5 years

Expenditures of repairs and maintenance are charged to expense as incurred. The costs of major additions, replacements and improvements are capitalized. Property, plant and equipment at December 31, 2021 and 2020 consisted of the following:

	December 31,	December 31,
	2021	2020
Property, plant and equipment, net:
Computer software and hardware	$-	$3,280
Furniture and equipment	-	1,350
	-	4,630
Accumulated depreciation and amortization	-	(2,172)
	$-	$2,458

During the year ended December 31, 2021, the Company moved its corporate office from Needham, Massachusetts to Nashville, Tennessee. The Company disposed of all its assets that had been located in its Needham office.

Debt issuance costs

Debt issuance costs are recorded net of the note payable in the balance sheets. Amortization of debt issuance costs is calculated using the effective interest method over the term of the related debt and is recorded in interest expense in the accompanying statements of operations.

Fair value of financial instruments

Authoritative guidance requires disclosure of the fair value of financial instruments. The Company’s financial instruments include cash and cash equivalents, accounts payable and accrued expenses, accrued payroll and related liabilities and note payable. The carrying amount of these financial instruments approximate fair value due to the short-term maturities of these instruments. The Company measures the fair value of certain of its financial assets and liabilities on a recurring basis. A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value which is not equivalent to cost will be classified and disclosed in one of the following three categories:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

F-26

The Company’s redeemable convertible preferred stock warrant liability is classified as a level 3 liability as the fair value of the liability is estimated using unobservable inputs. See Note 6 for further discussion of the redeemable convertible preferred stock warrant liability.

Comprehensive loss

For all periods presented, the comprehensive loss was equal to net loss; therefore a separate statement of comprehensive loss is not included in the accompanying financial statements.

Segment reporting

The Company has determined that it operates in one segment. The Company is focused on the development and commercialization of proprietary non-opioid, non-intravenous, or non-IV, sedation and anesthesia therapeutics for human medical procedures in hospital, outpatient, and in-office settings.

Recent accounting standards

In February 2016, the FASB issued new lease accounting guidance in ASU No. 2016-02, Leases (Topic 842). This new guidance was initiated as a joint project with the International Accounting Standards Board to simplify lease accounting and improve the quality of and comparability of financial information for users. This new guidance would eliminate the concept of off-balance sheet treatment for “operating leases” for lessees for the vast majority of lease contracts. Under ASU No. 2016-02, at inception, a lessee must classify all leases with a term of over one year as either finance or operating, with both classifications resulting in the recognition of a defined “right-of-use” asset and a lease liability on the balance sheet. However, recognition in the income statement will differ depending on the lease classification, with finance leases recognizing the amortization of the right-of-use asset separate from the interest on the lease liability and operating leases recognizing a single total lease expense. Lessor accounting under ASU No. 2016-02 would be substantially unchanged from the previous lease requirements under GAAP. ASU No. 2016-02 will take effect for private companies in fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted and for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, lessees and lessors must apply a modified retrospective transition approach. The Company adopted this standard at January 1, 2021 and it did not have a material effect on the Company’s financial position, results of operations and cash flows due to the short-term nature of the Company’s lease agreement. See Note 5 for more information regarding the Company’s leased office space.

3.	ROYALTIES, ASSET PURCHASE AGREEMENTS AND OTHER RELATED PARTY TRANSACTIONS

In December 2018, the Company entered into an asset purchase agreement with Harrow (the “Melt Asset Purchase Agreement”). Pursuant to the terms of the Melt Asset Purchase Agreement, the Company was assigned certain intellectual property and related rights from Harrow to develop, formulate, make, sell, and sub-license certain Harrow conscious sedation and analgesia related formulations (collectively, the “Melt Products”). Under the terms of the Melt Asset Purchase Agreement, the Company is required to make royalty payments to Harrow up to 5% of net sales of the Melt Products while any patent rights remain outstanding, as well as other conditions. In the event no royalty payment is paid to OHSO, LLC (“OHSO”), the Company will be required to make royalty payments to Harrow of 8% on net sales.

F-27

In October 2019, the Company entered into a royalty agreement with OHSO, an entity affiliated with our director, Dr. John Berdahl. OHSO is a co-inventor of the Company’s core technology. The Company expects the royalty agreement to require it to make royalty payments to OHSO equal to 3% of net sales received by it in connection with the sale or licensing of any product based on the acquired intellectual property.

In February 2019, the Company and Harrow entered into a Management Services Agreement (the “Melt MSA”), whereby Harrow provides to the Company certain administrative services and support, including bookkeeping, web services and human resources related activities, and the Company pays Harrow a monthly amount of approximately $10,000. See Notes 4 and 5 for other transactions with Harrow.

As of December 31, 2021 and 2020, respectively, the Company owed $39,359 and $840,829 to Harrow for reimbursable expenses and amounts due under the Melt MSA and are included in accrued expenses on the accompanying balance sheet. During the year ended December 31, 2021, $907,914 of accrued expenses payable to Harrow were converted into the note payable due to Harrow. See Note 4 for additional information.

Harrow’s Chief Executive Officer, Mark L. Baum, was a member of the Company’s board of directors until November 2021 and Larry Dillaha, the Company’s Chief Executive Officer as of July 2021 was formerly the Chief Medical Officer of Harrow. Subsequent to November 2021, Mr. Baum serves as an advisor to the Company’s board of directors and receives an annual cash retainer of $50,000 for this service.

4.	HARROW NOTE PAYABLE – RELATED PARTY

In September 2021, the Company entered into a loan and security agreement in the principal amount of $13,500,000 (the “Harrow Loan Agreement”) as borrower, with Harrow as lender. Amounts borrowed under the Harrow Loan Agreement bear interest at twelve and one-half percent (12.50%) per annum, which interest can be paid in-kind at the option of the Company until the maturity date. The Harrow Loan Agreement permits the Company to pay interest only on the principal amount loaned thereunder through the term and all amounts owed will be due and payable on September 1, 2022. The Company may elect to prepay all, but not less than all, of the amounts owed prior to the maturity date at any time without penalty.

The Company has granted Harrow a security interest in substantially all of its personal property, rights and assets, including intellectual property rights, to secure the payment of all amounts owed under the Harrow Loan Agreement. The Harrow Loan Agreement contains customary representations, warranties and covenants, including covenants by the Company limiting additional indebtedness, liens, mergers and acquisitions, dispositions, investments, distributions, subordinated debt, and transactions with affiliates. The Harrow Loan Agreement includes customary events of default, and upon the occurrence of an event of default (subject to cure periods for certain events of default), all amounts owed by the Company thereunder may be declared immediately due and payable by the Company, and the interest rate on the loan may be increased by three percent (3%) per annum.

In connection with the Harrow Loan Agreement, the Company and Harrow entered into a Right of First Refusal Agreement providing Harrow with the right, but not the obligation, to match any offer received by the Company associated with third-party commercial rights to any of the Company’s drug candidates for a period of five years following the effective date of the Harrow Loan Agreement.

The Company received net cash proceeds from the Harrow Loan Agreement of $12,552,286. $907,914 of accrued expenses payable to Harrow were converted into the Harrow Loan Agreement (see Note 3). In addition, Harrow paid $39,800 of legal fees related to the Harrow Loan Agreement, which has been recorded as a debt discount. Amortization expense was $12,680 during the year ended December 31, 2021.

F-28

5.	COMMITMENTS AND CONTINGENCIES

Leases

The Company leased office facilities in Needham, Massachusetts under a non-cancelable operating lease which expired in August 2021, as amended. Rent expense for the years ended December 31, 2021 and 2020 was $37,357 and $52,130, respectively.

During the year ended December 31, 2021, the Company utilized certain office space within the Harrow corporate offices in Nashville, Tennessee rent-free. The Company estimated this rent expense to be $12,000 based on fair market lease rates for similar office leases in the area, as well as the amount of space and time period utilized. The Company determined the estimated amount was inconsequential to the accompanying financial statements. In February 2022, the Company entered into a sublease agreement with Harrow to use Harrow’s office space on a month-to-month basis for $2,000 per month.

Legal proceedings

The Company is subject to various legal proceedings and claims arising in the ordinary course of business. Regardless of outcome, litigation can have an adverse impact on the Company due to defense and settlement costs, diversion of management resources, negative publicity and reputation harm, and other factors. The Company is not aware of any existing or threatened proceedings or claims that could have a material impact on its financial position or results of operations of the Company.

Indemnities

In addition to the indemnification provisions contained in the Company’s charter documents, the Company generally enters into separate indemnification agreements with each of the Company’s directors and officers. These agreements require the Company, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgements, fines and settlements, paid by the individual in connection with any action, suit of proceeding arising out of the individual’s status of service as the Company’s director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with response to which the individual may be entitled to indemnification by the Company. The Company also indemnifies its lessors in connection with its facility lease for certain claims arising from the use of the facilities. As part of the Harrow Loan Agreement, the Company has agreed to indemnify Harrow for certain claims arising from or in connection with the Harrow Loan Agreement. These indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying balance sheets.

6.	PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

The Company is authorized to issue two classes of stock: common stock and preferred stock. The total number of shares that the Company is authorized to issue is 17,650,000 at December 31, 2021 and 2020.

F-29

Preferred stock

A summary of the preferred stock shares authorized, issued, and outstanding as of December 31, 2021 and 2020 is as follows:

	Shares Authorized	Shares Issued and Outstanding	Liquidation Value	Carrying Value
Series A	5,150,000	2,287,000	$11,435,000	$10,338,952

Liquidation preference - In the event of a liquidation (including a change in control), dissolution, or winding up of the Company, either voluntary or involuntary, the holders of preferred stock are entitled to receive prior to and in preference to any distribution to the holders of common stock of the Company, from the assets available to its stockholders, an amount equal to the greater of their respective original issue price plus any dividends declared but unpaid, or such amount per share that would have been payable if all of the shares of preferred stock had been converted to common stock immediately prior to the liquidating event. If the assets to be distributed are insufficient to permit the payment to preferred stockholders of Series A Preferred, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of preferred stock in proportion to the full amounts to which they would otherwise be entitled (“the Liquidation Rate”). Upon completion of the distribution of the preferential amounts to the preferred stockholders, all of the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held. The Company classifies convertible preferred stock outside of stockholders’ deficit on its balance sheets as the requirements of triggering a deemed liquidation event, as defined within its Amended and Restated Certificate of Incorporation, are not entirely within the Company’s control. In the event of such a deemed liquidation event, the proceeds from the event are distributed in accordance with the liquidation preferences, provided that the holders of convertible preferred stock have not converted their shares into common stock. The Company records the issuance of convertible preferred stock at the issuance price less related issuance costs. The Company has not adjusted the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty as to whether or when a deemed liquidation event may occur.

Dividends - The holders of outstanding shares of Series A Preferred shall be entitled to receive dividends, when, as and if declared by the board of directors, out of any assets at the time legally available therefore, at the rate per annum of 6% of the Series A Preferred original issue price ($5.00 per share) (as adjusted for stock splits, stock dividends, combination, reclassification and the like) (the “Dividend Rate”) for such shares of Series A Preferred payable in preference and priority to any declaration or payment on common stock of the Company in such calendar year. No payment shall be made with respect to the common stock unless dividends on the Series A Preferred have been declared in accordance with the preferences stated herein and all declared dividends on the Series A Preferred have been paid or set aside for payment to the holders of Series A Preferred. The right to receive dividends on shares of Series A Preferred shall not be cumulative, and no right to dividends shall accrue to holders of Series A Preferred by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series A Preferred shall be on a pro rata, pari passu basis. As of December 31, 2021 and 2020, no dividends have been declared. In the event that dividends had been declared but not paid at the end of each calendar year since the 2019 issuance dates, cumulative accrued and unpaid dividends as of December 31, 2021 and 2020 would be approximately $2,000,000 and $1,300,000, respectively.

Conversion - Series A preferred stock are convertible, at the holder’s option, into shares of common stock of the Company. Additionally, the Series A preferred stock shall automatically convert into common stock upon the closing of a qualified underwritten public offering of the Company’s common stock or upon the election of the holders of a majority of the outstanding shares of Series A preferred stock. The conversion price per share shall initially be $5.00 for Series A Preferred.

F-30

Voting rights - Each holder of outstanding shares of Series A Preferred shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Preferred shall vote together with the holders of common stock as a single class and on an as-converted to common stock basis.

Protective provisions - The prior approval of the holders of a majority of the outstanding Series A Preferred (voting together on an as-converted to common stock basis) is required in order for the Company to take certain actions, including amending, altering or changing the powers, preferences or special rights of the Series A Preferred in a manner adverse to such series; creating or authorizing the creation of new securities senior to or on parity with the preferred stock, increasing or decreasing the number of authorized shares of common stock or preferred stock; taking any action that would result in a liquidation; declare or pay any dividends on the common stock or preferred stock; redeem or repurchase any common stock (subject to customary exceptions); change the authorized size of the Board of Directors; increase the shares reserved under the Company’s equity plan or adopt a new plan; or amend, waive or change any provision of the Company’s Amended and Restated Certificate of Incorporation or Bylaws. In addition, the prior approval of the holders of a majority of the outstanding shares of Series A Preferred, voting separately on an as-converted basis, is required in order for the Company to take certain actions. The Series A Preferred is not currently redeemable. Upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, the Series A Preferred is redeemable in accordance with the Liquidation Rate.

Common stock

At December 31, 2021 and 2020, 12,500,000 of the authorized shares are classified as common stock with a par value of $0.001 per share. 5,395,311 and 5,632,500 shares of authorized common stock were issued and outstanding at December 31, 2021 and 2020, respectively. Holders of each share of common stock have one vote for each share.

During the year ended December 31, 2021, the Company’s former Chief Executive Officer forfeited 237,189 shares of unvested restricted common stock upon his resignation from the Company.

Warrants

In conjunction with the closing of an offering in January 2019, the Company issued a warrant to purchase 68,010 shares of its Series A Preferred stock to the placement agent at an exercise price of $5.00 per share. This warrant vested at issuance in January 2019. The Company used the Black-Scholes-Merton option pricing model to value the warrant and the fair value at the date of issuance was $220,935, which was recorded as a component of the issuance costs for the Series A Preferred with a corresponding liability. No warrants have been exercised and 68,010 warrants remain outstanding as of December 31, 2020 and 2021.

The Company uses the Black-Scholes-Merton option pricing model to estimate the fair value of the redeemable convertible preferred stock warrant liability at each balance sheet date. Changes in the fair value of this liability were not significant during the years ended December 31, 2021 and 2020.

The holders of these warrants or their permitted transferees, are entitled with rights with respect to the registration under the Securities Act of their shares that are converted to common stock, including demand registration rights and piggyback registration rights. These rights are provided under the terms of a registration rights agreement between the Company and the investors.

F-31

Equity incentive plan

The Company’s 2018 Equity Incentive Plan (the “Equity Plan”) provides eligible persons an opportunity to participate in the Company’s future performance through awards of stock options and restricted stock. The Equity Plan originally allowed for a maximum of 3,772,500 shares of authorized but unissued common stock to be available for grant to eligible employees, directors and consultants. Under the Equity Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-qualified stock options, restricted stock units and restricted stock. The Equity Plan is administered by the Compensation Committee of the Company’s Board of Directors. The Company had 974,156 shares available for future issuances under the Equity Plan at December 31, 2021.

Stock options

A summary of stock option activity under the Equity Plan for the year ended December 31, 2020 is as follows:

	Number of shares	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life
Options outstanding - January 1, 2020	185,000	$1.26	9.36
Options granted	235,000	$2.41
Options exercised	-	$-
Options cancelled/forfeited	-	$-
Options outstanding - December 31, 2020	420,000	$1.90	9.15
Options exercisable	85,625	$0.79	8.00

A summary of stock option activity under the Equity Plan for the year ended December 31, 2021 is as follows:

	Number of shares	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life
Options outstanding – January 1, 2021	420,000	$1.90	9.15
Options granted	454,000	$3.04
Options exercised	-	$-
Options cancelled/forfeited	(280,000)	$2.17
Options outstanding - December 31, 2021	594,000	$2.65	8.87
Options exercisable	197,019	$1.77	8.18

During 2021 and 2020, the Company granted stock options to certain employees and consultants. The stock options were granted with an exercise price equal to the current fair value of the Company’s common stock at the grant date and have contractual terms ranging from five to ten years. Vesting terms for options granted typically included one of the following vesting schedules: 25% of the shares subject to the option vest and become exercisable on the first anniversary of the grant date and the remaining 75% of the shares subject to the option vest and become exercisable quarterly in equal installments thereafter over three years; and 33% of the shares subject to the option vest and become exercisable on the first anniversary of the grant date and the remaining 67% of the shares subject to the option vest and become exercisable quarterly in equal installments thereafter over two years. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Equity Plan) and in the event of certain modifications to the option award agreement.

F-32

The Company estimated the fair values of each option awarded on the date of grant using the Black-Scholes-Merton option pricing model utilizing the assumptions noted below. To determine the fair value of common stock given the absence of a public trading market, the Company’s board of directors with input from management considered numerous objective and subjective factors to determine the fair value of common stock. The factors included, but were not limited to: (i) third-party valuations of the Company’s common stock; (ii) the Company’s stage of development; (iii) the status of research and development efforts; (iv) the rights, preferences and privileges of the Company’s convertible preferred stock relative to those of the Company’s common stock; (v) the Company’s operating results and financial condition, including the Company’s levels of available capital resources; and (vi) equity market conditions affecting comparable public companies; (vii) general U.S. market conditions; and (viii) the lack of marketability of the Company’s common stock the expected term of the options is based on the average period the stock options are expected to remain outstanding calculated as the midpoint of the options vesting term, and contractual expiration period for employees and the contractual term for nonemployees, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility for the Company’s stock was determined by examining the historical volatilities of its industry peers as the Company did not have any trading history of its common stock. The risk-free interest rate was calculated using the average of the published interest rates U.S. Treasury zero-coupon issues with maturities that approximate the expected term. The dividend yield assumption is zero as the Company has no history of, nor plans of, dividend payments.

The table below illustrates the fair value per share determined using the Black-Scholes-Merton option pricing model with the following assumptions used for valuing options granted:

	2021	2020
Weighted-average fair value of options granted	$2.31	$1.83
Expected terms (in years)	6.11-10.00	6.11-10.00
Expected volatility	85%-90%	90%
Risk-free interest rate	1.04%-1.05%	0.44%-0.78%
Dividend yield	-	-

The following table summarizes information about stock options outstanding and exercisable at December 31, 2021:

		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life in Years	Price	Exercisable	Price
$0.01	45,000	6.42	$0.01	45,000	$0.01
$1.66	50,000	7.88	$1.66	25,000	$1.66
$2.41	229,000	8.85	$2.41	127,019	$2.41
$3.47	270,000	9.48	$3.47	-	$-
$0.01 - $3.47	594,000	8.87	$2.65	197,019	$1.77

F-33

As of December 31, 2021, there was approximately $800,297 of total unrecognized compensation expense related to unvested stock options granted under the Equity Plan. That expense is expected to be recognized over the weighted-average remaining vesting period of 2.8 years. The stock-based compensation for all stock options was $388,168 and $141,517 during the years ended December 31, 2021 and 2020, respectively, and is included in general and administrative expenses in the accompanying statements of operations.

Restricted stock units

RSU awards are granted subject to certain vesting requirements and other restrictions, including performance and market based vesting criteria. The grant-date fair value of the RSUs, which has been determined based upon the fair value of the Company’s common stock on the grant date, is expensed over the vesting period of the RSUs. Unvested portions of RSUs issued to consultants are remeasured on an interim basis until vesting criteria is met.

During the year ended December 31, 2020, the Company’s board of directors were granted 158,433 RSUs with a fair value of $381,824 which vested on a quarterly basis, over one year in equal installments, subject to the director’s continued service at the vesting date, but the issuance and delivery of these shares are deferred until the director resigns.

A summary of the Company’s RSU activity and related information for the year ended December 31, 2020 is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
RSUs unvested - January 1, 2020	52,710	$1.66
RSUs granted	158,433	$2.41
RSUs vested	(131,927)	$2.11
RSUs cancelled/forfeit	-
RSUs unvested at December 31, 2020	79,216	$2.41

A summary of the Company’s RSU activity and related information for the year ended December 31, 2021 is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
RSUs unvested - January 1, 2021	79,216	$2.41
RSUs granted	-
RSUs vested	(79,216)	$2.41
RSUs cancelled/forfeit	-
RSUs unvested at December 31, 2021	-

As of December 31, 2021, the total unrecognized compensation expense related to unvested RSUs was approximately $0. The stock-based compensation for RSUs was $190,912 and $259,180 during the years ended December 31, 2021 and 2020, respectively, and is included in general and administrative expenses in the accompanying statements of operations.

7.	INCOME TAXES

The provision (benefit) for income taxes from continuing operations is as follows:

	2021	2020
Current:
Federal	$-	$-
State	5,674	17,594
	5,674	17,594

Deferred
Federal	(1,268,938)	(853,397)
State	(505,081)	(353,107)
Valuation allowance	1,774,019	1,206,504
	-	-

Provision	$5,674	$17,594

A reconciliation of income taxes computed by applying the statutory U.S. income tax rate to the Company’s loss before income tax provision to the income tax provision is as follows:

	2021	2020
Income taxes at U.S. statutory rate	21.00%	21.00%
State taxes, net of federal benefit	-1.69%	-1.69%
Other	-0.34%	-0.84%
Change in valuation allowance	-19.06%	-18.86%
	-0.09%	-0.39%

F-34

Deferred tax assets and liabilities reflect the net tax effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets (liabilities) at December 31 are as follows:

	2021	2020

Current:
State taxes	$(2,934)	$(2,407)
Accrued wages	15,670	26,435
Accrued professional fees	11,506	52,200
Prepaid insurance	(963)	(3,244)
	23,279	72,984
Long Term:
State taxes	(253,424)	(147,357)
Basis difference in fixed assets	-	(16)
Non-qualified stock awards	274,531	139,570
Capitalized legal fees	31,118	29,310
Net operating losses	4,227,945	2,434,939
	4,280,170	2,456,446
	4,303,449	2,529,430

Valuation allowance	(4,303,449)	(2,529,430)

Net deferred tax asset/(liability)	$-	$-

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $1,800,000 and $1,200,000 during 2021 and 2020, respectively.

As of December 31, 2021, the Company has state net operating loss carryforwards of approximately $14,150,000, which will begin to expire in 2037. In addition, the Company has federal net operating loss carryforwards of approximately $14,810,000 generated after 2017 that can be carried over indefinitely and may be used to offset up to 80% of federal taxable income.

8.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 1, 2022, the date the financial statements were available to be issued. No subsequent events have occurred that would have a material impact on the presentation of the Company’s financial statements.

F-35

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Amount to be Paid
SEC registration fee	$	*
FINRA filing fee		*
Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*
Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Delaware.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (relating to the liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the adjudicating court shall deem proper.

II-1

Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) the officer or director actually and reasonably incurred in connection with such action.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

Section 145(f) of the DGCL provides that indemnification and advancement provided for by Section 145 shall not be deemed exclusive of any other rights to which a person that the corporation is empowered to indemnify or provide rights to advancement may be entitled.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Section 145(j) provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

We expect that the amended and restated certificate of incorporation we adopt prior to the completion of this offering will provide, that no director of the Company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) resulting from unlawful dividend payments or stock redemptions or repurchases or other distributions (pursuant to Section 174 of the DGCL), or (4) for any transaction from which the director derived an improper personal benefit. Further, we expect that the amended and restated certificate of incorporation will provide, that, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our bylaws provide, and we expect that the amended and restated certificate of incorporation we adopt prior to the completion of this offering will provide, that the Company will indemnify our directors and officers to the fullest extent permitted by the DGCL, as such may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the DGCL permitted us to provide prior to such the amendment) and within certain parameters set forth therein against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director or officer in connection with any action, suit or proceeding or any claim, issue or matter therein, to which such person is or is threatened to be made a party because such person is or was serving as a director or officer of the Company, or, while serving as a director or officer of the Company, at our request as a director, officer, member, manager, trustee, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity.

Our bylaws provide, and we expect the amended and restated certificate of incorporation we adopt prior to the completion of this offering to provide, for the advancement of expenses to each of our directors and officers, in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Our bylaws provide, and we expect that the amended and restated certificate of incorporation will provide, that the rights granted therein to directors and officers relating to indemnification and the advancement of expenses shall not be exclusive of any other rights now possessed or thereafter acquired under any statute, provision of the certificate of incorporation or bylaws, agreement, vote of stockholders or otherwise. In addition, our bylaws authorize, and the amended and restated certificate of incorporation we adopt prior to the completion of this officer will authorize, us to enter into indemnification agreements or arrangements with our directors, officers, employees, and agents indemnifying such persons to the fullest extent permitted by the DGCL.

II-2

In connection with this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that require us to indemnify them against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements will also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

In addition, we also intend to maintain customary directors’ and officers’ liability insurance in connection with this offering.

Further, in any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriter will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by us during the three years prior to the date of this registration statement.

Issuances of Capital Stock

In January and March 2019, we issued and sold an aggregate of 2,287,000 shares of our Series A Preferred Stock to one hundred sixty-six (166) accredited investors at a purchase price of $5.00 per share, for aggregate consideration of approximately $11.4 million. Lake Street Capital Markets, LLC acted as placement agent in connection with the offering of the Company’s Series A Preferred Stock.

Issuance of Warrants

In June 2019, we issued warrants to purchase shares of our Series A Preferred Stock to our placement agent and certain of its affiliates in connection with our Series A Preferred Stock financing. The warrants were originally exercisable for an aggregate of 68,010 shares of our Series A Preferred Stock at an exercise price of $5.00 per share at any time through June 5, 2024.

Effective April 6, 2022, we and the holders of warrants amended each of the warrants so that the warrants became convertible for shares of common stock rather than shares of Series A Preferred Stock. Immediately prior to the consummation of this offering, the warrants, as amended, are exercisable for an aggregate 68,010 shares of common stock at an exercise price of $5.00 per share, and expire on June 5, 2024. In accordance with the terms of the warrants, as amended, the number of shares of common stock and the exercise price of each warrant will be adjusted based on the number of shares of common stock and public offering price per share in this offering.

Except as described above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Issuances Pursuant to our 2018 Equity Plan

During the three years prior to the date of this registration statement, we granted, pursuant to our 2018 Plan, restricted stock units for an aggregate of 342,556 shares of our common stock to our non-employee directors and our board advisor at that time. Of these restricted stock units, 309,033 have vested, however, delivery of these shares is deferred until the resignation of a director. In addition, in connection with his offer letter, we granted our Chief Financial Officer restricted stock units for 41,906 shares of our common stock.

During the three years prior to the date of this registration statement, we granted, pursuant to our 2018 Equity Plan, stock options to purchase an aggregate of 922,094 shares of common stock, at a weighted average exercise price of $2.89 per share, to our employees and consultants. Of these, no shares have been issued upon exercise of the stock options and 642,094 of these options are outstanding as of the date hereof.

II-3

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The following documents are filed as exhibits to this registration statement.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

2.1#	Asset Purchase Agreement, dated December 11, 2018, by and between the Registrant and Imprimis Pharmaceuticals, Inc.

3.1	Amended and Restated Certificate of Incorporation of Registrant (currently in effect).

3.2*	Form of Second Amended and Restated Certificate of Incorporation of Registrant (to be in effect upon completion of the offering).

3.3	Bylaws of the Registrant.

4.1*	Form of Stock Certificate evidencing the shares of Common Stock.

4.2*	Registration Rights Agreement, dated January 30, 2019, by and between the Registrant and certain of its stockholders.

4.3*	Amended and Restated Registration Rights Agreement, by and between the Registrant and certain of its stockholders (to be in effect upon completion of the offering).

4.4*	Registration Rights Agreement, by and between the Registrant and Harrow Health, Inc. (to be in effect upon completion of the offering).

5.1*	Legal Opinion of Bass, Berry & Sims PLC.

10.1+	Registrant’s 2018 Equity Incentive Plan.

10.2+	Form of Stock Option Grant Notice and Option Agreement under 2018 Equity Incentive Plan.

10.3+	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under 2018 Equity Incentive Plan.

10.4+	Form of Non-Employee Director Deferred Issuance Restricted Stock Unit Grant Notice and Non-Employee Director Deferred Issuance Restricted Stock Unit Award Agreement under 2018 Equity Incentive Plan.

10.5+	Form of Non-Employee Director and Officer Restricted Stock Unit Grant Notice and Non-Employee Director and Officer Restricted Stock Unit Award Agreement under 2018 Equity Incentive Plan.

10.6+*	Registrant’s 2022 Omnibus Incentive Plan (to be in effect upon completion of the offering).

10.7+*	Form of Restricted Share Unit Award Agreement (Employees) under 2022 Omnibus Incentive Plan.

10.8+*	Form of Restricted Share Unit Award Agreement (Non-Employee Director) under 2022 Omnibus Incentive Plan.

10.9+*	Form of Incentive Stock Option Agreement under 2022 Omnibus Incentive Plan.

10.10+*	Form of Non-Qualified Stock Option Agreement under 2022 Omnibus Incentive Plan.

10.11+*	Form of Indemnification Agreement.

10.12#	Loan and Security Agreement, dated September 1, 2021, by and between the Registrant and Harrow Health, Inc.

10.13	Amendment to Loan and Security Agreement, dated April 8, 2022, by and between the Registrant and Harrow Health, Inc.

10.14	Patent Security Agreement, dated September 1, 2021, by and between the Registrant and Harrow Health, Inc.

10.15	Trademark Security Agreement, dated September 1, 2021, by and between the Registrant and Harrow Health, Inc.

10.16	Right of First Refusal Agreement, dated September 1, 2021, by and between the Registrant and Harrow Health, Inc.

10.17	Management Services Agreement, dated February 1, 2019, by and between the Registrant an Harrow Health, Inc.

10.18	Royalty Agreement, dated October 3, 2019, by and between the Registrant and OHSO, LLC.

10.19+	Offer Letter, dated June 18, 2021, by and between the Registrant and Larry Dillaha, M.D.

10.20+	Offer Letter, dated September 27, 2018, by and between the Registrant and Gregory Madison.

10.21+	Offer Letter, dated April 29, 2019, by and between the Registrant and Mark Hazard.

10.22+	Offer Letter, dated February 18, 2022, by and between the Registrant and D. Bradford Osborne.

10.23+	Letter of Termination and Release Agreement, dated May 28, 2021, by and between the Registrant and Mark Hazard.

10.24	Second Amendment to Loan and Security Agreement, dated September 21, 2022, by and between the Registrant and Harrow Health, Inc.

23.1	Consent of KMJ Corbin & Company LLP, independent registered public accounting firm.

23.2*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

23.3	Consent of Alison Bauerlein

23.4	Consent of Mark Baum

23.5	Consent of Herman Williams

24.1	Power of Attorney (included in the signature page hereto).

107	Filing Fee Table.

+	Indicates management contract or compensatory plan.

#	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

*	To be filed by amendment.

†	Pursuant to Item 601(b)(10) of Regulation S-K, certain portions of the exhibit have been omitted because (i) they are not material and (ii) the Registrant customarily and actually treats such information as private or confidential.

(b)	Financial Statement Schedules

Schedules not listed have been omitted because the information required to be set forth therein is not applicable, not material or is shown in the financial statements or notes thereto.

II-4

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 21st day of September, 2022.

Melt Pharmaceuticals, INC.

By:	/s/ Larry Dillaha, M.D.
Larry Dillaha, M.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry Dillaha, M.D. and D. Bradford Osborne and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, his, hers or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry Dillaha, M.D.
Larry Dillaha, M.D.	Chief Executive Officer and Director (principal executive officer)	September 21, 2022

/s/ D. Bradford Osborne
D. Bradford Osborne	Chief Financial Officer (principal financial officer and principal accounting officer)	September 21, 2022

/s/ John Berdahl, M.D.
John Berdahl, M.D.	Director	September 21, 2022

/s/ J. Andy Corley
J. Andy Corley	Director	September 21, 2022

/s/ Arthur Laffer, Ph.D.
Arthur Laffer, Ph.D.	Director	September 21, 2022

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